                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:

|_|  Preliminary Proxy Statement                |_|  Confidential, for Use of
                                                     the Commission Only
                                                     (as permitted by Rule
                                                     14a-6(e)(2))

|X|      Definitive Proxy Statement


|_|      Definitive Additional Materials

|_|      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            ALPINE LACE BRANDS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|_|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

      (1)   Title of each class of securities to which transaction applies:

            Common Stock, $0.01 par value
            Preferred Stock, $0.01 par value

      (2)   Aggregate number of securities to which transaction applies:

            5,121,057 shares of Common Stock, $0.01 par value
            45,000 shares of Preferred Stock, $0.01 par value

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

            $9.125 for the Common Stock, $0.01  par value
            $62.90 for the Preferred Stock, $0.01 par value


      (4)   Proposed maximum aggregate value of transaction:

            $49,559,895


      (5)   Total fee paid:

            $9,911.98


|X|   Fee paid previously with preliminary materials.
|X| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid: $9,902.70

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

                                     [LOGO]

                                                               November 10, 1997


Dear Stockholders:


      I am pleased to invite you to the Special Meeting of Stockholders of Alpine Lace Brands, Inc. (the "Company"), which will be held at the Wyndham Garden Hotel Newark Airport, 901 Spring Street, Elizabeth, New Jersey 07201, on December 5, 1997 at 10:00 a.m., local time, subject to any adjournment or postponement (the "Special Meeting").


      At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt (i) the Agreement and Plan of Merger, dated as of October 1, 1997 (the "Merger Agreement"), among the Company, Land O'Lakes, Inc., a Minnesota cooperative corporation, and AVV Inc., a Delaware corporation and a wholly-owned subsidiary of Land O'Lakes, Inc., pursuant to which the Company will merge with AVV Inc. (the "Merger") and the Company will be the surviving corporation in the Merger and (ii) the Merger. Upon the effectiveness of the Merger, (i) each outstanding share of common stock, $.01 par value per share, of the Company (the "Common Stock"), other than shares of Common Stock with respect to which statutory appraisal rights have been properly exercised, will be converted into the right to receive $9.125, in cash, and (ii) each outstanding share of preferred stock, $.01 par value per share, of the Company (the "Preferred Stock"), other than shares of Preferred Stock with respect to which statutory appraisal rights have been properly exercised, will be converted into the right to receive an amount, in cash, equal to the product of (x) $9.125 multiplied by (y) an amount which is equal to the quotient of (A) $50 plus all accrued dividends on one share of Preferred Stock that remain unpaid as of the effectiveness of the Merger, divided by (B) $7.375. The Merger Agreement is attached to the accompanying Proxy Statement as Appendix A.

      A COMMITTEE OF ALL OF THE INDEPENDENT DIRECTORS OF YOUR BOARD OF DIRECTORS AND YOUR BOARD OF DIRECTORS HAVE UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AND BELIEVE THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, ALPINE LACE BRANDS, INC. AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF ALPINE LACE BRANDS, INC. VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

      The accompanying Proxy Statement provides detailed information concerning the proposed Merger and other additional information that you are urged to read carefully.


      As a holder of the Common Stock you have certain dissenters' rights of appraisal with respect to the proposed Merger. In order to exercise such rights, you must vote against approval of the Merger or abstain from voting for or against the Merger. Please note that a signed proxy that does not vote against approval of the Merger or does not abstain with respect to such vote will be voted for such approval. Your dissenters' rights of appraisal are governed by specific legal provisions contained in 262 of the Delaware General Corporation Law is attached to the accompanying Proxy Statement as Appendix B.


      I hope that you will be able to attend the Special Meeting. However, whether or not you anticipate attending in person, I urge you to complete, sign and return the enclosed proxy card promptly to ensure that your shares will be represented at the Special Meeting. If you do attend, you will, of course, be entitled to vote in person, and such vote will revoke your proxy.

                                            Sincerely,


                                            CARL T. WOLF
                                            Chairman of the Board

                            ALPINE LACE BRANDS, INC.
                                111 Dunnell Road
                           Maplewood, New Jersey 07040
                              ---------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 5, 1997
                             ----------------------


To our Stockholders:


      Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Alpine Lace Brands, Inc. (the "Company") will be held at 10:00 a.m., local time, on December 5, 1997 at the Wyndham Garden Hotel Newark Airport, 901 Spring Street, Elizabeth, New Jersey 07201, for the following purposes:


            1. To approve and adopt (i) the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 1, 1997, among the Company, Land O'Lakes, Inc., a Minnesota cooperative corporation, and AVV Inc., a Delaware corporation and a wholly-owned subsidiary of Land O'Lakes, Inc., pursuant to which the Company will merge with AVV Inc. (the "Merger") and the Company will be the surviving corporation in the Merger and (ii) the Merger. Upon the effectiveness of the Merger, (i) each outstanding share of common stock, $.01 par value per share, of the Company (the "Common Stock"), other than shares of Common Stock with respect to which statutory appraisal rights have been properly exercised, will be converted into the right to receive $9.125, in cash, and (ii) each outstanding share of preferred stock, $.01 par value per share, of the Company (the "Preferred Stock"), other than shares of Preferred Stock with respect to which statutory appraisal rights have been properly exercised, will be converted into the right to receive an amount, in cash, equal to the product of (x) $9.125 multiplied by (y) an amount which is equal to the quotient of (A) $50 plus all accrued dividends on one share of Preferred Stock that remain unpaid as of the effectiveness of the Merger, divided by (B) $7.375.

            2. To consider and act upon any other business as may properly come before the Special Meeting or any adjournment or postponement thereof.


      A COMMITTEE OF ALL THE INDEPENDENT DIRECTORS OF YOUR BOARD OF DIRECTORS AND YOUR BOARD OF DIRECTORS HAVE UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AND BELIEVE THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, ALPINE LACE BRANDS, INC. AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF ALPINE LACE BRANDS, INC. VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.



      Stockholders of the Company of record at the close of business on November 7, 1997 are entitled to notice of the Special Meeting or any adjournment or postponement thereof. Only holders of Common Stock of record at the close of business on November 7, 1997 are entitled to vote at the Special Meeting or any adjournment or postponement thereof.


      The Merger and other related matters are more fully described in the accompanying Proxy Statement, and the appendixes thereto.

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE RETURN ENVELOPE PROVIDED TO THE COMPANY'S TRANSFER AGENT, CONTINENTAL STOCK TRANSFER & TRUST COMPANY, 2 BROADWAY, NEW YORK, NEW YORK 10004. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING IN YOUR PROXY PROMPTLY.

                                       By Order of the Board of Directors


                                       KENNETH E. MEYERS
                                       Secretary


November 10, 1997

                            ALPINE LACE BRANDS, INC.
                                111 Dunnell Road
                           Maplewood, New Jersey 07040

                                  -------------

                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 5, 1997
                                  -------------



      This Proxy Statement is being furnished to the holders of common stock, $.01 par value per share ("Common Stock"), of Alpine Lace Brands, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a special meeting of stockholders (the "Special Meeting") of the Company to be held at 10:00 a.m., local time, on December 5 , 1997 at the Wyndham Garden Hotel Newark Airport, 901 Spring Street, Elizabeth, New Jersey 07201, and at any adjournment or postponement thereof. This Proxy Statement is also being furnished to the holders of Preferred Stock (as defined below) of the Company in order to provide such holders with notice of the Special Meeting and of their right to dissent from the Merger (as defined below) pursuant to statutory appraisal rights as described more fully herein. See "Appraisal Rights." Holders of Preferred Stock should be aware that pursuant to the designation, rights and privileges of such Preferred Stock, such holders of Preferred Stock have no right to vote on the Merger Agreement (as defined below), the Merger or the transactions contemplated thereby.


      The purpose of the Special Meeting is to consider and vote upon approval and adoption of (i) the Agreement and Plan of Merger, dated as of October 1, 1997 (the "Merger Agreement"), among the Company, Land O'Lakes, Inc., a Minnesota cooperative corporation ("Land O'Lakes"), and AVV Inc., a Delaware corporation and a wholly-owned subsidiary of Land O'Lakes, pursuant to which the Company will merge with AVV Inc. (the "Merger") and the Company will be the surviving corporation (the "Surviving Corporation") in the Merger and (ii) the Merger. Upon the effectiveness of the Merger (the "Effective Time"), (i) each outstanding share of Common Stock, other than shares of Common Stock with respect to which statutory appraisal rights have been properly exercised, will be converted into the right to receive $9.125, in cash, and (ii) each outstanding share of preferred stock, $.01 par value per share (the "Preferred Stock"), of the Company, other than shares of Preferred Stock with respect to which statutory appraisal rights have been properly exercised, will be converted into the right to receive an amount, in cash, equal to the product of (x) $9.125 multiplied by (y) an amount which is equal to the quotient of (A) $50 plus all accrued dividends on one share of Preferred Stock that remain unpaid as of the Effective Time, divided by (B) $7.375. At the Effective Time, all of the capital stock of the Surviving Corporation will be owned by Land O'Lakes. See "The Merger--Purpose, Structure and Effect of the Merger." The Merger Agreement is attached hereto as Appendix A and is incorporated herein by reference.


      This Proxy Statement is dated November 10, 1997 and is, along with the accompanying form of proxy, first being distributed to the stockholders of the Company on or about such date.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements and other information can be obtained, at prescribed rates, from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected and copied at the public reference facilities referred to above and at the Regional Offices of the Commission as follows: the New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048; and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Common Stock is listed on the Nasdaq National Market tier of the Nasdaq Stock Market. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a website that contains reports, proxy and information statements and other information regarding the Company; the address of such website is http://www.sec.gov.

                                TABLE OF CONTENTS

THE SPECIAL MEETING..........................................................  1

         Record Date, Proxies, Voting and Revocation.........................  1
         Solicitation........................................................  1
         Quorum..............................................................  2
         Votes Required......................................................  2
         Appraisal Rights....................................................  2

THE MERGER...................................................................  3

         Purpose, Structure and Effect of the Merger.........................  3
         Background of the Merger............................................  3
         Reasons for the Merger..............................................  7
         Opinion of Financial Advisor........................................  8
         Interests of Certain Persons in the Merger.......................... 12
         Accounting Treatment of the Merger.................................. 14
         Certain Effects of the Merger....................................... 14
         Regulatory Approvals................................................ 14
         Certain Federal Income Tax Consequences............................. 15


THE MERGER AGREEMENT......................................................... 16

         Terms of the Merger................................................. 16
         Options or Warrants................................................. 18
         Payment of Shares................................................... 18
         Representations and Warranties...................................... 19
         Conduct of Business Pending the Merger.............................. 20
         Additional Agreements............................................... 22
         Conditions to the Merger............................................ 23
         Termination......................................................... 26
         Fees and Expenses................................................... 27
         Amendment........................................................... 28
         Waiver of Compliance; Consents...................................... 28

APPRAISAL RIGHTS..............................................................29

BUSINESS OF THE COMPANY...................................................... 32

         Branded Business.................................................... 32
         Manufacturing....................................................... 33
         Marketing and Advertising........................................... 34
         Distribution........................................................ 35
         Cheese Converting, Packaging and Manufacturing Operations........... 35
         Cheese and Dairy Products Trading Business.......................... 35
         Government Regulation............................................... 36
         Trademarks and Patents.............................................. 36

         Competition......................................................... 36
         Employees........................................................... 37
         Business Segment Information........................................ 37
         Properties.......................................................... 37
         Legal Proceedings................................................... 37

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
   AND MANAGEMENT OF THE COMPANY............................................. 39

CERTAIN TRANSACTIONS......................................................... 41

         Market Finders Brokerage, Inc....................................... 41
         Herbloc, Inc........................................................ 41

MARKET FOR THE COMPANY'S COMMON STOCK
  AND RELATED SECURITY HOLDER MATTERS........................................ 42

THE COMPANY'S DIVIDEND POLICY................................................ 42

SELECTED CONSOLIDATED FINANCIAL DATA......................................... 43

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS........................................ 44
         Results of Operations............................................... 44
         Recent Developments................................................. 46
         Inflation........................................................... 46
         Liquidity; Capital Resources........................................ 47

LAND O'LAKES, INC............................................................ 48

FINANCIAL INFORMATION........................................................ 48

FEES AND EXPENSES............................................................ 48

OTHER MATTERS................................................................ 48

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..................................... 48

1998 ANNUAL MEETING OF STOCKHOLDERS.......................................... 49

INDEX TO FINANCIAL STATEMENTS................................................F-1


Appendix A -- Merger Agreement

Appendix B -- Section 262 of the Delaware General Corporation Law

Appendix C -- Fairness Opinion of Merrill Lynch, Pierce, Fenner & Smith
              Incorporated

                               THE SPECIAL MEETING


      A committee of all of the independent directors of the Board of Directors of the Company (the "Special Committee") and the Board of Directors of the Company unanimously approved the Merger Agreement. The Board of Directors of the Company recommends that the stockholders of the Company vote FOR approval and adoption of the Merger Agreement and the Merger. See "The Merger--Background of the Merger."


Record Date, Proxies, Voting and Revocation


      Stockholders of the Company of record at the close of business on November 7, 1997 (the "Record Date") will be entitled to notice of the Special Meeting and any adjournment or postponement thereof. Only holders of Common Stock of record on the Record Date will be entitled to vote at the Special Meeting and any adjournment or postponement thereof. As of the Record Date, there were 5,121,057 shares of Common Stock issued and outstanding which were held by approximately 190 holders of record. Each share of Common Stock is entitled to one vote. See "The Merger--Interests of Certain Persons in the Merger." This Proxy Statement, Notice of Special Meeting and the enclosed proxy card were first mailed to stockholders of the Company on or about November 10, 1997.



      Holders of Common Stock are requested to complete, sign, date and return the enclosed proxy card in order to ensure that their shares of Common Stock are voted. Any stockholder may revoke the stockholder's proxy at any time before it is voted by delivering a written notice to the Company stating that the proxy is revoked, by executing a later dated proxy and presenting it to the Company or by attending the Special Meeting and voting in person. Any stockholder who desires to revoke the stockholder's proxy by written notice or a later dated proxy should direct such written notice or later dated proxy to the Company in care of its Secretary at the address set forth on the first page of this Proxy Statement. Each valid proxy returned will be voted as directed and not voted if authority to vote is withheld. IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.


      Holders of Preferred Stock are being sent a copy of this Proxy Statement in order to notify such holders of the Special Meeting and of their statutory right to dissent from the Merger; provided however, holders of Preferred Stock have no right to vote on the Merger, the Merger Agreement or the transactions contemplated thereby.

Solicitation

      In addition to the solicitation of proxies by use of the mails, certain directors, officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview. These directors, officers and employees will not be additionally compensated, but will be reimbursed for any out-of-pocket expenses incurred. The expense of soliciting proxies (including reimbursement, upon request, of banks, brokerage houses and others of their expenses in forwarding soliciting material to beneficial owners) will be borne by the Company. In addition, Shareholder Communication Corporation has been engaged by the Company to act as proxy solicitors and will receive fees of $4,000.00 plus expenses.

Quorum

      The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum at the Special Meeting.

Votes Required


      The approval and adoption of the Merger Agreement and the approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock that are entitled to vote thereon. Mr. Carl
T. Wolf, President and Chief Executive Officer of the Company, and Mrs. Marion
F. Wolf, a Vice President of the Company, owned of record, as of the Record Date, 1,476,600 and 5,000 shares of Common Stock, respectively, representing 28.8% and .1%, respectively, of the shares of Common Stock then outstanding. In addition, Mr. and Mrs. Wolf jointly owned of record, as of the Record Date, 75,000 shares of Common Stock, representing 1.46% of the shares of Common Stock then outstanding. Mr. and Mrs. Wolf have agreed to vote all of such shares of Common Stock in favor of the approval and adoption of the Merger Agreement and approval of the Merger and have granted proxies therefor to representatives of Land O'Lakes. See "The Merger--Interests of Certain Persons in the Merger."


      Votes cast by proxy or in person at the Special Meeting will be counted by an inspector of election appointed for the meeting. The election inspector will treat share abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum with respect to any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter. Since the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the Merger is required to approve and adopt the Merger Agreement and the Merger, such abstentions will have the effect of a negative vote.


      The election inspector will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have the discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered present and entitled to vote for quorum purposes and may be entitled to vote on other matters). Therefore, the failure of beneficial owners to provide specific instructions to their brokers with respect to their shares of Common Stock will have the effect of a negative vote on the Merger Agreement and the Merger.


Appraisal Rights

      Stockholders have the right to demand appraisal rights for their shares of Common Stock and Preferred Stock and, subject to certain conditions provided under Section 262 of the Delaware General Corporation Law (the "DGCL"), to receive payment for the fair value of their shares of Common Stock and Preferred Stock. See "Appraisal Rights." A copy of Section 262 of the DGCL is attached hereto as Appendix B and is incorporated herein by reference.

                                   THE MERGER

Purpose, Structure and Effect of the Merger


      The purpose of the Merger is for Land O'Lakes to acquire the entire equity interest in the Company. In connection with the Merger, (i) the Company will become a wholly-owned subsidiary of Land O'Lakes, (ii) the holders of Common Stock (other than holders of Common Stock who properly perfect appraisal rights in accordance with Section 262 of the DGCL) will receive $9.125 per share, in cash (the "Common Stock Merger Consideration") and (iii) holders of Preferred Stock (other than holders of Preferred Stock who properly perfect appraisal rights in accordance with Section 262 of the DGCL) will receive an amount per share, in cash, equal to the product of (x) $9.125 multiplied by (y) an amount which is equal to the quotient of (A) $50 plus all accrued dividends on one share of Preferred Stock that remain unpaid as of the effectiveness of the Merger, divided by (B) $7.375 (the "Preferred Stock Merger Consideration," and collectively with the Common Stock Merger Consideration, the "Merger Consideration"). See "--Interests of Certain Persons in the Merger."



      This transaction is structured as a cash merger. The Company's purpose in submitting the Merger to the vote of its stockholders with a favorable recommendation at this time is to allow the Company's stockholders an opportunity to receive a cash payment at a price that has been determined by the Special Committee and the Board of Directors of the Company to be fair to the stockholders of the Company. The Merger has been structured as a cash merger in order to provide a prompt and orderly transfer of ownership of the Company to Land O'Lakes and to provide the stockholders of the Company with cash for all of their shares of Common Stock and Preferred Stock. See "--Reasons for the Merger" and "--Opinion of Financial Advisor."


      If the Merger is consummated, the stockholders of the Company will no longer have any equity interest in the Company, and therefore will not share in its future earnings and growth. Instead, each such stockholder (other than such stockholders who properly perfect appraisal rights in accordance with Section 262 of the DGCL) will receive, upon surrender of the certificate or certificates evidencing Common Stock or Preferred Stock, as applicable, the Common Stock Merger Consideration or Preferred Stock Merger Consideration, in exchange for each share of Common Stock or Preferred Stock owned immediately prior to the Effective Time.

Background of the Merger


      The Company has been interested in expanding its product line and increasing its revenue, particularly from sales of its branded products, but believes that the volatility of its historical earnings, the cost and availability of capital and the risks inherent in such expansion have constrained it from pursuing such expansion. Between 1992 and 1994, the Company and Land O'Lakes had informal discussions concerning the possibility of an acquisition and then in the spring of 1996, Carl T. Wolf, President and Chief Executive Officer of the Company, approached Richard Anderson, Marketing Director, Delicatessen Products, and Thomas Verdoorn, Vice President, Finance and Administration, Dairy Foods Group, of Land O'Lakes to discuss possible strategic alliances and joint ventures. Several informal discussions were held among Mr. Wolf, Marion F. Wolf, Vice President - Food Service of the Company, and Kenneth Meyers, Secretary of the Company and President and Chief Executive Officer of MCT Dairies, Inc., a wholly-owned subsidiary of the Company, on behalf of the Company, and Messrs. Anderson and Verdoorn, on behalf of Land O'Lakes. These discussions did not lead to any arrangements between the Company and Land O'Lakes.

      In December 1996, Mr. Anderson called Mr. Wolf to request a meeting, and, on December 23, 1996, Messrs. Anderson and Verdoorn and Angela Busch, Director of Planning and Business Development of Land O'Lakes, met with Mr. and Mrs. Wolf and Arthur Karmel, Vice President-Finance of the Company, in Newark, New Jersey. Also present at the meeting were representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), on behalf of the Company, and Janney Montgomery Scott Inc. ("Janney Montgomery"), on behalf of Land O'Lakes. At that meeting, representatives of Land O'Lakes stated an interest in Land O'Lakes acquiring the Company, but they did not specify any price and requested the opportunity to conduct a due diligence review of the Company.

      Land O'Lakes entered into a Confidentiality Agreement with the Company on December 23, 1996 and the Company provided Land O'Lakes with the financial information Land O'Lakes requested in January 1997. On January 23, 1997, representatives of Janney Montgomery met with Messrs. Wolf and Karmel to obtain more information about the Company. On February 4, 1997, Mr. and Mrs. Wolf, Mr. Karmel and representatives of Merrill Lynch met with Messrs. Anderson and Verdoorn, Ms. Busch and representatives of Janney Montgomery in Newark, New Jersey. At that meeting, Land O'Lakes indicated that the range of values for the purchase of the Company it was considering was between $6.75 and $8.00 per share for all of the Company's outstanding Common Stock and Preferred Stock on a converted basis. Representatives of the Company indicated that they thought the range was too low and, on February 10, 1997, Mr. Wolf called Mr. Anderson to discuss further Land O'Lakes' proposed value range.

      On February 13, 1997, the Board of Directors of the Company held a regular meeting. At the meeting, Mr. Wolf summarized the discussions with Land O'Lakes and the Board of Directors discussed several alternatives to increase value for the Company's stockholders.

      During the week of March 17, 1997 several telephone conversations took place between Mr. Wolf and Mr. Anderson and Mr. John Gherty, President and Chief Executive Officer of Land O'Lakes. During these conversations, Land O'Lakes' possible range of values was discussed and Land O'Lakes and Mr. and Mrs. Wolf discussed entering into consulting and non-compete agreements in connection with any transaction that might be agreed upon. On March 25, 1997, Land O'Lakes sent a letter to Mr. Wolf in which it proposed to acquire the Company for $8.00 per share, payable in cash, the buy out of the Company's existing employment agreements with management, including Mr. and Mrs. Wolf, and 10-year consulting and non-compete agreements with Mr. and Mrs. Wolf under which they would be paid $600,000 per year, in the aggregate, for their agreements to consult with Land O'Lakes and not to compete with Land O'Lakes and also for their agreement to terminate their existing employment agreements with the Company.

      On March 27, 1997, the Board of Directors of the Company held a special meeting at which there was a full discussion of the Land O'Lakes proposal and the alternatives available to the Company. It was the consensus of the meeting to continue discussions with Land O'Lakes to determine whether an agreement could be reached that would maximize value for the Company's stockholders and would provide appropriate arrangements for the Company's employees.

      From March 27 through April 3, 1997, Land O'Lakes conducted additional due diligence and, on April 3, 1997, the Board of Directors of the Company held a special meeting at which Mr. Wolf summarized the status of the discussions with Land O'Lakes and indicated that the structure of the transaction was uncertain and that, in addition to price, issues relating to the Company's and Land O'Lakes' right to terminate the transaction and termination fees, as well as severance arrangements for the Company's employees, remained unresolved. At the meeting, the Board of Directors appointed a Special Committee, consisting of all of the Company's directors other than Mr. and Mrs. Wolf, to evaluate the proposed business combination with Land O'Lakes and to retain counsel and investment bankers in connection with its evaluation. Mr. Joseph R. Rosetti was appointed chairman of the Special Committee. On April 7, 1997, the Company and Land O'Lakes entered into a new confidentiality agreement. The Special Committee retained Kramer, Levin, Naftalis & Frankel ("Kramer, Levin"), New York, New York, as special counsel to the Company and Mr. Rosetti met with representatives of Merrill Lynch on April 9, 1997 to discuss their possible retention as investment bankers and the scope of a fairness opinion that Merrill Lynch would be able to present to the Company.


      On April 9, 1997, counsel for Land O'Lakes delivered a first draft of a proposed merger agreement to Kramer, Levin. On April 11, 1997, the Special Committee held a meeting. At the meeting, the Special Committee (1) approved the retention of Merrill Lynch as the Company's investment bankers and authorized the officers of the Company to enter into the form of engagement letter with Merrill Lynch that had been presented to and reviewed by the Special Committee,
(2) discussed in full the alternatives available to the Company, (3) reviewed in detail the terms proposed by Land O'Lakes, including significant provisions of the draft merger agreement that had been received by Kramer, Levin, the severance arrangements proposed for employees and the consulting and non-compete arrangements Land O'Lakes requested each of Mr. and Mrs. Wolf to enter into, and
(4) received, and discussed, a detailed presentation by Merrill Lynch as to the fairness to the Company's stockholders, from a financial point of view, of the Land O'Lakes offer to purchase the Company for $8.00 per share, in cash.



      Between April 4, and April 18, 1997, the Company prepared schedules and provided significant due diligence materials requested by Land O'Lakes and counsel for Land O'Lakes. Kramer, Levin, on behalf of the Company, held numerous negotiations with counsel for Land O'Lakes concerning the terms of the proposed merger agreement, which was redrafted several times and was substantially completed on April 18, 1997.


      On April 19, 1997, the Company requested that Land O'Lakes increase the merger consideration to be paid to stockholders of the Company and Land O'Lakes declined such request. Thereafter, on April 19, 1997, the Company terminated discussions with Land O'Lakes because it believed that the Company's results of operations would improve during 1997 and that, if results in fact improved, a more organized effort to sell the Company later in the year would result in a higher value to stockholders.


      On June 20, 1997, the Board of Directors of the Company held a regular meeting. Mr. Wolf reported that he asked Merrill Lynch to prepare a descriptive memorandum to solicit offers for the Company in case the Board determined to authorize an effort to sell the Company in the summer of 1997, and the Board of Directors discussed the appropriate strategy to employ if a decision was made to attempt to sell the Company. On July 17, 1997, the Board of Directors held a special meeting at which Merrill Lynch was authorized to assist the Company in pursuing strategic alternatives, including the possible sale of the Company. Merrill Lynch described in general terms that it proposed to canvass a wide range of potential acquirors of the Company. On July 17, 1997, the Company issued a press release announcing that it had retained Merrill Lynch to assist the Company in exploring strategic initiatives to enhance stockholder value and that it was exploring several alternatives, including the possible sale of the Company. Subsequent to July 17, 1997, Merrill Lynch began to make contact with more than 150 companies to ascertain whether they had an interest in a transaction with the Company and conducted an auction process. On July 31, 1997, the Board of Directors of the Company held a special meeting. At the meeting, Merrill Lynch reported on the status of its efforts on behalf of the Company and the actions it would take. The Board engaged in a discussion about the appropriate strategy to maximize value for the Company's stockholders.

      On September 10, 1997, Land O'Lakes submitted a bid to Merrill Lynch to purchase the Company for $9.125 per share of Common Stock and Preferred Stock (on an as converted basis), in cash. As part of such bid, Land O'Lakes would require each of Mr. and Mrs. Wolf to enter into non-compete agreements extending the term of their non-competition with the Company from two years to five years for which Land O'Lakes would pay an aggregate of $500,000. The bid did not address the existing employment agreements of Mr. and Mrs. Wolf which provided for their continued employment by the Company for three years and one year, respectively, in the event of a Change of Control (as defined in such employment agreements) which, at their current compensation levels, would have resulted in payments to them of $975,000 and $140,000, respectively, in addition to employee benefits during the respective terms of their employment. On September 12, 1997, Merrill Lynch requested that Land O'Lakes increase its proposed merger consideration and Janney Montgomery responded on September 15, 1997 that Land O'Lakes would not do so. Thereafter, on September 15, 1997, Mr. Wolf called Mr. Anderson to request that Land O'Lakes raise its offer and in that conversation they further discussed the proposed non-compete arrangements between Land O'Lakes and Mr. and Mrs. Wolf. On September 16, 1997, Mr. Anderson called Mr. Wolf and said that Land O'Lakes would not increase its offer for the Company. During such discussions, Land O'Lakes requested that Mr. and Mrs. Wolf enter into non-compete agreements for five years and terminate their existing employment agreements with the Company in exchange for which Land O'Lakes would pay Mr. and Mrs. Wolf $500,000 per year for an aggregate of $2.5 million. See "--Interests of Certain Persons in the Merger." On September 18, 1997, Mr. Wolf called Mr. Anderson and said he would present Land O'Lakes' proposal to the Company's Board of Directors.


      On September 19, 1997, the Board of Directors held a special meeting. At the meeting, Merrill Lynch reviewed the procedures it had followed with respect to its assignment and indicated that it had contacted more than 150 companies to ascertain whether they had an interest in a transaction with the Company and that it had received four positive proposals, of which it believed two merited further discussion. Of these two proposals, it believed that the Land O'Lakes proposal was superior. Merrill Lynch also indicated that it did not believe that Land O'Lakes would increase its offer. The Board of Directors then discussed the Land O'Lakes proposal, including the severance arrangements for employees and the non-compete agreements for Mr. and Mrs. Wolf, and agreed that the Special Committee would have to reconvene to evaluate the new Land O'Lakes proposal.


      During September 1997, the Company provided information and documents requested by Land O'Lakes to update the schedules and due diligence information that had been furnished to Land O'Lakes in April 1997. On September 24, 1997, counsel for Land O'Lakes submitted to Kramer, Levin a draft of the merger agreement that was substantially the same as the last draft of the merger agreement delivered before discussions with Land O'Lakes terminated on April 19, 1997, revised principally to update information that had changed since April 1997 as a result of the passage of time and to reflect the increased Merger Consideration. Certain modifications in the draft merger agreement were agreed to between September 24, 1997 and September 30, 1997, including a modification that provides the Company with more flexibility to terminate the Merger Agreement in the event the Company receives an unsolicited offer to consummate a Superior Acquisition (as defined in the Merger Agreement). See "The Merger Agreement--Conduct of Business Pending the Merger--No Solicitation" and "The Merger Agreement--Termination." Also between September 18, 1997 and September 30, 1997, Mr. Wolf had several conversations with Mr. Anderson to discuss the severance arrangements for the Company's officers (not including Mr. and Mrs.
Wolf) and other employees.


      On September 30, 1997, the Special Committee met to discuss the Land O'Lakes proposal. At the meeting, representatives of Kramer, Levin reviewed the significant provisions of the Merger Agreement that had been distributed to each member of the Board of Directors, and Merrill Lynch presented a detailed assessment of its conclusion that the consideration Land O'Lakes proposed to pay in the Merger was fair to the stockholders of the Company from a financial point of view and delivered its written opinion to the Board of Directors to that effect. See "--Opinion of Financial Advisor." The members of the Special Committee discussed the Land O'Lakes proposal in full and unanimously recommended to the entire Board of Directors of the Company that it approve and adopt the Merger Agreement and the transactions contemplated thereby (including the voting agreement discussed below) and that the Merger Agreement and the transactions contemplated thereby be recommended for approval and adoption by the stockholders of the Company.


      The entire Board of Directors then immediately convened and, after further discussion, unanimously determined that the Merger is advisable, fair to and in the best interest of the stockholders of the Company and unanimously approved the Merger Agreement and the transactions contemplated thereby (including the voting agreement discussed below) and recommended that the stockholders of the Company vote for the approval and adoption of the Merger Agreement and the Merger. See "--Reasons for the Merger." On October 1, 1997, the Merger Agreement was executed by the Company, AVV Inc. and Land O'Lakes, and Mr. and Mrs. Wolf, as required by the Merger Agreement, entered into voting agreements whereby they each agreed to vote their shares of Common Stock of the Company in favor of the Merger Agreement and the Merger and granted proxies to representatives of Land O'Lakes to do so. See "--Interests of Certain Persons in the Merger." On October 1, 1997, the Company and Land O'Lakes issued a joint press release announcing the Merger.

Reasons for the Merger

      The Special Committee has unanimously recommended that the Board of Directors approve and adopt the Merger Agreement and the transactions contemplated thereby and recommend the same to the stockholders of the Company, and the Board of Directors has unanimously determined that the Merger is advisable, fair to and in the best interest of the stockholders of the Company, approved the Merger Agreement and the transactions contemplated thereby and unanimously recommended that the stockholders of the Company vote for the approval and adoption of the Merger Agreement and the Merger.


      In reaching their determinations, the Special Committee and the Board of Directors considered a number of factors including: (i) their knowledge of the business, operations, assets, financial condition, operating results and prospects of the Company, including the difficulty of expanding the Company's business significantly without substantial additional capital and risk; (ii) the advantages to the Company of being part of a larger, diversified and better capitalized enterprise; (iii) the extensive efforts of Merrill Lynch to assist the Company in exploring strategic initiatives to enhance stockholder value;
(iv) the presentation by and written opinion of Merrill Lynch that the Merger Consideration to be received by the stockholders of the Company is fair to such stockholders from a financial point of view; (v) the fact that the terms of the Merger Agreement were determined through arms-length negotiation; (vi) the terms of the Merger Agreement as summarized by special counsel to the Company, including the right of the Board of Directors of the Company to terminate the Merger Agreement in the exercise of its fiduciary duty in connection with a Superior Acquisition; (vii) the severance arrangements and non-compete agreements to be provided to certain officers and employees of the Company; and
(viii) the assessment that Land O'Lakes has the financial capability to acquire the Company for the Merger Consideration and therefore is likely to consummate the Merger.


      The foregoing discussion of the information and factors considered and given weight by the Special Committee and the Company's Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with each of their evaluations, the Special Committee and the

Company's Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations. In addition, individual members of the Special Committee and the Company's Board of Directors may have given different weight to different factors. For a discussion of the interests of certain members of the Company's management and the members of the Special Committee and the Company's Board of Directors, see "--Interests of Certain Persons in the Merger."

Opinion of Financial Advisor

      Merrill Lynch has acted as exclusive financial advisor to the Company in connection with the Merger and has assisted the Special Committee and the Board of Directors of the Company in their examinations of the fairness, from a financial point of view, of the Merger Consideration to be received by the stockholders of the Company in the Merger. As described herein, Merrill Lynch's opinion, dated September 30, 1997, together with the related presentations to the Special Committee and Board of Directors, was only one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement.


      On September 30, 1997, Merrill Lynch delivered its oral opinion to the Special Committee and Board of Directors to the effect that as of such date and based upon and subject to certain matters stated therein, the Merger Consideration to be received by the stockholders pursuant to the Merger was fair to the stockholders from a financial point of view.


      THE FULL TEXT OF MERRILL LYNCH'S WRITTEN OPINION, DATED SEPTEMBER 30, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE. MERRILL LYNCH'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF THE COMPANY AND ADDRESSES THE FAIRNESS OF THE MERGER CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY PURSUANT TO THE MERGER FROM A FINANCIAL POINT OF VIEW. MERRILL LYNCH'S OPINION DOES NOT ADDRESS THE UNDERLYING DECISION OF THE COMPANY TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE OR AS TO ANY OTHER ACTION SUCH STOCKHOLDER SHOULD TAKE IN CONNECTION WITH THE PROPOSED MERGER. THE SUMMARY OF THE OPINION OF MERRILL LYNCH SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.


      In connection with its opinion, Merrill Lynch has, among other things, (1) reviewed certain publicly available business and financial information relating to the Company that it deemed to be relevant; (2) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company; (3) conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above; (4) reviewed the market prices and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that it deemed to be relevant; (5) reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that it deemed to be relevant; (6) compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other transactions that it deemed to be relevant; (7) participated in certain discussions and negotiations among representatives of the Company and Land O'Lakes and their financial advisors; (8) reviewed a draft dated September 25, 1997 of the Merger Agreement; and (9) reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.


      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with it by the Company, it has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. Merrill Lynch assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by it. Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to it as of, September 30, 1997. Although Merrill Lynch evaluated the Merger Consideration from a financial point of view, Merrill Lynch was not requested to, and did not, recommend the specific consideration payable in the Merger.

      In preparing its opinion for the Board of Directors, Merrill Lynch performed a variety of financial and comparative analyses, including those described below. The summary of analyses performed by Merrill Lynch as set forth below does not purport to be a complete description of the analyses underlying Merrill Lynch's opinion. The presentation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial or summary description. No company or transaction used in such analyses as a comparison is identical to the Company, or the Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transaction being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of the business or securities do not purport to be appraisals or to reflect the prices at which businesses, companies or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

      In arriving at its opinion, Merrill Lynch made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create an incomplete view of the processes underlying such analyses and its opinion. In its analyses, Merrill Lynch made numerous assumptions with respect to general business, economic, market and financial conditions, as well as other matters, many of which are beyond the control of the Company, and involve the application of complex methodologies and educated judgment.

      The following is a summary of the material analyses performed by Merrill Lynch and presented to the Special Committee and Board of Directors of the Company at meetings on September 30, 1997. All analyses and factors considered by Merrill Lynch that were material and were presented to the Special Committee and Board of Directors are set forth herein.

      Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis of the future unleveraged free cash flows that the Company's operations could be expected to generate during various periods utilizing projections provided to Merrill Lynch by the Company and certain other assumptions.

      In conjunction with the Company, Merrill Lynch utilized the information provided and various assumptions concerning results of operations, capital expenditures, depreciation, and changes in working capital to project unleveraged free cash flow through the year 2002. A terminal value was calculated utilizing an exit multiple between 5.0 and 7.0 times the earnings before interest, taxes, depreciation, and amortization ("EBITDA") in the year 2002. The estimated future unleveraged free cash flows and the multiple value generated in the analysis of the Company's operations were discounted at after-tax rates of between 10.0% and 14.0%. Based on a midpoint exit multiple of
6.0 times EBITDA in the year 2002, this analysis produced a reference enterprise valuation for the Company of approximately $53.4 million to $62.4 million.

      Analysis of Selected Publicly Traded Comparable Companies. Using publicly available information, Merrill Lynch compared selected historical stock, financial and operating ratios for the Company with respective corresponding data and ratios of certain similar publicly traded companies. These companies were selected by Merrill Lynch from the universe of possible companies based upon Merrill Lynch's views as to the comparability of financial and operating characteristics of these companies to the Company. With respect to each such analysis, Merrill Lynch made such comparisons among the following companies:
Dean Foods Company, Lucille Farms, Inc., Michael Foods, Inc., Morningstar Group, Inc., Suiza Foods Corp. and Suprema Specialties, Inc. (the "Comparable Companies").

      With respect to the Comparable Companies and the derivation of an enterprise valuation range, the EBITDA Multiple (as defined herein) was calculated based on the last twelve months ("LTM") EBITDA results for each of the Comparable Companies. Merrill Lynch determined that the appropriate EBITDA Multiple range was 7.0x to 10.0x. Such multiples were applied to the Company's LTM EBITDA of $5.7 million to produce an enterprise valuation range of $39.6 million to $56.6 million.

      Because of the inherent differences among the operations of the Company and the selected Comparable Companies, Merrill Lynch believes that a purely quantitative comparable company analysis would not be dispositive in the context of the Merger. Merrill Lynch further believes that an appropriate use of a comparable company analysis in this instance involves qualitative judgments concerning differences among the financial and operating characteristics of the Company and the Comparable Companies.

      Analysis of Selected Comparable Acquisitions. Merrill Lynch also reviewed publicly available information relating to certain merger and acquisition transactions in respect of companies primarily in the packaged food industry ("Comparable Transactions"). With respect to the Company, Merrill Lynch examined multiples of the value of common equity and indebtedness assumed in each of the transactions to, among other measures, such acquired companies' respective EBITDA and earnings before interest and taxes ("EBIT"), and examined multiples of the value of the common equity in each of the transactions to net income. For each measure, EBITDA, EBIT and net income consisted of the latest twelve months of available financial information on the respective date of each transaction.

      Merrill Lynch examined 28 transactions in the packaged food industry since August 1994. For each of the Comparable Transactions, the most relevant transaction multiple analyzed for purposes of determining an enterprise valuation was the transaction value, as defined by the value of the common equity plus the liquidation value of any preferred stock plus the principal amount of any debt less cash, including proceeds of any options, divided by the LTM EBITDA (the "EBITDA Multiple"). The EBITDA Multiple range generated by the analysis described above was 5.7x to 18.6x. Such multiples were applied to the Company's LTM EBITDA to produce an enterprise valuation range of $32.1 million to $105.2 million.


      However, due to the differences between the operations, financial condition and/or transaction sizes of the selected Comparable Transactions and the limited number of EBITDA Multiples available for the selected Comparable Transactions, Merrill Lynch determined this review to be of limited value and it was not included in Merrill Lynch's developed ranges of enterprise value, Equity Value or per share value for the Company as set forth below in "Valuation Summary."


      Leveraged Buyout Analysis. Merrill Lynch performed a leveraged buyout analysis utilizing projections provided to Merrill Lynch by the Company and made certain other assumptions. Merrill Lynch utilized the information provided and various assumptions concerning capital expenditures, depreciation and changes in working capital to project financial statements through the year 2002. Merrill Lynch examined the projected cash flows under a leveraged capital structure which assumed certain estimated interest rates on senior bank debt and certain estimated required rates of return on common equity. An exit multiple of between 5.0x and 7.0x EBITDA was also assumed as part of the calculation of common equity returns. The leveraged buyout analysis produced enterprise valuation ranges for the Company of approximately $40.0 million to $50.0 million.


      Valuation Summary. Based on the above discussed analyses, and other factors considered, Merrill Lynch developed ranges of enterprise values for the Company of $39.6 million to $62.4 million. From these enterprise valuation ranges, Merrill Lynch deducted total debt (net of cash and cash equivalents), payments for in-the-money stock options and warrants, and certain debt obligations that would be triggered in the event of a change of control of the Company, to arrive at equity value ("Equity Value") ranges of $27.1 million to $49.8 million. The range of Equity Value was divided by the number of shares of the Common Stock and Preferred Stock (on an as converted basis) to be purchased and resulted in a range of per share value of $5.01 to $9.21.


      Other Factors and Analyses. In the course of preparing its opinion, Merrill Lynch performed certain other analyses and reviewed certain other matters, including, among other things, the trading characteristics of the Common Stock.

      Merrill Lynch is an internationally recognized investment banking firm and, as part of its investment banking business, is regularly engaged in the valuation of business and securities in connection with mergers and acquisitions. The Special Committee selected Merrill Lynch as its exclusive financial advisor because of Merrill Lynch's experience and expertise.


      Pursuant to the terms of Merrill Lynch's engagement, the Company has agreed to pay Merrill Lynch for its financial advisory services in connection with the Merger as follows: (i) a financial advisory fee of $25,000 payable on the date of the engagement; (ii) a fee of $175,000 payable on the signature of a definitive agreement; and (iii) a fee of approximately $728,500 (equal to 1.5% of the aggregate purchase price (as defined in the engagement letter) to be paid on closing of the Merger, less the payments referred to in (i) and (ii) above). As of the date hereof, the Company has paid Merrill Lynch $25,000 of such fees. In addition, the Company has agreed to reimburse Merrill Lynch for its out-of-pocket expenses, including the fees and expenses of its legal counsel, and to indemnify Merrill Lynch against certain liabilities, or to contribute to payments Merrill Lynch may be required to make in respect thereof.

      In the ordinary course of business Merrill Lynch and its affiliates may actively trade debt and/or equity securities of the Company and its affiliates for their own account and the accounts of customers and, accordingly, may at any time hold a long or a short position in such securities.

Interests of Certain Persons in the Merger

      In considering the recommendation of the Company's Board of Directors that the stockholders of the Company approve and adopt the Merger Agreement, stockholders should be aware that certain directors and officers of the Company have interests in the Merger in addition to their interest solely as stockholders. The Special Committee was aware of these interests when it considered and recommended that the Company's Board of Directors approve and adopt the Merger Agreement and the transactions contemplated thereby. The Company's Board of Directors was aware of these interests when it approved the Merger Agreement and the transactions contemplated thereby and recommended that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby.


      Severance and Employment Arrangements. Pursuant to existing employment arrangements, certain officers of the Company and its subsidiaries, including Arthur Karmel, George S. Wenger, Dominick Gonnella, David Horowitz, Marysusan Fitzsimmons, Michael Kelly and Kenneth Meyers will be entitled to severance payments in amounts equal to their current annual salary and certain other benefits if the Merger is consummated and such individuals are terminated after the Effective Time. Also, the Merger Agreement provides that one of the conditions to the obligations of Land O'Lakes to consummate the Merger is that each of Messrs. Karmel, Wenger, Gonnella, Horowitz and Kelly and Ms. Fitzsimmons enter into an agreement whereby such employee acknowledges that the Company has the right to terminate such individual, without cause, during the first six months after the Effective Time and that Mr. Meyers enter into an agreement with MCT Dairies, Inc. terminating the existing employment agreement between MCT Dairies, Inc. and Mr. Meyers. In addition, other employees of the Company may be entitled to severance payments based on existing agreements, severance plans and policies of the Company should such individuals be terminated.



      Options and Warrants. Certain of the Company's officers and directors hold Options (as defined herein) and Warrants (as defined herein). Such officers and directors who hold Options or Warrants will receive payments in connection with the cancellation of such Options or Warrants. See "The Merger Agreement--Options or Warrants" and "Security Ownership of Certain Beneficial Owners and Management of the Company."



      Subsidiary Option and Put Right. The Merger Agreement provides that as a condition to Land O'Lakes' obligation to complete the Merger, effective as of the Effective Time, the Stock Option Agreement, Put Option Agreement and Shareholders Agreement, each dated as of January 1, 1995 (as amended to the date of the Merger Agreement, collectively referred to as the "Meyers Agreements"), between MCT Dairies, Inc. and Kenneth E. Meyers (and, in the case of certain of the Meyers Agreements, the Company) will be terminated in exchange for a cash payment to Kenneth E. Meyers in an amount not to exceed the amount calculated pursuant to the formula set forth in the Put Option Agreement (approximately $241,000 as of September 30, 1997).



      Non-Compete Agreements. Upon the consummation of the Merger, each of Mr. and Mrs. Wolf will enter into a Non-Compete Agreement with Land O'Lakes (in substantially the forms set forth as Exhibits B and C to the Merger Agreement which is attached hereto as Appendix A), pursuant to which Mr. and Mrs. Wolf will agree to terminate their existing employment agreements with the Company, including the benefits either Mr. or Mrs. Wolf would receive upon a Change of Control (as defined therein). The existing employment agreements would have entitled Mr. and Mrs. Wolf to employment as executives of the Company and to employee benefits for three years and one year, respectively, following a Change of Control and thereafter would have limited their rights to compete with the Company for a period of two years. Subject to certain exceptions set forth in the Non-Compete Agreements, each of Mr. and Mrs. Wolf will be prohibited from competing with the Company or with Land O'Lakes or any of its affiliates within the United States in the ownership, management, operation or control of any business which involves: producing, importing, distributing or marketing deli cheese or meat, dairy case cheese, foodservice cheese or meat; cheese trading; or producing, importing, distributing or marketing any other product or product group which is part of the business of Land O'Lakes or any of its affiliates (including the Company) at any time during the term of the Non-Compete Agreement or was a part of the business of Land O'Lakes or any of its affiliates (including the Company) during the two year period immediately preceding the effective time of the Non-Compete Agreements. Neither Mr. nor Mrs. Wolf will continue as an officer, director or employee of the Surviving Corporation. The Non-Compete Agreements also provide for the return of confidential information by each of Mr. and Mrs. Wolf, the return of certain property of the Company by each of Mr. and Mrs. Wolf, as well as certain other customary provisions. As payment for the Non-Compete Agreements and for the termination of the existing employment agreements of Mr. and Mrs. Wolf, Land O'Lakes will pay Mr. and Mrs. Wolf $350,000 and $150,000, respectively, each year for a period of five years, subject to certain conditions. Neither the Merger Agreement nor the Company's severance plans provide for any other severance payments to Mr. or Mrs. Wolf.


      Indemnification Arrangements. The Merger Agreement provides that all rights to indemnification and exculpation existing in favor of any present or former director, officer or employee of the Company or any of its subsidiaries, as provided in the Company's Certificate of Incorporation or bylaws or the certificate or articles of incorporation, bylaws or similar organizational documents of any of the Company's subsidiaries, as in effect on the date of the Merger Agreement, shall survive for a period of three years with respect to matters occurring at or prior to the Effective Time.


      The Merger Agreement also provides that for a period of three years after the Effective Time, the Surviving Corporation shall maintain in effect either
(i) the current policy of director's and officers' liability insurance maintained by the Company (provided that Land O'Lakes may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the parties indemnified thereunder) with respect to claims arising from facts or events which occurred before the Effective Time, except that the Surviving Corporation shall not be required to expend more than the amount per year equal to 100% of the current annual premium paid by the Company, and provided that if equivalent coverage cannot be obtained, or can be obtained only by paying any annual premium in excess of the annual premium for the existing coverage, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the current annual premium, or (ii) a run-off policy or endorsement with respect to the current policy of directors' and officers' liability insurance covering claims asserted within three years after the Effective Time arising from facts or events which occurred before the Effective Time.


      Voting Agreement. Each of Mr. and Mrs. Wolf, as required by the Merger Agreement, has agreed with Land O'Lakes to vote the Common Stock owned of record by each of them in favor of the approval and adoption of the Merger Agreement. In connection with such Voting Agreement, each of Mr. and Mrs. Wolf have granted certain officers of Land O'Lakes an irrevocable proxy to vote all shares of Common Stock over which Mr. or Mrs. Wolf have voting control, other than those shares over which Mr. Wolf's voting power results from him having been named as a proxy pursuant to this Proxy Statement. As of the Record Date, Mr. and Mrs. Wolf owned of record 1,476,600 and 5,000 shares of Common

Stock, respectively, representing 28.8% and .1%, respectively, of the shares of Common Stock then outstanding. In addition, Mr. and Mrs. Wolf jointly owned of record, as of the Record Date, 75,000 shares of Common Stock, representing 1.46% of the shares of Common Stock then outstanding.


Accounting Treatment of the Merger

      The Merger will be accounted for under the purchase method of accounting. A final determination of required purchase accounting adjustments of the fair value of the assets and liabilities of the Company has not yet been made.

Certain Effects of the Merger

      Upon consummation of the Merger, AVV Inc. will be merged with and into the Company, the separate corporate existence of AVV Inc. will cease, and the Company will continue as the Surviving Corporation. Land O'Lakes will own all of the outstanding shares of common stock of the Surviving Corporation and will be entitled to all of the benefits and detriments resulting from that interest, including all income or losses generated by the Surviving Corporation's operations and any future increase or decrease in the Surviving Corporation's value. After the Effective Time, the present holders of the Common Stock and the Preferred Stock will no longer have any equity interest in the Company, will not share in the results of operations of the Surviving Corporation and will no longer have rights to vote on corporate matters. The Company is currently subject to the information filing requirements of the Exchange Act, and in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial statements and other matters. As a result of the Merger, the Company will become a wholly-owned subsidiary of Land O'Lakes and there will cease to be any public market for the Common Stock, and after the Effective Time, the Common Stock will be delisted from the Nasdaq National Market tier of the Nasdaq Stock Market. Upon such event, the Surviving Corporation will apply to the Commission for the deregistration of the Common Stock under the Exchange Act. The termination of the registration of the Common Stock under the Exchange Act would make certain provisions of the Exchange Act (including the proxy solicitation provisions of Section 14(a), and the short swing trading provisions of Section 16(b)), no longer applicable to the Surviving Corporation. Additionally, upon the termination of the registration of the Common Stock under the Exchange Act, the Common Stock will no longer constitute "margin securities" under the regulations of the Board of Governors of the federal Reserve System.

Regulatory Approvals

      The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") provides that certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The consummation of the Merger is subject to such requirements. The regulations promulgated by the FTC under the HSR Act required Notification and Report Forms (the "Forms") to be filed by Land O'Lakes and the Company with the Antitrust Division and the FTC with respect to the Merger and prevent the Merger from being consummated until 30 days after receipt of the Forms by the Antitrust Division and the FTC, unless such 30-day waiting period is earlier terminated by the FTC or the Antitrust Division.

      On October 23, 1997, Land O'Lakes and the Company filed the Forms with the FTC and the Antitrust Division relating to the Merger and requested early termination of the 30-day waiting period.

Early termination of the waiting period with regard to the Merger was granted by the FTC on November 5, 1997.


      A certificate of merger must be filed on behalf of the Company and AVV Inc. with the Secretary of State of the State of Delaware in order to effectuate the Merger.

      Except as described above, the Company is not aware of any licenses or regulatory permits that are material to its business that might be adversely affected by the Merger, nor of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required prior to the Effective Time.

Certain Federal Income Tax Consequences

      Upon consummation of the Merger, each outstanding share of Common Stock and Preferred Stock will be converted into the right to receive the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as applicable.

      The following discussion is a summary of the principal federal income tax consequences of the Merger to stockholders of the Company whose shares of Common Stock or Preferred Stock are surrendered pursuant to the Merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights). The discussion applies only to stockholders in whose hands shares of Common Stock or Preferred Stock, as applicable, are capital assets, and may not apply to shares of Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation or to stockholders who are not citizens or residents of the United States.

      THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.


      The receipt of cash pursuant to the Merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"). In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the cash received by the stockholder pursuant to the Merger Agreement and the stockholder's adjusted tax basis in the shares of Common Stock or Preferred Stock, as applicable, surrendered pursuant to the Merger Agreement. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, at the Effective Time of the Merger, the shares of Common Stock or Preferred Stock, as applicable, were held for more than one year. Long-term capital gain recognized by an individual stockholder will be taxed at the lowest rates applicable to capital gains if the stockholder has held the shares of Common Stock or Preferred Stock, as applicable, for more than 18 months. Certain limitations apply with respect to the deductibility of capital losses.


      Payments in connection with the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder fails to furnish such stockholder's social security number or other taxpayer identification number ("TIN"), or furnishes an incorrect TIN. Backup withholding is not an additional tax but merely a creditable advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Stockholders should consult with their own tax advisors as to the qualifications and procedures for exemption from backup withholding.

                              THE MERGER AGREEMENT

      The description of the Merger Agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.

      The Merger Agreement among the Company, AVV Inc., a wholly-owned subsidiary of Land O'Lakes, and Land O'Lakes was executed on October 1, 1997.

Terms of the Merger

      The Merger. At the Effective Time, and subject to and upon the terms and conditions of the Merger Agreement and the DGCL, AVV Inc. will be merged with and into the Company, the separate corporate existence of AVV Inc. will cease, and the Company will continue as the Surviving Corporation.

      Effective Time. Subject to and immediately following the receipt of the vote of stockholders of the Company and the satisfaction or waiver of the conditions to the consummation of the Merger set forth in the Merger Agreement, the parties shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL (the "Certificate of Merger"). The Merger shall be effective at the time the Certificate of Merger is filed with the Delaware Secretary of State or such other time as specified in the Certificate of Merger.

      Certificate of Incorporation and ByLaws. The Merger Agreement provides that the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation. The Merger Agreement provides that the bylaws of AVV Inc., as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

      Directors and Officers. The directors of AVV Inc. immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of AVV Inc. immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

      Conversion of Common Stock, Preferred Stock and the Stock of AVV Inc. in the Merger. At the Effective Time, each share of Common Stock which is issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock as to which dissenters' rights are exercised and (ii) shares of Common Stock held of record by Land O'Lakes or AVV Inc. or any other direct or indirect subsidiary of Land O'Lakes or the Company immediately prior to the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive, in cash, the Common Stock Merger Consideration, pro-rated for fractional shares of Common Stock outstanding immediately prior to the Effective Time, if any.

      At the Effective Time, each share of Preferred Stock which is issued and outstanding immediately prior to the Effective Time (other than (i) shares of Preferred Stock as to which dissenters' rights are exercised and (ii) shares of Preferred Stock held of record by Land O'Lakes or AVV Inc. or any other direct or indirect subsidiary of Land O'Lakes or the Company immediately prior to the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive, in cash, the Preferred Stock Merger Consideration, pro-rated for fractional shares of Preferred Stock outstanding immediately prior to the Effective Time, if any.

      At the Effective Time, each share of common stock of AVV Inc., par value $1.00 per share (the "AVV Common Stock"), which is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for 6,000 shares of common stock of the Surviving Corporation, which shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

      At the Effective Time, each share of Common Stock and Preferred Stock (the Common Stock and Preferred Stock being herein sometimes referred to collectively as the "Company Stock") held of record by Land O'Lakes or AVV Inc. or any other direct or indirect subsidiary of Land O'Lakes or the Company immediately prior to the Effective Time and each share of Company Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and cease to exist at and after the Effective Time, and no payment shall be made with respect thereto.

      Appraisal Rights. Notwithstanding any provision of the Merger Agreement to the contrary, any shares of Company Stock outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right for appraisal of those shares in accordance with the provisions of Section 262 of the DGCL and as of the Effective Time has not withdrawn or lost such right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive a cash payment pursuant to the Merger Agreement, but the holder shall only be entitled to such rights as are granted by the DGCL. See "Appraisal Rights." If a holder of shares of Company Stock who demands appraisal of those shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, those shares shall be converted into and represent only the right to receive the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as the case may be, as provided in the Merger Agreement, without interest, upon compliance with the provisions, and subject to the limitations, of the Merger Agreement. The Merger Agreement requires that the Company shall give Land O'Lakes (a) prompt notice of any written demands for appraisal of any shares of Company Stock, attempted withdrawals of such demands, and any other instrument served pursuant to the DGCL and received by the Company relating to stockholders' rights of appraisal, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Land O'Lakes, voluntarily make any payment with respect to any demands for appraisal of Company Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Options or Warrants

      At or immediately prior to the Effective Time, each holder of a then outstanding option (an "Option") or warrant (a "Warrant") to purchase shares of Common Stock theretofore granted under any employee stock option or compensation plan, warrant agreement or other arrangement with the Company shall be entitled (whether or not such Option or Warrant is then exercisable) upon the execution of a cancellation agreement with the Company to receive in cancellation of such Option or Warrant a cash payment from the Company in an amount equal to the amount, if any, by which the Common Stock Merger Consideration exceeds the per share exercise price of such Option or Warrant, multiplied by the number of shares of Common Stock then subject to such Option or Warrant (the "Purchase Right Settlement Amount") but subject to all required tax withholdings by the Company. Each Option or Warrant that is subject to a cancellation agreement shall be canceled upon payment of the Purchase Right Settlement Amount for such Option or Warrant.

Payment of Shares


      At or before the Effective Time, Land O'Lakes or AVV Inc. shall deposit, in immediately available funds, with Norwest Bank Minnesota, N.A., or any other qualified disbursing agent selected by Land O'Lakes (the "Disbursing Agent"), an amount equal to the sum of (A) the product of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares then held of record by Land O'Lakes or AVV Inc. or any other direct or indirect subsidiary of Land O'Lakes or the Company), pro-rated for fractional shares, times (ii) the Common Stock Merger Consideration and (B) the product of
(i) the number of shares of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares then held of record by Land O'Lakes or AVV Inc. or any other direct or indirect subsidiary of Land O'Lakes or the Company), pro-rated for fractional shares, times (ii) the Preferred Stock Merger Consideration (such sum being hereinafter referred to as the "Fund"). Out of the Fund, the Disbursing Agent shall, pursuant to irrevocable instructions from the holders of Company Stock, make the payments of the Merger Consideration referred to in the Merger Agreement. At the request of the Surviving Corporation, in its sole discretion at any time, but without any obligation to make any such request, the Disbursing Agent also may make payments, in discharge of any obligations of the Surviving Corporation pursuant to Section 262 of the DGCL, to holders of Company Stock who have exercised appraisal rights pursuant to Section 262 of the DGCL and have not subsequently withdrawn or lost such rights as long as the payment from the Fund with respect to any Dissenting Share does not exceed the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as the case may be. Any amount remaining in the Fund nine months or more after the Effective Time may be refunded to the Surviving Corporation at its option, but the Surviving Corporation shall remain liable for payment of the Merger Consideration.


      Lost, Stolen or Destroyed Certificates. In the event any certificate or certificates representing Company Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate or certificates representing Company Stock to have been lost, stolen or destroyed, the amount to which such person would have been entitled pursuant to the Merger Agreement but for failure to deliver such certificate or certificates representing Company Stock to the Disbursing Agent shall nevertheless be paid to such person, provided that the Surviving Corporation may, in its sole discretion and as a condition precedent to such payment, require such person to give the Surviving Corporation a written indemnity agreement in form and substance reasonably satisfactory to the Surviving Corporation and, if reasonably deemed advisable by the Surviving Corporation, a bond in such sum as the Surviving Corporation may direct as indemnity against any claim that may be had against Land O'Lakes or the Surviving Corporation with respect to the certificate or certificates of Company Stock alleged to have been lost, stolen or destroyed.

      No Further Rights or Transfers. At and after the Effective Time, all shares of Company Stock issued and outstanding immediately prior to the Effective Time (including, without limitation, fractional shares) shall be canceled and cease to exist, and each holder of a certificate or certificates that represented shares of Company Stock issued and outstanding immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company with respect to the shares of Company Stock represented by such certificate or certificates, except for the right to surrender such holder's certificate or certificates in exchange for the payment provided pursuant to the Merger Agreement or to perfect such holder's right to receive payment for such holder's shares pursuant to Section 262 of the DGCL if such holder has validly exercised and not withdrawn or lost such holder's right to receive payment for such holder's shares pursuant to Section 262 of the DGCL, and no transfer of shares of Company Stock issued and outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

      DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO STOCKHOLDERS PROMPTLY FOLLOWING THE EFFECTIVE TIME AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF COMPANY STOCK FOR THE MERGER CONSIDERATION. STOCKHOLDERS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES OF COMPANY STOCK TO THE DISBURSING AGENT PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER.

Representations and Warranties

      The Merger Agreement contains various representations and warranties of the Company, in respect of itself and its subsidiaries, relating, among other things, to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) corporate organization and qualification; (ii) capitalization; (iii) the authorization, execution, delivery and enforceability of the Merger Agreement; (iv) the execution and delivery of the Merger Agreement does not conflict with or result in a breach of the Company's Certificate of Incorporation or bylaws or require governmental consents (except filing under the HSR Act); (v) the execution and delivery of the Merger Agreement is not being challenged and is not the subject of any pending, or to the knowledge of the Company, threatened governmental proceeding and does not violate any order, writ, injunction, decree, statute, rule or regulation; (vi) reports and other documents filed with the Commission (including this Proxy Statement); (vii) the absence of material misstatements in the information contained in any reports filed with the Commission; (viii) taxes; (ix) absence of certain changes; (x) properties; (xi) Contracts (as defined in the Merger Agreement); (xii) intellectual property; (xiii) absence of undisclosed liabilities which might have a Material Adverse Effect (as defined in the Merger Agreement); (xiv) litigation; (xv) compliance with laws; (xvi) licenses and permits; (xvii) brokers and finders; (xviii) employee benefit matters; (xix) labor matters; (xx) environmental matters; (xxi) suppliers and customers; (xxii) insurance; (xxiii) bank accounts; (xxiv) voting requirements;
(xxv) transactions with certain related persons; (xxvi) accounts receivables; and (xxvii) recalls of products.

      The Merger Agreement contains various representations and warranties of Land O'Lakes and AVV Inc. in respect of themselves and Land O'Lakes' other subsidiaries, relating, among other things, to the following matters (which representations and warranties are subject, in certain cases, to specific exceptions): (i) corporate organization and qualification; (ii) capitalization;
(iii) the authorization, execution, delivery and enforceability of the Merger Agreement; (iv) the execution and delivery of the Merger Agreement will not conflict with or result in a breach of Land O'Lakes' or AVV Inc.'s, as applicable, Articles or Certificate of Incorporation or bylaws or require any governmental approval (except filing under the HSR Act); (v) the execution and delivery of the Merger Agreement is not being challenged and is not the subject of any pending, or to the knowledge of Land O'Lakes or AVV Inc., threatened governmental proceeding and does not violate any order, writ, injunction, decree, statute, rule or regulation; (vi) brokers or finders; (vii) financial ability to perform the requirements set forth in the Merger Agreement; and
(viii) information supplied for inclusion in the Proxy Statement.

      None of the representations or warranties of any of the Company, Land O'Lakes or AVV Inc. survives the consummation of the Merger.

Conduct of Business Pending the Merger

      Conduct of Business by the Company. The Merger Agreement provides that, from the date of the Merger Agreement through the Effective Time:

      (i) the Company will use its best efforts to preserve intact, in all material respects, its business organization, the business organization of its subsidiaries, keep available to itself and the Surviving Corporation the services of certain of its present officers and key employees and preserve the present relationships of the Company and its subsidiaries with entities and persons having significant business dealings with the Company or its subsidiaries;

      (ii) the Company shall, and shall cause its subsidiaries to, except as otherwise consented to in writing by Land O'Lakes, conduct its business and operations in the ordinary course of business;


      (iii) except as required in connection with the Merger or as otherwise consented to in writing by Land O'Lakes, the Company shall not (a) amend its Certificate of Incorporation or bylaws, (b) increase or decrease the number of authorized shares of its capital stock, (c) split, combine or reclassify any shares of its capital stock or make any other changes in its equity capital structure (other than the issuance of shares of Common Stock upon exercise of Options or Warrants granted prior to the date of the Merger Agreement by the Company in accordance with their terms or the conversion of outstanding Preferred Stock in accordance with the terms thereof), (d) purchase, redeem or cancel for value, directly or indirectly, any shares of its capital stock or any Options, Warrants or other rights to purchase any such capital stock or any capital stock of its subsidiaries or any securities convertible into or exchangeable for any such capital stock, except as contemplated by the Merger Agreement, or (e) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock, except that it may declare, set aside and pay in the ordinary course of business a regular quarterly cash dividend on the Preferred Stock in an amount of $.9375 per share of Preferred Stock payable on December 15, 1997, if the Effective Time does not occur prior to December 15, 1997;


      (iv) the Company shall not and shall not permit its subsidiaries to, except as otherwise consented to in writing by Land O'Lakes, (a) issue, grant, sell or pledge, or agree or propose to issue, grant, sell or pledge, any shares of capital stock of the Company or its subsidiaries (other than the issuance of shares of Common Stock upon exercise of Options or Warrants granted prior to the date of the Merger Agreement by the Company in accordance with their terms or the conversion of outstanding Preferred Stock in accordance with the terms thereof) or any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for such capital stock, or any stock appreciation rights, performance shares or other phantom stock based upon the value of any such capital stock or designate any class or series of shares of Preferred Stock, (b) purchase, lease or otherwise acquire (including, without limitation, acquisitions by merger, consolidation or stock or asset purchase) any assets or properties, other than those that do not individually exceed $2,000, provided that the aggregate amount of such purchases, leases and other acquisitions does not exceed $25,000, and other than inventory (including supplies) acquired in the ordinary course of business, (c) sell, lease, encumber, mortgage or otherwise dispose of any material assets or properties, except that the Company and its subsidiaries may sell, lease, encumber, mortgage or otherwise dispose of assets or properties in the ordinary course of business that are not material to the Company and its subsidiaries, taken as a whole, and except for the continuing security interest of the lender under the Company's existing revolving line of credit agreement,

(d) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, contract or other document or agreement, other than in the ordinary course of business and in a manner that does not have a Material Adverse Effect (as defined in the Merger Agreement),
(e) subject to certain exceptions specified in the Merger Agreement, incur any indebtedness for money borrowed other than indebtedness of the Company to its wholly-owned subsidiaries or of a wholly-owned subsidiary to the Company or its other wholly-owned subsidiary and other than indebtedness incurred in the ordinary course of business for working capital purposes (including, without limitation, as permitted indebtedness, borrowings in the ordinary course of business for working capital purposes under the Company's existing revolving line of credit) that is prepayable at any time without penalty or premium or incur any purchase money indebtedness for fixed assets or enter into any capitalized lease, (f) incur any other liability or obligation (except of the Company to its wholly-owned subsidiaries or of a wholly-owned subsidiary to the Company or its other wholly-owned subsidiary), other than in the ordinary course of business, or assume, guarantee, endorse (other than endorsements of checks in the ordinary course of business) or otherwise as an accommodation become responsible for the obligations of any other individual or entity (except of the Company with respect to obligations of its wholly-owned subsidiaries or of a wholly-owned subsidiary with respect to obligations of the Company or its other wholly-owned subsidiary), (g) except as otherwise required by the Merger Agreement, enter into any new employee benefit plan, program or arrangement, or any new employment, severance or consulting agreement, amend any existing employee benefit plan, program or arrangement, or any existing employment, severance or consulting agreement, or, subject to certain exceptions specified in the Merger Agreement, grant any increases in compensation or benefits, (h) adopt any collective bargaining agreement, (i) enter into any other transaction, other than in the ordinary course of business and consistent with past practices, (j) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability, (k) change any accounting principles used by the Company, unless required by generally accepted accounting principles, (l) settle any litigation or proceedings other than those arising in the ordinary course of business, the settlement of which would not have a Material Adverse Effect or (m) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

      No Solicitation. From the date of the Merger Agreement until the termination of the Merger Agreement, the Company will not, and will not permit any officer, director, employee, investment banker or other agent or any subsidiary of the Company to, directly or indirectly (i) take any action to seek, initiate or solicit any offer from any person, entity or group to acquire any shares of capital stock of the Company or its subsidiaries, to merge or consolidate with the Company or its subsidiaries, or to otherwise acquire any significant portion of the assets of the Company and its subsidiaries, taken as a whole, except for acquisitions solely of inventory in the ordinary course of business (a "Third Party Acquisition Offer"), or (ii) except to the extent otherwise required by their fiduciary obligations under applicable law, based upon the advice of outside counsel to the Company, engage in negotiations or discussions concerning a Third Party Acquisition Offer or the business or assets of the Company or its subsidiaries with, or disclose financial information relating to the Company or its subsidiaries to, or any confidential or proprietary trade or business information relating to the business of the Company or its subsidiaries to, or afford access to the properties, books or records of the Company or its subsidiaries to, any third party that may be considering a Third Party Acquisition Offer; provided, however, that if the officers or directors of the Company shall be required by their fiduciary obligations under applicable law, based upon the advice of outside counsel to the Company, to enter into any such negotiations or discussions, disclose any such information or afford any such access to any third party, the Company may do so only if (A) the Board of Directors of the Company is advised by one or more of its financial advisors that the third party has the financial resources to consummate a Superior Acquisition (as defined in the Merger Agreement), and the Board of Directors of the Company determines that the third party is likely to submit a bona fide Third Party Acquisition Offer to consummate a Superior Acquisition; (B) the Company has provided Land

O'Lakes, as soon as reasonably practicable and in any event prior to such discussions, negotiations, disclosure or access, notice of the Company's intent to enter into such discussions or negotiations, to supply information and/or to provide access, the identity of such third party and, as soon as reasonably practicable after such terms are known by the Company, the terms of the Third Party Acquisition Offer; and (C) such third party has signed and delivered to the Company a confidentiality agreement substantially in the form of the Confidentiality Agreement between the Company and Land O'Lakes.

      Pursuant to the Merger Agreement, the Company must orally notify Land O'Lakes immediately, followed by prompt written notice, of the receipt and the terms of any Third Party Acquisition Offer from any person, entity or group (other than from Land O'Lakes or AVV Inc.), or of any request for information or access, with respect to any Third Party Acquisition Offer, or any indication from any person, entity or group that it or another person, entity or group is considering making a Third Party Acquisition Offer or such a request, which notice shall include the identity of the third party.

Additional Agreements

      Access to Information. The Merger Agreement provides that the Company will give Land O'Lakes and AVV Inc., and their respective counsel, financial advisors, auditors and other authorized representatives, full access to the offices, properties, employees, books and records of the Company and its subsidiaries at all reasonable times upon reasonable notice, and will instruct the employees, counsel, financial advisors and auditors of the Company and its subsidiaries to cooperate in all reasonable respects with Land O'Lakes, AVV Inc. and each such representative in its investigation of the business of the Company and its subsidiaries.


      Stock Options and Warrants. The Merger Agreement provides that at or immediately prior to the Effective Time, the Company shall use its best efforts to cause each then outstanding Option and Warrant (whether or not such Option or Warrant is then exercisable) to be canceled in respect of a cash payment by the Company equal to the Purchase Right Settlement Amount for such Option or Warrant, subject to all applicable tax withholding.


      Employee Plans. The Merger Agreement provides that, at Land O'Lakes' reasonable request, the Company will, effective at or immediately prior to the Effective Time, cause any Employee Plans (as defined in the Merger Agreement) to be amended for the purpose of permitting the Employee Plans to continue to operate in conformity with the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations adopted pursuant thereto, and the Code, and the rules and regulations adopted pursuant thereto, subsequent to the Merger.

      Best Efforts. The Merger Agreement provides that, subject to the terms and conditions provided therein, each of the parties thereto agrees to use its best efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary or proper and advisable under applicable laws and regulations to ensure that the conditions set forth in the Merger Agreement are satisfied and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by the Merger Agreement.

      Consents To Merger. The Merger Agreement provides that each of Land O'Lakes and the Company shall use their respective best efforts to obtain all material consents of third parties and governmental authorities, and to make all governmental filings, necessary for the consummation of the transactions contemplated by the Merger Agreement. The Merger Agreement provides that Land O'Lakes and the Company each shall, as soon as practicable, file the Forms under the HSR Act with the FTC and the Antitrust Division and shall use their respective best efforts to respond as promptly as reasonably practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

      Public Announcements. The Merger Agreement provides that, except as provided therein, Land O'Lakes and the Company will consult with each other before issuing any press release or otherwise making any public statements prior to the Effective Time with respect to the Merger or the other transactions contemplated by the Merger Agreement and shall not issue any such press release or make any such public statement prior to receiving the consent of the other party, which consent will not be unreasonably withheld or delayed.

      Notification of Certain Matters. The Merger Agreement provides that the Company will give prompt notice, as soon as reasonably practicable, to Land O'Lakes and AVV Inc. of the occurrence or non-occurrence of any event (i) which has had or is reasonably likely to have a Material Adverse Effect, (ii) which has caused any representation or warranty of the Company contained in the Merger Agreement to be untrue or inaccurate in any material respect or (iii) which has caused any failure of the Company to comply in all material respects with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied under the Merger Agreement.

      Certain Resignations. The Merger Agreement provides that the Company will use all reasonable efforts to assist Land O'Lakes in procuring the resignation, effective as of the Effective Time, of all of the members of the Boards of Directors of the Company and the Company's subsidiaries and of all officers of the Company and the Company's subsidiaries as such officers; provided, however, that those persons resigning as officers of the Company and the Company's subsidiaries shall continue as employees thereof until such employment is terminated.

      Write-Off of Note Receivable. The Merger Agreement provides that prior to the Effective Time, the Company will write off, in its entirety, on the books and the most recent balance sheet of the Company the principal amount of, and any accrued interest on, the promissory note of Mountain Farms, Inc. to the Company.

Conditions to the Merger


      Conditions to the Obligation of Land O'Lakes and AVV Inc. to Effect the Merger. The Merger Agreement provides that the obligations of Land O'Lakes and AVV Inc. to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any one or more of which may be waived by Land O'Lakes (except for the condition set forth in clause (iii) below which may not be waived):


      (i) Accuracy of Representations and Warranties. The representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects (a) as of the date of the Merger Agreement, and
(b) immediately prior to the Effective Time with the same effect as if such representations and warranties had been made immediately prior to the Effective Time, except to the extent that any and all inaccuracies in any representations and warranties, other than certain specified representations and warranties, that were true and correct on the date of the Merger Agreement but were inaccurate immediately prior to the Effective Time have not had, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or impair the consummation of the transactions contemplated by the Merger Agreement;

      (ii) Performance or Compliance with Covenants. The Company shall have performed and complied in all material respects with the agreements and obligations contained in the Merger Agreement required to be performed and complied with by it at or prior to the Effective Time;

      (iii) Stockholder Approval of Agreement and Merger. The Merger Agreement and the Merger shall have been approved and adopted at a meeting of the stockholders of the Company by the vote required by the DGCL and the Company's Certificate of Incorporation and bylaws;

      (iv) Other Corporate Action. All other corporate action on the part of the Company necessary to authorize the execution, delivery and consummation of the Merger Agreement or any agreement or instrument contemplated by the Merger Agreement to which the Company is or is to be a party or the transactions contemplated thereby shall have been duly and validly taken;

      (v) Absence of Litigation, Injunctions. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting an order, judgment or decree (except those in which Land O'Lakes or AVV Inc. is a plaintiff directly or derivatively) which, in the reasonable judgment of Land O'Lakes would, if issued, be reasonably likely to restrain or prohibit the consummation of the transactions contemplated by the Merger Agreement or require rescission of the Merger Agreement or such transactions or result in material damages to Land O'Lakes, AVV Inc. or the Surviving Corporation if the transactions contemplated by the Merger Agreement are consummated, and there shall not be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated by the Merger Agreement not be consummated as so provided or any statute, rule or regulation enacted or promulgated that makes consummation of the transactions contemplated by the Merger Agreement illegal;

      (vi) Absence of Material Adverse Effect. Since December 31, 1996 there shall not have been (i) any damage, destruction or loss, whether covered by insurance or not, that has had, or is reasonably likely to have, a Material Adverse Effect; (ii) any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting an order, judgment or decree (except those in which Land O'Lakes or AVV Inc. is a plaintiff directly or derivatively) which, in the reasonable judgment of Land O'Lakes, would be reasonably likely, if issued, to have a Material Adverse Effect; or (iii) any other event or condition (financial or otherwise) of any character or any operations or results of operations that has had, or is reasonably likely to have, a Material Adverse Effect;

      (vii) Opinion. Land O'Lakes and AVV Inc. shall have received from local counsel to the Company (which counsel shall be satisfactory to Land O'Lakes), and Kramer, Levin, special counsel to the Company, their opinion letters, dated the date of the Effective Time;

      (viii) Consents. The Company, Land O'Lakes and AVV Inc. shall have received all federal, state, local and foreign governmental consents, if any, and all material consents of any private persons, necessary to execute and deliver the Merger Agreement, to consummate the transactions contemplated therein and to conduct the business of the Company after the Effective Time in essentially the same manner as it was conducted prior to the Effective Time, and all waiting periods specified by law shall have expired or been terminated, including those under the HSR Act;

      (ix) Dissenting Shares. The holders of not more than 5% of the issued and outstanding Company Stock (which percentage shall be calculated by determining
(a) the sum of the number of
dissenting shares constituting Common Stock and the number of shares of Common Stock into which the dissenting shares constituting Preferred Stock are convertible immediately prior to the Effective Time as a percentage of (b) the sum of the number of issued and outstanding shares of Common Stock and the number of shares of Common Stock into which the issued and outstanding Preferred Stock is convertible immediately prior to the Effective Time) shall have taken such action prior to or at the time of the stockholders' vote as is necessary as of that time to entitle them to the statutory dissenters' rights.

      (x) Cancellation of Options and Warrants. Except for Options and Warrants entitling the holders thereof to purchase, in the aggregate, up to a maximum of 10,000 shares of Common Stock, the Company shall have obtained the written cancellation of all Options and Warrants from the holders thereof and shall have paid the Purchase Right Settlement Amount for each such Option and Warrant entitled to such payment;

      (xi) Title Insurance. The Company shall have provided to Land O'Lakes and AVV Inc. standard owner's policies of title insurance in amounts reasonably acceptable to Land O'Lakes and AVV Inc. covering each parcel of real property owned by the Company or its subsidiaries;

      (xii) Non-Compete Agreements. Land O'Lakes and each of Mr. and Mrs. Wolf shall have entered into a non-compete agreement. See "The Merger--Interests of Certain Persons in the Merger--Non-Compete Agreements";

      (xiii) Cancellation of Subsidiary Option and Put Right. The Company shall have obtained the termination, effective as of the Effective Time, of the Meyers Agreements in exchange for a cash payment to Kenneth E. Meyers in an amount not to exceed the amount calculated pursuant to the formula set forth in the Put Option Agreement; and

      (xiv) Employment Agreements. The Company and each of Messrs. Dominick Gonnella, Arthur Karmel, George S. Wenger, David Horowitz, Michael Kelly and Marysusan Fitzsimmons shall have entered into an agreement, effective as of the Effective Time, acknowledging the Company's right to terminate such employee without cause during the first six months after the Effective Time. MCT Dairies, Inc. and Kenneth E. Meyers shall have entered into an agreement, effective as of the Effective Time, terminating the existing employment agreement between MCT Dairies, Inc. and Mr. Meyers.


      Conditions to the Obligations of the Company to Effect the Merger. The Merger Agreement provides that the obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Company (except for the condition set forth in (iii) below which may not be waived):


      (i) Accuracy of Representations and Warranties. The representations and warranties of Land O'Lakes and AVV Inc. contained in the Merger Agreement shall be true and correct in all material respects immediately prior to the Effective Time with the same effect as if such representations and warranties had been made immediately prior to the Effective Time;

      (ii) Performance or Compliance with Covenants. Land O'Lakes and AVV Inc. each shall have performed and complied in all material respects with the agreements and obligations contained in the Merger Agreement required to be performed and complied with by them at or prior to the Effective Time;

      (iii) Stockholder Approval of Agreement and Merger. The Merger Agreement and the Merger shall have been adopted at a meeting of the stockholders of the Company by the vote required by the DGCL and the Company's Certificate of Incorporation and bylaws;

      (iv) Corporate Action. All corporate action on the part of Land O'Lakes and AVV Inc. necessary to authorize the execution, delivery and consummation of the Merger Agreement or any agreement or instrument contemplated by the Merger Agreement to which Land O'Lakes or AVV Inc. is or is to be a party or the transactions contemplated thereby shall have been duly and validly taken;

      (v) Absence of Litigation, Injunction. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting an order, judgment or decree (except those in which the Company is a plaintiff directly or derivatively) which, in the reasonable judgment of the Company, would, if issued, be reasonably likely to restrain or prohibit the consummation of the transactions contemplated by the Merger Agreement or require rescission of the Merger Agreement or such transactions or result in material damages to the Company, and there shall not be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated by the Merger Agreement not be consummated as so provided or any statute, rule or regulation enacted or promulgated that makes consummation of the transactions contemplated by the Merger Agreement illegal;

      (vi) Opinion. The Company shall have received from Thuy-Nga T. Vo, counsel to Land O'Lakes and AVV Inc., and Faegre & Benson LLP, special counsel to Land O'Lakes and AVV Inc., their opinion letters, dated the date of the Effective Time; and

      (vii) HSR Act. All filings required prior to the Merger under the HSR Act shall have been made and all applicable waiting periods under the HSR Act shall have expired or been terminated.

Termination

      The Merger Agreement provides that the Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or AVV Inc.:

      (i) by mutual written consent of Land O'Lakes, AVV Inc. and the Company;

      (ii) by Land O'Lakes, AVV Inc. or the Company, if the Merger shall not have been consummated on or before March 1, 1998 (which date may be extended by mutual agreement of Land O'Lakes, AVV Inc. and the Company) unless such failure of consummation shall be due to failure by the party seeking to terminate the Merger Agreement to comply in all material respects with the terms, covenants and agreements contained in the Merger Agreement;


      (iii) by Land O'Lakes or AVV Inc., if (a) any of the conditions set forth in the Merger Agreement required to be satisfied by the Company (see "--Conditions to the Merger--Conditions to the Obligation of Land O'Lakes and AVV Inc. to Effect the Merger") shall become impossible to fulfill other than for reasons totally within the control of Land O'Lakes or AVV Inc., and shall not have been waived, or (b) the stockholders of the Company shall fail to approve and adopt the Merger Agreement and the Merger by the vote required by the DGCL and the Company's Certificate of Incorporation and bylaws at the first meeting of stockholders called for that purpose or any adjournment thereof;

      (iv) by the Company, if any of the conditions set forth in the Merger Agreement required to be satisfied by Land O'Lakes or AVV Inc. (see "--Conditions to the Merger--Conditions to the Obligations of the Company to Effect the Merger") shall become impossible to fulfill other than for reasons totally within the control of the Company, and shall not have been waived;

      (v) by the Company, if the Company receives a bona fide Third Party Acquisition Offer which constitutes a Superior Acquisition and which Third Party Acquisition Offer the Board of Directors of the Company or the Special Committee accepts, approves or recommends; or

      (vi) by Land O'Lakes or AVV Inc., if the Board of Directors of the Company fails to call or hold a special meeting of stockholders or to conduct the vote to approve and adopt the Merger Agreement and the Merger at the special meeting or any adjournment thereof or if the Board of Directors of the Company or the Special Committee fails to recommend the Merger to the stockholders, withdraws or qualifies such recommendation or its approval of the Merger Agreement or the Merger once given or takes any position or action that is inconsistent with such recommendation or accepts, recommends or approves a Third Party Acquisition Offer, whether or not as a result of the Board of Directors' or the Special Committee's exercise of its fiduciary duties.

Fees and Expenses

      The Merger Agreement provides that, except as set forth below, all fees and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such expenses, whether or not the Merger is consummated.

      (i) If the Merger Agreement is terminated as described above under "--Termination," and provided Land O'Lakes is entitled to a Termination Fee (as defined below) as set forth in the Merger Agreement, the Company shall, at the same time as payment of the Termination Fee is required to be paid pursuant to the Merger Agreement, pay Land O'Lakes an amount equal to all reasonable out-of-pocket expenses incurred by or on behalf of Land O'Lakes or AVV Inc. in connection with the negotiation, preparation, financing, execution or consummation of the Merger Agreement and the transactions contemplated thereby, including without limitation legal, accounting, travel, filing, printing, financing commitment and other reasonable fees and expenses; provided that the aggregate fees and expenses payable by the Company to Land O'Lakes pursuant to the Merger Agreement (other than the Termination Fee) shall not exceed $500,000.

      (ii) If the Merger Agreement is terminated pursuant to paragraphs (v) or
(vi) under "--Termination," then the Company shall, within five business days after such termination, pay Land O'Lakes a fee (a "Termination Fee") of $2,000,000 in addition to the expenses set forth in paragraph (i) above.


      (iii) If (a) the Merger Agreement is terminated by Land O'Lakes or AVV Inc. pursuant to paragraphs (ii) or (iii)(a) under "--Termination" as a result of a material breach by the Company of any representations, warranties or covenants contained in the Merger Agreement or as a result of the failure of the satisfaction of the conditions set forth in paragraphs (iv), (xii) or (xiv) under "--Conditions to the Merger --Conditions to the Obligation of Land O'Lakes and AVV Inc. to Effect the Merger," or is terminated by Land O'Lakes or AVV Inc. pursuant to paragraph (iii)(b) under "--Termination" and (b) prior to such termination (A) any person or group shall have informed the Company (or the Board or the Special Committee or any executive officer of the Company) that such person or group proposes, intends to propose, is considering proposing, or will or may, if the Merger is delayed, abandoned or not approved by the Company's stockholders, propose, a Third Party Transaction (as defined in the Merger Agreement), or (B) any such person or group or the Company publicly announces (including without limitation any filing with any federal or state office or agency) that such person or group has proposed, intends to propose, is considering proposing, or will or may, if the Merger is delayed, abandoned or not approved by the Company's stockholders, propose, a Third Party Transaction, and (c) within one year after such termination a Third Party Transaction (whether or not involving such person or group) is consummated, then the Company shall, within five business days after such consummation, pay to Land O'Lakes the Termination Fee in addition to the expenses set forth in (i) above.

      (iv) In no event shall more than one Termination Fee be payable by the Company.

Amendment

      The Merger Agreement provides that to the extent permitted by applicable law, the Merger Agreement may be amended, modified or supplemented only by written agreement of the Company, Land O'Lakes and AVV Inc. at any time prior to the Effective Time with respect to any of the terms contained therein, except that after the meeting of stockholders contemplated by the Merger Agreement, the price per share to be paid pursuant to the Merger Agreement to the holders of Company Stock shall in no event be decreased and the form of consideration to be received by the holders of Company Stock in the Merger shall in no event be altered without the approval of such holders.

Waiver of Compliance; Consents


      The Merger Agreement provides that any failure of Land O'Lakes or AVV Inc., on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition therein (except the conditions described in paragraph (iii) under "--Conditions to the Merger--Conditions to the Obligation of Land O'Lakes and AVV Inc. to Effect the Merger" and the conditions described in paragraph (iii) under "--Conditions to the Merger--Conditions to the Obligations of the Company to Effect the Merger") may be waived in writing by the Company or by Land O'Lakes and AVV Inc., respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The Merger Agreement provides that whenever the Merger Agreement requires or permits consent by or on behalf of any party thereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in the Merger Agreement.


                                APPRAISAL RIGHTS

      Stockholders who have not voted in favor of the Merger or consented thereto in writing have the right to demand an appraisal of the fair value of their Company Stock in accordance with the provisions of Section 262 of the DGCL ("Section 262"), which sets forth the rights and obligations of stockholders demanding an appraisal and the procedures to be followed. Stockholders who perfect such rights will not be entitled to surrender their Company Stock for payment of the Merger Consideration in the manner otherwise described in this Proxy Statement. Stockholders should assume that the Surviving Corporation will take no action to perfect any appraisal rights of any stockholder. Therefore, to exercise his or her appraisal rights, a stockholder should strictly comply with the procedures set forth in Section 262 and is urged to consult his or her legal advisor before electing or attempting to exercise such appraisal rights. Stockholders who vote in favor of the Merger or consent thereto in writing cannot demand appraisal rights, but stockholders are not required to vote their shares of Common Stock against the Merger in order to obtain such appraisal rights. Stockholders who sign and return the proxy card included with this Proxy Statement with instructions to vote in favor of the Merger or, since proxy cards returned without instructions will be voted in favor of the Merger, with no instruction to vote against or abstain from voting with respect to the Merger, will not be entitled to appraisal rights.

      The following is a summary of the procedures to be followed under Section 262, the text of which is attached to this Proxy Statement as Appendix B. The summary does not purport to be a complete statement of, and is qualified in its entirety by reference to, Section 262 and to any amendments to Section 262 after the date of this Proxy Statement. Failure to follow any Section 262 procedure may result in termination or waiver of appraisal rights under Section 262. Any stockholder who desires to exercise his or her appraisal rights should review carefully Section 262 and is urged to consult his or her legal advisor before electing or attempting to exercise such rights.

      Only a stockholder of record is entitled to seek appraisal. The demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the holder's stock certificates. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the stock is owned of record by more than one person, as in a joint tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a stockholder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares of Company Stock.

      A record stockholder, such as a broker, who holds shares of Company Stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the shares of Company Stock held for such beneficial owners. In such case, the written demand for appraisal must set forth the number of shares of Company Stock covered by such demand. Unless a demand for appraisal specifies a number of shares of Company Stock, such demand will be presumed to cover all shares of Company Stock held in the name of such record owner.


      The Company is mailing to each stockholder of record as of the Record Date this Proxy Statement, which constitutes the notice required under Section 262. Included with this Proxy Statement is a copy of Section 262. Any stockholder entitled to appraisal rights may demand, in writing, from the Company, prior to the vote on the Merger, an appraisal of his or her shares of Company Stock. Such demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of his or her shares of Company Stock. Failure to make such a demand will foreclose a stockholder's right to appraisal. A proxy or vote against the Merger shall not constitute a demand. In addition, any stockholder voting in favor of the Merger or consenting thereto in writing is not entitled to appraisal rights under Section 262. Stockholders who sign and return the proxy card included with this Proxy Statement with instructions to vote in favor of the Merger or, since proxy cards returned without instructions will be voted in favor of the Merger, with no instruction to vote against or abstain from voting with respect to the Merger, will not be entitled to appraisal rights.


      A stockholder may withdraw his or her demand for appraisal by written request within 60 days after the Effective Time of the Merger, but thereafter the approval of the Surviving Corporation is needed for such a withdrawal. Upon withdrawal of an appraisal demand, a stockholder will be entitled to receive the Merger Consideration, without interest.

      Within 10 days after the Effective Time of the Merger, the Surviving Corporation shall notify each stockholder who has complied with the provisions of Section 262. Within 120 days after the Effective Time (the "120-Day Period"), in compliance with Section 262, any stockholder who has properly demanded an appraisal and who has not withdrawn his or her demand as provided above (such stockholders being referred to collectively as the "Dissenting Stockholders") and the Surviving Corporation each has the right to file in the Delaware Court of Chancery (the "Delaware Court") a petition (the "Petition") demanding a determination of the value of the Company Stock held by all of the Dissenting Stockholders. If, within the 120-Day Period, no Petition shall have been filed as provided above, all rights to appraisal will cease and all of the Dissenting Stockholders who owned Company Stock will become entitled to receive the Merger Consideration. The Surviving Corporation is not obligated and does not intend to file a Petition. Any Dissenting Stockholder is entitled, within the 120-Day Period and upon written request to the Surviving Corporation, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger and the aggregate number of shares of Company Stock with respect to which demands for appraisal have been received and the aggregate number of Dissenting Stockholders.

      Upon the filing of the Petition by a Dissenting Stockholder, the Delaware Court may order that notice of the time and place fixed for the hearing on the Petition be mailed to the Surviving Corporation and all of the Dissenting Stockholders and be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Delaware Court. The costs relating to these notices will be borne by the Surviving Corporation. If a hearing on the Petition is held, the Delaware Court is empowered to determine which Dissenting Stockholders have complied with the provisions of Section 262 and are entitled to an appraisal of their Common Stock. The Delaware Court may require that Dissenting Stockholders submit their certificates for notation thereon of the pendency of the appraisal proceedings. The Delaware Court is empowered to dismiss the proceedings as to any Dissenting Stockholder who does not comply with such requirement. Accordingly, Dissenting Stockholders are cautioned to retain their certificates pending resolution of the appraisal proceedings.


      Stockholders considering seeking appraisal should have in mind that the fair value of their shares of Company Stock determined under Section 262 could be more, the same, or less than the Merger Consideration and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Court has discretion to require the Surviving Corporation to pay interest on the fair value of the shares determined pursuant to Section 262.


      Dissenting Stockholders are generally permitted to participate in the appraisal proceedings. No appraisal proceeding in the Delaware Court shall be dismissed as to any Dissenting Stockholder without the approval of the Delaware Court, and this approval may be conditioned upon terms which the Delaware Court deems just.

      From and after the Effective Time, Dissenting Stockholders will not be entitled to vote their Common Stock for any purpose and will not be entitled to receive payment of dividends or other distributions in respect of such Common Stock or Preferred Stock, as applicable, payable to stockholders of record thereafter.

                             BUSINESS OF THE COMPANY

      The Company has two principal businesses. The Company's branded business develops, markets and distributes nutritionally oriented cheeses and deli meats under its own label and operates a converting and packaging facility through a wholly-owned subsidiary, Dakota Farms Cheese, Inc. ("DFC"), formerly known as Marolf Dakota Farms Cheese, Inc., a Delaware corporation, located in Sturgis, South Dakota. Through February 17, 1994, the Company packaged and converted cheese under private labels through the Company's wholly-owned subsidiary, Mountain Farms, Inc. ("MFI"), a Utah corporation, in which a 65% interest was sold on that date. The Company's other principal business is its cheese and dairy products trading business which is operated through MCT Dairies, Inc. ("MCT"), a New Jersey corporation and a wholly-owned subsidiary of the Company.

      The Company was incorporated in Delaware on February 14, 1986. The principal office of the Company is located at 111 Dunnell Road, Maplewood, New Jersey 07040. The telephone number is (973) 378-8600.

Branded Business


      The principal branded cheeses currently marketed by the Company are the Alpine Lace(R) brand line of cheeses, which are generally lower in sodium and lower in fat and cholesterol than cheeses made from whole milk, and the Alpine Lace(R) fat free brand line of fat free cheese products. The Company also develops and markets deli meats, which are also generally lower in sodium and fat and cholesterol than other deli meats. The Company generally purchases these products from independent manufacturers who utilize the Company's proprietary recipes and markets them throughout the United States under its own trademark. DFC converts and packages Alpine Lace(R) brand dairy case sliced cheeses for retail and club store sales and does private-label packaging. As a result of a restructuring of the Company's operations in December of 1994, DFC ceased producing skim milk cheese, including skim milk cheese used by the Company, and terminated its DFC product line of DFC brand Colby, Cheddar, and Monterey Jack cheeses marketed by the Company.



      The Company's branded cheese and deli meat business (excluding DFC) had revenues before intercompany eliminations in the six months ended June 30, 1997 and for the years ended 1996, 1995, and 1994 of $62,887,061, $130,869,866,
$124,933,243, and $117,258,595, respectively. In the six months ended June 30, 1997 and for the years ended 1996, 1995, and 1994, DFC had revenues before intercompany eliminations of $8,833,298, $15,319,946, $14,353,026, and
$14,152,399, respectively.


      Alpine Lace(R) Reduced Fat and Reduced Sodium Swiss Cheese, a pasteurized part-skim milk cheese, is the Company's largest selling product constituting approximately 50% of its branded cheese sales. The product is offered for sale to consumers in supermarkets, delicatessens, club stores and specialty food stores, with most sales made in the delicatessen sections of supermarkets. It is primarily sold in bulk quantities by the Company and is sliced or cut into chunks for consumers at the retail store, and in retail packages sold in the dairy case section of supermarkets, warehouse club stores and grocery stores.

      Sales of this product commenced in January, 1984, and the Company currently sells Alpine Lace(R) Reduced Fat and Reduced Sodium Swiss Cheese to approximately 1,000 customers, primarily supermarket chains, supermarket food distributors, warehouse club stores and specialty food store distributors.

      Alpine Lace(R) Reduced Fat and Reduced Sodium American and Hot Pepper Flavor Pasteurized Process Cheese Product and Reduced Sodium Muenster Cheese, Reduced Fat Mozzarella Cheese, Reduced

Fat Cheddar Cheese, Reduced Fat and Reduced Sodium Provolone Cheese, and Reduced Fat and Reduced Sodium Colby Cheese are other cheeses made by the Company. These products (aside from the American and Hot Pepper Flavor Pasteurized Process Cheese Product) are natural cheese products. Except for Reduced Fat Mozzarella Cheese, all have up to 50% less sodium than their typical cheese counterparts. Aside from the Reduced Sodium Muenster Cheese, all of these products are lower in cholesterol and lower in fat and calories than their typical counterparts. Other products introduced in late 1995 include Alpine Lace(R) Reduced Fat Feta Cheese, which contains 50% less fat than regular Feta, and Alpine Lace(R) Fat Free Shredded Parmesan, which features 60% less calories, 88% less cholesterol and 25% less sodium than regular Parmesan cheese. In the spring of 1997, the Company introduced a line of 50% Reduced Fat cheeses including Goat Cheese, Feta with Sundried Tomato & Basil, Cream Cheese with Garlic & Herbs and Cream Cheese with Sundried Tomato & Basil.

      The Company introduced Alpine Lace(R) fat free cheese products for the retail dairy case in the summer of 1990 and currently sells these products to about 75% of all major supermarket chains in the United States and to a lesser extent into other trade channels. In late 1996, the Company redesigned the packaging for its fat free line using much brighter colors and upscaled graphics in order to emphasize the high quality of the product.

      Alpine Lace(R) Fat Free Turkey Breast was introduced in May, 1995 and is now available in about 25% of the United States' supermarkets. Besides the fat free benefit, this product also contains 56% less sodium than regular turkey breast.

      Alpine Lace(R) 97% Fat Free Roast Beef was introduced to the marketplace in late third quarter 1997, and is currently being rolled out in select test markets across the country. Aside from being 97% fat free this product has been approved by the United States Department of Agriculture to bear the claim "an excellent source of protein."

      The Company now offers three ham products via supermarket delis across the country: Alpine Lace(R) 97% Fat Free Boneless Cooked Ham, Alpine Lace(R) 97% Fat Free Honey Ham, and a brand new Alpine Lace(R) 100% Fat Free Boneless Cooked Ham, which is being test marketed in select markets across the country. The fat free and honey ham products have a 60% and 33%, respectively, reduction in sodium and the 97% boneless cooked ham has a 45% reduction in sodium.


      The Company is also in the process of launching a full line of prepared foods for distribution in test markets across the country. These items address the most popular trend in the supermarket industry today, home meal replacement. Found in the refrigerated case of supermarkets' deli sections, this line includes four different varieties of refrigerated pizzas, and wrapped sandwiches, all designed to take home, heat and eat. Their goal is to afford consumers convenience and nutritional superiority in this growing meal replacement category. All products have 50% less fat than their traditional counterparts.


Manufacturing

      In 1995, the Company ceased manufacturing any of its branded cheeses. The Company either owns or has significant rights to the respective recipes or manufacturing processes for most of its products, including Alpine Lace(R) Reduced Fat and Reduced Sodium Swiss Cheese, which are now manufactured by independent manufacturers.

      Alpine Lace(R) Reduced Fat and Reduced Sodium Swiss Cheese is manufactured in a privately owned facility under a contract granting the Company the exclusive right to purchase the product (with a minor exception). The agreement requires the manufacturer to supply the Company's requirements of the cheese through December, 2000, with successive five year renewal periods thereafter, unless terminated by either party. The Company may purchase, with the reasonable consent of the manufacturer, up to 10% of its requirements for the product from another source. As part of the agreement with the primary manufacturer, entered into in July, 1988, the Company obtained an exclusive license to use such manufacturer's Reduced Fat and Reduced Sodium Swiss Cheese recipe for the production of this cheese (subject to paying license fees based on volume produced) if the manufacturer elects not to renew the agreement, breaches the agreement, or undergoes a change in control. The Company also has a limited exclusive license to produce this cheese to cover certain shortfalls in the manufacturer's production.


      At present, there are adequate supplies of raw materials, primarily milk, used by the Company's suppliers in manufacturing the Company's products. The average relevant commodity market prices were at record high levels in 1996. The average relevant commodity market prices returned to more historical levels in the six month period ended June 30, 1997.



      In May, 1990, the Company acquired all patents pending and technology for fat free and low fat cheese and cultured dairy products as well as certain assets, rights and technologies from Gamay Foods, Inc. ("Gamay") for approximately $1.85 million in cash and the issuance of restricted special stock warrants to purchase 75,000 shares of Common Stock at the stock market price at the time of the warrants' issuance; provided however, the price of such warrants is decreased by $2.00 upon a change of control (as defined in such warrant agreement). The exercise price of the warrant, giving effect to the Merger, is now $7.63. Additionally, the Company has agreed to pay a royalty to Gamay on future sales of products associated with the acquisition. On February 24, 1995, the Company and Gamay modified their royalty agreement. The Company and Gamay also entered into other agreements, including a supply agreement and consulting agreement, some of the terms of which have been modified since May 1990. The Company has applied this technology to create its Alpine Lace(R) fat free line of cheeses.


Marketing and Advertising

      Alpine Lace(R) Reduced Fat and Reduced Sodium Swiss Cheese was sold in all 70 United States geographic markets as of June 30, 1997 and was available, according to the Company's estimates, in approximately 45,000 retail stores in those markets. Other Alpine Lace(R) brand cheeses and deli meats were sold in approximately 30,000 stores nationwide. The Company's marketing program places substantial emphasis upon advertising and promotion, primarily television advertising, as well as point of sale merchandising and cooperative retailer promotions and advertisements.

      The Company received Kosher certification for its Reduced Fat and Reduced Sodium Swiss Cheese, which represents over 50% of the Company's delicatessen business.

      The Company has been actively selling its products to the food service and club store industries. Where appropriate, special sized packs of Alpine Lace(R) brand cheese products have been developed.

Distribution

      The largest single customer of the Company's branded cheese and deli meat business accounted for approximately 5% of the 1996 branded cheese and deli meat sales revenues, and the eight largest customers accounted for approximately 27% of such sales revenues. Sales, whether to supermarket chains, distributors, or others, are typically made through independent sales agency firms (food brokers), which may also deal with cheeses and deli meats manufactured or distributed by other companies. These sales agency firms also participate in local promotional activities and in-store merchandising for the Company's products.

Cheese Converting, Packaging and Manufacturing Operations

      On February 17, 1994, the Company sold 65% of the outstanding shares of common stock of its then wholly-owned cheese converting and packaging subsidiary, MFI. At December 31, 1994, the Company recorded a charge of $1,517,757 to write-down to zero the carrying value of its investment and related assets and expenses in MFI. In addition, the Company recorded a charge of $1,070,700 relating to the cancellation of its supply agreement with MFI which was payable in twenty-six monthly installments ending February, 1997. Beginning in February 1995, the Company moved its converting and packaging requirements from MFI to an outside supplier.

      In connection with the Company's restructuring plan approved in December 1994, the Company closed its skim milk cheese production facility at DFC in January 1995. In addition, DFC cheese products were discontinued in December 1994. DFC continues to convert and package the Company's warehouse club store and dairy case sliced cheeses sold under the Alpine Lace(R) brand and does private-label packaging.

Cheese and Dairy Products Trading Business

      The Company's cheese and dairy products trading activities are performed by MCT. MCT purchases, almost always as principal, bulk packaged quantities of domestic and imported cheese and dairy products. The size of purchases ranges generally from 3,000 to 42,000 pounds. Substantially all of the products purchased and then sold are bulk cheese, butter, whey, nonfat dry milk powder, animal feed, dairy flavorings, casein and caseinates, and buttermilk. MCT generally purchases cheese and dairy products to fill purchase orders received from its customers, although it will buy limited amounts of product without specific sales commitments, to be held in inventory for future sale (and stored in public warehouses, if necessary).

      MCT also exports cheese and dairy products either directly or under the auspices of various U.S. government assisted programs. In 1992, MCT became active in world market trading of non-cheese dairy products. From time to time, MCT will act as a broker and receive a commission, although to date commissions have not been significant.

      In 1996, MCT sold to approximately 32 manufacturers/processors, 78 distributors, and approximately 31 cheese and dairy products trading firms. The largest two customers each accounted for approximately 20% of the Company's cheese and dairy products trading revenues in 1996.

Government Regulation

      The Company and its suppliers are subject to extensive regulation by various government agencies which, pursuant to statutes, rules and regulations, prescribe quality, purity, manufacturing, advertising and labeling requirements. Food products are often subject to "standard of identity" requirements, which are promulgated at both the federal and state level, that set forth the permissible qualitative and quantitative ingredient content of foods, and information that must be provided on food product labels. The Federal Food and Drug Administration ("FDA"), United States Department of Agriculture ("USDA"), FTC and many states review product labels and advertising.

      The Company's branded cheese products and deli meats meet the current applicable FDA, USDA, and state requirements and its advertising and labels accurately describe its products. The Company has made changes in its advertising and labeling in response to the new labeling laws.

      Food manufacturing, processing and packaging facilities of the Company and its suppliers are subject to inspection by various federal and state regulatory authorities and must comply with various health and safety regulations.

Trademarks and Patents

      Product identification is important in marketing the Company's products, and the Company seeks to protect the brand identification it has developed. The Company and its subsidiaries own a number of registered trademarks including the Company's primary trademark, ALPINE LACE(R).

      Since 1992, the Company has been issued five U.S. patents for the manufacture of fat free and low fat cheese and cheese products. The Company has also obtained similar patent protection in New Zealand. Additionally, the Company either owns or has significant rights to the recipes and manufacturing processes of substantially all of its Alpine Lace(R) reduced fat and fat free products.

Competition

      The Company's Alpine Lace branded products compete intensively with many established domestic and foreign brands which are, in many cases, less expensive than the Company's products. Many of these products are marketed by companies with greater financial and other resources than those of the Company. The Company believes that the Alpine Lace(R) brand is currently one of the five largest advertised brands of cheese in measured media in the United States. The Company's primary cheese products have certain health-related characteristics that the Company believes differentiate them from many other cheeses; however, the Company faces significant competition from cheese products with similar characteristics. The principal competitors with the Company's products in the reduced sodium, fat free and/or reduced fat cheese fields are Lorraine(R) cheese, a cheese which the Company believes resembles Swiss cheese in some respects, which is produced by Stella Cheese Co., Inc., Kraft Free(R) and other reduced fat cheese products marketed by Kraft Foods, Inc. and Healthy Choice(R) marketed by Beatrice Cheese Co., Inc., a division of Con Agra.

      The Company's cheese and dairy products trading business is subject to intense competition from cheese and dairy products importers, distributors and manufacturers, as well as from other cheese trading companies. In addition, potential purchasers' internal buyers can serve many of the functions for which a cheese and dairy products purchaser might otherwise use a cheese and dairy products trading company. However, cheese and dairy products trading companies like the Company's offer the advantage of specialization, with its resulting efficiencies.

Employees

      The Company and its subsidiaries currently have 161 employees.

Business Segment Information

      The Company's operations consist of two segments: (1) the branded cheese business which develops, markets, distributes, packages and converts branded cheeses, deli meats and other specialty food products; and (2) the cheese and dairy products trading business.

Properties

      The Company's 7,575 gross square foot administrative offices, located in a modern office building in Maplewood, New Jersey, are under two leases providing for annual rentals of $44,460 and $100,048, respectively, and both expiring April 30, 2000. The Company believes that this present space is sufficient for its present business operations (excluding DFC) for the foreseeable future.

      DFC's facilities are located within the incorporated limits of Sturgis, South Dakota. DFC owns 2.25 acres of land and two buildings. The buildings consist of a 1,440 square foot truck garage and a 16,940 square foot packaging and warehousing building where cheese is cut into consumer packaged products. An administrative office was built atop of the packaging and warehousing building due to the sale of the 2,812 square foot administrative office building in 1995. The 9,370 square foot production building was also sold during 1995 due to the closing of the skim milk cheese operation.

Legal Proceedings


      In an action brought by the Company on March 7, 1995 in the United States District Court for the District of New Jersey against Kraft Foods, Inc. ("Kraft"), Borden, Inc. ("Borden"), Beatrice Cheese, Inc. ("Beatrice") and Schreiber Foods, Inc. ("Schreiber") alleging infringement of the Company's patent for the manufacture of low fat cheese, summary judgment was granted in favor of Kraft in March 1996; partial summary judgments were granted in favor of Borden and Schreiber in September 1996 and April 1997; and partial summary judgment was granted in favor of Beatrice Cheese, Inc. on July 11, 1997. The Company's motion for reconsideration by the District Court of the grant of partial summary judgment in favor of Beatrice was denied on September 23, 1997.



      The grants of summary judgment in favor of Kraft, Borden and Schreiber have been appealed to the United States Court of Appeals for the Federal Circuit (the "Federal Circuit") and the appeals have been consolidated. It is anticipated that briefing will be completed at the end of October, argument will occur in approximately February 1998 and a decision may be available in the spring of 1998. The Company filed a Notice of Appeal in the Federal Circuit in relation to the grant of partial summary judgment in favor of Beatrice on October 17, 1997. Proceedings in relation to the claims remaining before the United States District Court for the District of New Jersey have been stayed until May 1998.



      During 1996, the Company was joined as a defendant in two separate class actions pending in the United States District Court for the Eastern District of Wisconsin. The complaints in these two actions are nearly identical, were filed by the same plaintiffs' lawyers, and were brought on behalf of the same class. Both complaints allege conspiracy among the Company, Kraft, Borden and the National Cheese Exchange, Inc. (the "NCE") to, among other things, manipulate cheese prices and unreasonably restrain trade in violation of the Sherman Act. Both cases also assert state law claims for fraud and misrepresentation and breach of contract. Both complaints seek unspecified actual and punitive damages and injunctive relief.



      Following the denial of a motion for class certification in one of the cases in December 1996, one of the cases was dismissed without prejudice, but with costs, on May 2, 1997 and the other case was dismissed without prejudice or costs on September 3, 1997.

      On July 15, 1997, the Company was served with a complaint in a class action pending in the Wisconsin Circuit Court for Dane County. The complaint in this action, which was brought by five individual Wisconsin dairy farmers on behalf of a nationwide class of milk producers, contains three counts. In the second count, which is the only count containing allegations against the Company, the plaintiffs allege a conspiracy among the Company and co-defendants, the NCE, Kraft and Borden, to manipulate, through their trading practices, prices of bulk cheese on the Cheese Exchange in violation of the Wisconsin antitrust laws. This manipulation is alleged to have artificially depressed the price at which cheese was sold on the Cheese Exchange and, in turn, the price at which plaintiffs allege they were able to sell their milk. The other two counts of the complaint contain allegations against only Kraft and the NCE. The complaint seeks treble damages in an unspecified amount.

      On September 23, 1997, a First Amended and Consolidated Class Action Complaint was filed in the Circuit Court for Dane County whereby the above referenced case was consolidated with two other similar cases pending against Kraft and the NCE. Two of the 7 counts in the Consolidated Complaints contain allegations against the Company. These are: Count III in which Plaintiffs allege that the Company, Kraft and defendant Borden exercised power to control prices in the relevant markets and that Kraft had acquired and exercised monopoly power in violation of the Wisconsin anti-trust laws and Count IV in which Plaintiffs allege a conspiracy among the Company, Kraft, Borden and the NCE to manipulate prices of bulk natural cheese on the NCE in violation of Wisconsin anti-trust laws. As with the first complaint, the consolidated complaint seeks treble damages in an unspecified amount. On October 13, 1997, the defendants filed a motion to dismiss the Consolidated Complaint.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT OF THE COMPANY

      The following table sets forth information, as of October 17, 1997, for all holders of 5% or more of the Company's Common Stock, for each of the Company's Directors, for the Company's Chief Executive Officer and its other four most highly compensated executive officers, and for all executive officers and directors of the Company as a group. Information with respect to beneficial ownership is based upon information furnished to the Company by each security holder. The warrants and options referred to in the footnotes to the table are presently exercisable or will become exercisable at the Effective Time, except as otherwise noted.

                                                               Amount              Percentage
                                                              and Nature         of Outstanding
                                                            of Beneficial            Common
                   Name and Address(1)                      Ownership(2)              Stock
                   -------------------                      -------------            ------
Carl T. Wolf.............................................   1,703,800(3)(4)           32.3%
Goldman, Sachs & Co. ....................................     471,400                  9.2%
86 Broad Street
New York, NY  10004
Kenneth E. Meyers........................................     136,917(5)               2.6%
George S. Wenger.........................................     106,398(6)               2.1%
Marion F. Wolf...........................................     110,500(3)(7)            2.1%
Arthur Karmel............................................      56,500(9)               1.1%
Richard Cheney...........................................      33,800(10)               (8)
Richard S. Hickok........................................      41,301(11)               (8)
Howard M. Lorber.........................................      31,800(12)               (8)
Joseph R. Rosetti........................................      36,900(13)               (8)
Marvin Schiller..........................................      32,800(10)               (8)
John M. Small............................................       6,600(14)               (8)
All executive officers and Directors as
  a group................................................   2,238,317(15)             39.4%

----------
(1) Unless otherwise indicated, the address of each beneficial owner is c/o Alpine Lace Brands, Inc., 111 Dunnell Road, Maplewood, New Jersey 07040.

(2) Unless otherwise indicated, the persons shown have sole voting and investment power with respect to the shares listed.

(3) Includes 75,000 shares of Common Stock jointly owned by Carl T. Wolf and Marion F. Wolf. Each of Mr. and Mrs. Wolf disclaim beneficial ownership of the other's shares of Common Stock.
(4) Includes options to purchase 100,000 shares of Common Stock granted pursuant to the Company's 1987 Stock Option Plan (the "1987 Plan") and 52,200 shares of Common Stock granted pursuant to the Company's 1997 Stock Option Plan (the "1997 Plan").
(5) Includes options to purchase 75,250 shares of Common Stock granted pursuant to the 1987 Plan and 10,150 shares of Common Stock granted pursuant to the 1997 Plan.
(6) Includes options to purchase 65,250 shares of Common Stock granted pursuant to the 1987 Plan and 10,150 shares of Common Stock granted pursuant to the 1997 Plan.

(7) Includes options to purchase 25,500 shares of Common Stock granted pursuant to the 1987 Plan and 5,000 shares of Common Stock granted pursuant to the 1997 Plan.

(8)   Less than one percent.

(9) Includes options to purchase 33,000 shares of Common Stock granted pursuant to the 1987 Plan and 3,500 shares of Common Stock granted pursuant to the 1997 Plan.


(10) Includes options to purchase 22,200 shares of Common Stock granted pursuant to the 1987 Plan and 6,600 shares of Common Stock granted pursuant to the 1997 Plan.


(11) Includes 7,750 restricted special warrants to purchase 7,750 shares of Common Stock and options to purchase 22,200 shares of Common Stock granted pursuant to the 1987 Plan and 6,600 shares of Common Stock granted pursuant to the 1997 Plan and includes 667 restricted special warrants to purchase 2,001 shares of Common Stock and 667 warrants, with such 667 warrants exercisable to purchase an additional 1,000 shares of Common Stock.


(12) Consists of options to purchase 25,200 shares of Common Stock granted pursuant to the 1987 Plan and 6,600 shares of Common Stock granted pursuant to the 1997 Plan.

(13) Includes 5,500 restricted special warrants to purchase 5,500 shares of Common Stock and options to purchase 22,200 shares of Common Stock granted pursuant to the 1987 Plan and 6,600 shares of Common Stock granted pursuant to the 1997 Plan.
(14) Consists of options to purchase 6,600 shares of Common Stock granted pursuant to the 1987 Plan.
(15) Includes (i) 667 restricted special warrants to purchase 2,001 shares of Common Stock and 667 warrants, with such 667 warrants exercisable to purchase an additional 1,000 shares of Common Stock, (ii) 13,250 restricted special warrants to purchase 13,250 shares of Common Stock, and
      (iii) options to purchase 431,100 shares of Common Stock granted pursuant to the 1987 Plan and 117,500 shares of Common Stock granted pursuant to the 1997 Plan.

                              CERTAIN TRANSACTIONS

Market Finders Brokerage, Inc.

      Market Finders Brokerage, Inc. ("Market Finders") is a food brokerage company organized in 1977 by Mr. and Mrs. Wolf. Mr. Wolf served as the President and was sole stockholder of Market Finders from 1977 until December 1985, at which time he resigned his position and transferred his stock in Market Finders to Mrs. Wolf, who succeeded him as President. In May, 1990, Market Finders sold the commission brokerage portion of its business to an unrelated party, but the sale provided for Mrs. Wolf to receive a percentage royalty (subject to a specified minimum and maximum) based on commissions generated by Market Finders. Effective April 1, 1993 and again in 1995, the commission brokerage business was resold to new owners, and Mrs. Wolf's percentage royalty arrangements were renegotiated, including a new provision for reduction of Mrs. Wolf's royalty in the event the Company ceases doing business with the new purchaser.


      The Company continues to use the services of the purchasers of Market Finders' commission brokerage business. During 1996 and the six months ended June 30, 1997, sales agency fees and commissions paid by the Company to the purchaser aggregated $215,951 and $93,592, respectively.



      Market Finders, which is still owned by Mrs. Wolf, continues to engage in certain import quota transactions with the Company. During 1996 and the six months ended June 30, 1997, purchases by the Company from Market Finders aggregated $539,181 and $176,834, respectively.


Herbloc, Inc.

      In December, 1991, MCT Dairies, Inc., a wholly-owned subsidiary of the Company, made an unsecured loan to Kenneth E. Meyers, the President of MCT, in the amount of $65,000 in order to finance the purchase by Mr. Meyers of all of the outstanding stock of Herbloc, Inc. ("Herbloc"), a California corporation. The loan bore interest at the rate of 11% per annum, compounded quarterly, and was repayable over five years in 20 equal installments of principal, plus accrued interest. The loan was repaid in full on December 31, 1996.

      At the time of Mr. Meyers' purchase of the stock of Herbloc in December, 1991, the Company entered into a five-year supply agreement with Herbloc, renewable at the Company's option for an additional five years, pursuant to which Herbloc has agreed to sell to the Company all cheese and cheese products imported by Herbloc pursuant to its import quotas. The Company has agreed to pay Herbloc (a) the cost of the imported cheese and cheese products plus all direct costs related to the importation of quota cheese, (b) a mark-up during the initial term of $0.0984 per pound of quota cheese imported under Herbloc's historical and non-historical import quotas, plus $0.015 per pound of quota cheese imported by Herbloc under any supplementary import quotas, but not less than $18,000 per year of mark-ups during the initial term, and during the renewal term (if any) a mark-up of $0.035 per pound of quota cheese imported by Herbloc under any quotas, and (c) the amount paid by Herbloc to the U.S. Department of Agriculture each year for license fees. The supply agreement guarantees that each year the Company will either purchase at least 86% of Herbloc's "quota share" for cheese and cheese products, or the Company will notify Herbloc by September 15 of such year of the amount of each "quota share" which the Company does not plan to purchase during the remainder of such year.

      During 1996 and the six months ended June 30, 1997, the Company had aggregate purchases from Herbloc of $716,415 and $231,334, respectively, and the Company had aggregate sales to Herbloc of $43,723 and $71,333, respectively.


                      MARKET FOR THE COMPANY'S COMMON STOCK
                       AND RELATED SECURITY HOLDER MATTERS

      The Common Stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol: LACE.

      The Nasdaq Stock Market quotations set forth in the table reflect inter-dealer prices, without retail mark-up, mark-down or commission, which may not necessarily represent actual transactions.


                                                        COMMON
                                                HIGH              LOW

First Quarter, 1995                           $  7.63          $  3.50
Second Quarter, 1995                             9.31             6.50
Third Quarter, 1995                             11.50             7.63
Fourth Quarter, 1995                            12.13             9.50

First Quarter, 1996                             10.63             6.50
Second Quarter, 1996                             6.75             5.13
Third Quarter, 1996                              6.25             4.50
Fourth Quarter, 1996                             6.47             5.13

First Quarter, 1997                              6.50             5.00
Second Quarter, 1997                             7.38             4.81
Third Quarter, 1997                             10.00             5.38
Fourth Quarter, 1997                             8.88             8.63
(Through November 7, 1997)



      As of the close of business on November 7, 1997, there were 190 registered holders of record of the Common Stock. The Company estimates that there are over 2,100 beneficial owners of its Common Stock. As of September 30, 1997, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of Common Stock was $10.00. On November 7, 1997, the most recent date for which prices were available prior to printing this Proxy Statement, the closing price per share of Common Stock was $8.75. Stockholders are urged to obtain current market quotations for their shares of Common Stock.


                          THE COMPANY'S DIVIDEND POLICY

      The Company has never declared or paid any cash dividends on its Common Stock. Cash dividends are restricted by the Company's bank credit facility agreement.

                              SELECTED CONSOLIDATED
                                FINANCIAL DATA(1)


                                             Dec. 31, 1996  Dec. 31, 1995  Dec. 31, 1994   Dec. 31, 1993   Dec. 31, 1992
                                             -------------  -------------  -------------   -------------   -------------
Selected Data from Statement
   of Operations:
   Net sales                                 $ 161,896,522  $ 145,043,395  $ 132,354,808   $ 180,745,614   $ 167,306,297
   Earnings (Loss) before
     cumulative effect of an accounting
     change & extraordinary item                 1,902,004      3,912,028     (3,122,989)     (4,040,254)          8,723
   Extraordinary item2                                  --        103,760             --              --              --
   Cumulative effect of an
     accounting change3                                 --             --             --              --         (49,000)
   Net earnings (loss)                           1,902,004      4,015,788     (3,122,989)     (4,040,254)        (40,277)
   Preferred stock dividends                       168,750        121,513             --              --              --
   MCT Dairies, Inc. option                        107,751             --             --              --              --
   Net earnings (loss)
     applicable to common shareholders           1,625,503      3,894,275     (3,122,989)     (4,040,254)        (40,277)
   Net earnings (loss) per share
     of common stock:
        Earnings (Loss) before cumulative
           effect of an accounting change &
           extraordinary item                          .31            .72           (.62)           (.81)                 (4)
        Extraordinary item                              --            .02             --              --              --
        Cumulative effect of an
           accounting change3                           --             --             --              --            (.01)
   Net earnings (loss) per share                       .31            .74           (.62)           (.81)           (.01)

   Selected Balance Sheet Data5:
     Current assets                             23,045,979     20,422,667     22,916,704      28,619,853      24,008,873
     Current liabilities                        13,368,157     15,363,586     18,751,765      18,949,907      13,401,972
     Working capital                             9,677,822      5,059,081      4,164,939       9,669,946      10,606,901
     Total assets                               28,571,335     26,276,701     28,936,515      38,056,602      35,896,521
     Long-term liabilities
        (less current maturities)                7,903,878      5,817,868     10,716,233      16,515,189      15,843,190
     Stockholders' equity (deficiency)           7,299,300      5,095,247       (531,483)      2,591,506       6,651,359


                                                 Six Months Ended June 30,
                                                    1997          1996
                                                    ----          ----
Selected Data from Statement
   of Operations:
   Net sales                                  $  73,786,601  $  70,118,168
   Earnings (Loss) before
     cumulative effect of an accounting
     change & extraordinary item                  1,620,080        894,093
   Extraordinary item2                                   --             --
   Cumulative effect of an
     accounting change3                                  --             --
   Net earnings (loss)                            1,620,080        894,093
   Preferred stock dividends                         84,375         84,375
   MCT Dairies, Inc. option                           6,289          1,800
   Net earnings (loss)
     applicable to common shareholders            1,529,416        807,918
   Net earnings (loss) per share
     of common stock:
        Earnings (Loss) before cumulative
           effect of an accounting change &
           extraordinary item                           .30            .15
        Extraordinary item                               --             --
        Cumulative effect of an
           accounting change3                            --             --
   Net earnings (loss) per share                        .30            .15

   Selected Balance Sheet Data5:
     Current assets                              25,272,697     19,984,539
     Current liabilities                         11,403,445     11,156,913
     Working capital                             13,869,252      8,827,626
     Total assets                                30,708,912     25,767,689
     Long-term liabilities
        (less current maturities)                10,596,439      8,321,819
     Stockholders' equity (deficiency)            8,709,028      6,288,957


(1) The comparability of the selected financial data is affected by the Company's sale of 65% of MFI on February 17, 1994. The operations of MFI were consolidated with that of the Company through December 31, 1993.
(2) On March 27, 1995, the Company redeemed its $3,000,000 subordinated note payable and common stock purchase warrants for $3,000,150 plus accrued interest of $42,750. The redemption resulted in a net extraordinary gain of $103,760 to the Company.
(3) Effective January 1, 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." See Note H to the Consolidated Financial Statements.
(4)   Rounds to less than one cent earnings per share.
(5) The comparability of the selected balance sheet data is affected by the reclassification of net assets of MFI to Investment in and advances to MFI as of December 31,1993. See "Business - Cheese Converting, Packaging and Manufacturing Operations."

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Results of Operations

      Six Months Ended June 30, 1997 versus Six Months Ended June 30, 1996


      Net sales for the six months ended June 30, 1997 were $73,786,601 as compared to $70,118,168 in the same period of 1996. The Company's Branded division had decreased sales of $498,535 for the first six months ended June 30, 1997 going from $55,751,596 in 1996 to $55,253,061 in 1997 primarily due to the decrease in sales of commodity cheddar cheese, partially offset by an increase in selling prices and an increase in unit volume. The Company's Branded division sales excluding commodity sales increased $3,838,221 or 7.5% from $51,076,768 in 1996 to $54,914,989 in 1997 primarily as a result of a 5.7% increase in sales price per unit. Sales for the Company's cheese and dairy products trading business increased by 29% or $4,166,968 to $18,533,540 in 1997 from $14,366,572 in 1996 due to greater unit volume sales partially offset by lower sales price per unit.



      As a percentage of sales, gross profit increased to 28.9% in the first six months of 1997 from 23.4% in 1996. Gross profit increased by $4,883,869 in the six months ended June 30, 1997 going from $16,436,538 in 1996 to $21,320,407 in 1997. The increase in both gross profit as a percent of sales and total gross profit are primarily the result of the lower cost to purchase cheese resulting from lower commodity prices.


      As a percentage of sales, selling and administrative expenses increased from 20.8% in the first six months of 1996 to 24.9% in 1997. Selling and administrative expenses increased from $14,612,697 in the first six months of 1996 to $18,344,472 in 1997. The major contributors to this increase were from promotion, advertising and coupon expenses.

      The Company's operating profit increased by $1,152,094 from $1,823,841 in the first six months of 1996 to $2,975,935 in 1997. Operating profit as a percent of net sales increased to 4.0% in the first six months of 1997 compared to 2.6% in 1996 due to the higher gross profit, partially offset by the higher selling and administrative expenses previously discussed.

      Net interest expense in the first six months of 1997 was $475,804, an increase of $94,049 from the comparable period of 1996, as a result of the Company's increased use of its working capital credit line, partially offset by lower interest rates.

      The Company's income tax provision for the first six months of 1997 was 35.2% or $880,051 due to a tax benefit carry-over from 1996. The Company's effective tax rate for the first six months of 1996 was 38.0% or $547,993.


      The Company's net earnings for the six months ended June 30, 1997 was $1,620,080 compared to $894,093 for 1996 for the reasons discussed above.

      Year Ended December 31, 1996 versus Year Ended December 31, 1995

      The Company's sales increased by $16,853,127 or 11.6% from $145,043,395 in 1995 to $161,896,522 in 1996. Sales in the Branded cheese segment increased $4,910,476 or 4.5% from $108,752,854 in 1995 to $113,663,330 in 1996. The increase in Branded business resulted from increased selling prices partially offset by a 2.2% volume decrease. The Company's cheese and dairy products trading business sales for 1996 were $48,233,192, an increase of $11,942,651 or 32.9% from $36,290,541 in 1995 primarily due to increased sales unit volume and higher average selling prices.

      As a percentage of sales, gross profit decreased from 24.7% in 1995 to 21.8% in 1996. This decrease was the result of the increased sales at the Company's cheese and dairy products trading business, where gross profit as a percent of sales is lower, and the higher cost to purchase cheese resulting from higher commodity prices. Gross profit decreased by $599,960 or 1.7% from $35,823,401 in 1995 to $35,223,441 in 1996 primarily due to the higher cost to purchase cheese resulting from higher commodity prices and decreased volume in the Branded division.

      Operating expenses increased by $860,401 from $30,470,848 in 1995 to $31,331,249 in 1996 representing an increase of 2.8%. The major contributors to the selling expense increase of $893,074 were from promotion and commission expenses. Administrative expenses decreased $32,673 from $4,854,554 in 1995 to $4,821,881 in 1996.

      Interest expense (net) decreased by $155,077 or 15.6% from $995,649 in 1995 to $840,572 in 1996, as a result of the Company's decreased use of its working capital credit line and lower interest rates.

      The provision for income taxes increased $704,740 from $444,876 in 1995 to $1,149,616 in 1996. The 1995 effective tax rate of 10.1% is included the net operating loss carry-forwards generated in prior years. The 1996 effective tax rate was 37.7%

      Year Ended December 31, 1995 versus Year Ended December 31, 1994

      The Company's sales increased by $12,688,587 or 9.6% from $132,354,808 in 1994 to $145,043,395 in 1995. Sales in the branded cheese segment increased $4,748,681 or 4.6% from $104,004,173 in 1994 to $108,752,854 in 1995. The increase in Branded business resulted from increased sales in the Alpine Lace Branded Division offset by a slight decrease in sales from DFC. The Company's cheese and dairy products trading business sales for 1995 were $36,290,541, an increase of $7,939,906 or 28.0% from $28,350,635 in 1994 primarily due to increased sales of commodity cheddar cheese.

      As a percentage of sales, gross profit decreased from 24.8% in 1994 to 24.7% in 1995. Gross profit as a percent of sales decreased principally as a result of the 28% sales increase in the cheese and dairy products trading business, which has lower gross profit margins than the Branded division. Gross profit increased by $2,988,544 or 9.1% from $32,834,857 in 1994 to $35,823,401 in 1995 primarily due to the 9.6% increase in sales, along with the lower cost to purchase cheese resulting from lower commodity prices and continuing manufacturing efficiencies.

      Operating expenses decreased by $3,850,358 from $34,321,206 in 1994 to $30,470,848 in 1995 representing a decrease of 11.2%. The operating expense decrease is due to the 1994 restructuring charge of $2,640,238 associated with a plan to cease production of skim milk cheese at its DFC subsidiary and the termination of its supply agreement with MFI. In addition, in 1994, the Company recorded a charge of $1,517,757 to write down the carrying value of its investment and related assets in MFI and related expenses (See Note E to the Consolidated Financial Statements). Selling expenses remained the same in 1995 and 1994 at $25,600,000.

      Administrative expenses increased by $308,049 or 6.8% from $4,546,505 in 1994 to $4,854,554 in 1995.

      Net interest expense decreased by $587,391 or 37.1% from $1,583,040 in 1994 to $995,649 in 1995, as a result of the Company's decreased use of its working capital credit line and the redemption of the Company's subordinated note payable, partially offset by higher interest rates.

      On March 27, 1995, the Company redeemed its $3,000,000 subordinated note payable and common stock purchase warrants for $3,000,150 plus accrued interest of $42,750. The redemption resulted in a net extraordinary gain of $103,760 to the Company.

      The provision for income taxes increased $391,276 from $53,600 in 1994 to $444,876 in 1995. The 1994 tax provision included minimal state taxes for MCT Dairies, Inc. due to the pre-tax loss of $3,069,389. The 1995 tax provision is due to federal net operating loss carry-forwards utilized in 1995.


Recent Developments



      The Company's net sales for the third quarter ended September 30, 1997 decreased 14% to $45,780,529 from $53,116,255 in the third quarter ended September 30, 1996. The Company's Branded segment had increased sales of $3,137,014 due to a 6.8% increase in unit volume. The Company's cheese and dairy products trading business had decreased sales of $10,472,740 primarily due to a 35% decrease in sales unit volume. The Company reported a loss of $868,010, or $(.17) per share, for the third quarter ended September 30, 1997 compared to net earnings of $656,471, or $.10 per share, in the third quarter ended September 30, 1996. In the third quarter ended September 30, 1997, the Company reserved $1,675,948 for a note receivable from Mountain Farms, Inc. The Company's earnings without the reserve for the note receivable would have been $807,938 or $.14 per share.



      The Company's net sales for the nine months ended September 30, 1997 decreased 3% to $119,567,132 from $123,234,423 for the nine months ended September 30, 1996. The Company's Branded segment had increased sales of $2,638,481 due to an increase in selling prices and unit volume. The Company's cheese and dairy products trading business had decreased sales of $6,305,772 primarily due to a decrease in selling prices. The Company reported net earnings of $752,070, or $.11 per share, for the nine months ended September 30, 1997 compared to $1,550,564 or $.26 per share for the nine months ended September 30, 1996. The Company's earnings without the reserve for the note receivable from Mountain Farms, Inc. would have been $2,428,018, or $.43 per share, for the nine months ended September 30, 1997.


Inflation

      The Company believes that in 1997 it will be able to pass raw material cost increases of approximately up to 10% on to its customers, as will its competitors. However, the Company believes that substantial price increases of over 10% might have a negative impact on demand for all cheese purchases by consumers and may be borne in part by the Company, thereby reducing earnings.

Liquidity; Capital Resources

      On October 1, 1997 the Company entered into the Merger Agreement pursuant to which each outstanding share of Common Stock will be converted into the right to receive the Common Stock Merger Consideration and each outstanding share of Preferred Stock will be converted into the right to receive the Preferred Stock Merger Consideration.


      The major source of cash for the six months ended June 30, 1997 came from net earnings. The major uses of cash for the six months ended June 30, 1997 were to fund decreases in accounts payable and increases in inventory and accounts receivable.



      The major uses of cash for 1996 were to fund increased inventory, decreased accounts payable, increased accounts receivable, and treasury stock purchases. These expenditures were financed by increased drawings under the Company's revolving credit facility, net earnings, and proceeds from stock option exercises.


      In October 1996, the Company reduced its revolving credit and equipment credit facility by a total of $4 million to $13,500,000 for the revolving credit facility and $1,500,000 for the equipment facility. The term of the agreement was also extended from March 1998 to March 2000. This amendment resulted in reduced interest and service charges to the Company. While the Company expects that this facility will be sufficient to finance currently anticipated working capital and equipment requirements generally, a temporary increase of $2,000,000 was provided by the lender in early 1997 in order to purchase excess inventory and will be repaid as the inventory is sold. As of August 1, 1997, the Company had approximately $3,800,000 available on its $15,500,000 revolving credit facility.


      The major providers of cash for 1995 came from net earnings and the decrease in accounts receivable. On March 27, 1995, the Company redeemed its subordinated note payable and common stock purchase warrants for $3,000,150 and accrued interest of $42,750. The majority of the funds for the redemption came from the issuance of $2,250,000 of Preferred Stock on March 22, 1995, which resulted in net proceeds of approximately $2,000,000. The securities are convertible into Common Stock at a conversion price of $7.375 for five years, at which time the Company must either force a conversion at market price of the Common Stock or redeem the Preferred Stock. On March 27, 1995, the Company used the proceeds (along with cash made available through the Company's revolving credit facility) to repurchase $3 million in subordinated debt and 353,895 warrants.


      Fixed asset acquisitions for 1995 were $995,196 mainly due to the purchase of a high-speed slicer at the Company's DFC facility. Proceeds from the sale of fixed assets were $452,812 due to the sale of equipment and buildings at the DFC facility in connection with the closing of the skim milk cheese operation.

      As a result of the Company's restructuring announced in December, 1994, the Company was in default under the revolving credit facility. The lender waived the default as of December 31, 1994, and modified those covenants as of January 1, 1995. The Company has been in compliance since January 1, 1995.

      The major providers of cash for 1994 were from the sale of MFI, decreased inventory, and income tax refunds. On February 17, 1994, the Company sold common stock representing 65% of the outstanding shares of MFI resulting in net cash received of $3,530,013. The Company's inventory decreased by $2,105,000 primarily due to tighter control of inventory levels. The Company received income tax refunds of approximately $1,015,000 due to the federal and state carry-back claims associated with the 1993 pre-tax loss of $5,163,148. Cash provided during 1994 decreased the borrowings of the Company by approximately $9,000,000 in 1994.

                               LAND O'LAKES, INC.

      Land O'Lakes is a national food and agricultural company. It is a processor and a marketer of dairy products--particularly cheese and butter--throughout the United States and serves international customers with a variety of food and animal feed ingredients. It is a cooperative owned by, and providing agricultural supplies to, family farmers and community cooperatives. AVV Inc. is a corporation recently organized by Land O'Lakes for the purpose of effecting the Merger. It has no material assets and is not engaged in any material activities except in connection with the Merger and the transactions contemplated thereby. The principal executive offices of Land O'Lakes and AVV Inc. are located at 4001 Lexington Avenue N., Arden Hills, Minnesota 55126-2998 and the telephone number for both companies is (612) 481-2222.


                              FINANCIAL INFORMATION

      The Company's consolidated audited financial statements for the years ended December 31, 1996, 1995 and 1994 and the unaudited financial statements for the six month periods ended June 30, 1997 and 1996 are included as part of this Proxy Statement.

                                FEES AND EXPENSES

      The Merger Agreement provides, subject to certain specified exceptions, that Land O'Lakes on the one hand, and the Company, on the other hand, will bear their respective expenses and costs in connection with the Merger Agreement and the transactions contemplated thereby. See "The Merger Agreement--Fees and Expenses."

                                  OTHER MATTERS

      At the time of preparation of this Proxy Statement the Board of Directors knows of no other matters that will be acted upon at the Special Meeting other than the approval and adoption of the Merger Agreement and the Merger. If any other matters are presented for action at the Special Meeting or at any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the persons named as proxies in the accompanying proxy card.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      A representative of Grant Thornton LLP, independent certified public accountants, is expected to be present at the Special Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to questions raised at the Special Meeting.

                       1998 ANNUAL MEETING OF STOCKHOLDERS

      The Company does not plan to hold an annual meeting of stockholders during 1998 unless the Merger is not consummated. If the Merger is not consummated, stockholder proposals received by the Secretary of the Company on or before December 12, 1997, will be considered for inclusion in the proxy materials for the Company's 1998 Annual Meeting of Stockholders.


                                              KENNETH E. MEYERS
                                              Secretary


November 10, 1997


STOCKHOLDERS WHO DO NOT EXPECT TO BE PERSONALLY PRESENT AT THE MEETING AND WHO WISH TO HAVE THEIR SHARES VOTED ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, THE COMPANY'S TRANSFER AGENT.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Report of Independent Certified Public Accountants.......................... F-2

Consolidated Financial Statements:

   Consolidated Balance Sheets as of December 31, 1996,
   1995 and (unaudited) June 30, 1997....................................... F-3

   Consolidated Statements of Operations for the Three Years Ended
   December 31, 1996, 1995 and 1994 and (unaudited) the Six Months
   Ended June 30, 1997 and 1996............................................. F-5

   Consolidated Statements of Stockholders' Equity (Deficiency) for the
   Three Years Ended December 31, 1996, 1995 and 1994....................... F-6

   Consolidated Statements of Cash Flows for the Three Years Ended December
   31, 1996, 1995 and 1994 and (unaudited) the Six
   Months Ended June 30, 1997 and 1996...................................... F-7

   Notes to Consolidated Financial Statements............................... F-9

                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
    Alpine Lace Brands, Inc.

We have audited the accompanying consolidated balance sheets of Alpine Lace Brands, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alpine Lace Brands, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


GRANT THORNTON LLP

New York, New York
February 7, 1997

                            Alpine Lace Brands, Inc.

                           CONSOLIDATED BALANCE SHEETS

                                                      June 30,         December 31,
                  ASSETS                                1997         1996         1995
                                                        ----         ----         ----
                                                    (unaudited)
CURRENT ASSETS
       Cash and cash equivalents                    $    51,943  $   393,173  $   459,610
       Accounts receivable - net                     14,084,542   13,431,641   13,068,356
       Inventories                                   10,360,600    8,502,197    6,213,256
       Prepaid expenses and other current assets        746,029      689,385      681,445
       Deferred tax asset                                29,583       29,583
                                                    -----------  -----------  -----------
Total current assets                                 25,272,697   23,045,979   20,422,667

PROPERTY, PLANT AND EQUIPMENT - AT
COST, less accumulated depreciation and
amortization                                          2,149,892    2,250,086    2,335,654

OTHER ASSETS
       Note receivable - Mountain Farms, Inc.         1,675,948    1,675,948    1,675,948
       Trademarks, tradenames and technology, less
           accumulated amortization of $1,097,532,
           $1,019,739, and $865,061 in 1997, 1996
           and 1995, respectively                     1,348,082    1,421,882    1,556,240
       Other                                            262,293      177,440      286,192
                                                    -----------  -----------  -----------
                                                      3,286,323    3,275,270    3,518,380
                                                    -----------  -----------  -----------
                                                    $30,708,912  $28,571,335  $26,276,701
                                                    ===========  ===========  ===========

The accompanying notes are an integral part of these statements.

                            Alpine Lace Brands, Inc.

                           CONSOLIDATED BALANCE SHEETS

                                                                 June 30,         December 31,
    LIABILITIES AND STOCKHOLDERS' EQUITY                           1997          1996        1995
                                                                -----------  -----------  -----------
                                                                (unaudited)
CURRENT LIABILITIES
    Current maturities of obligations under capital leases      $   146,572  $   147,519  $   143,083
    Accounts payable                                              9,447,386   11,685,587   12,844,895
    Accrued expenses and other                                    1,311,708    1,328,328    1,995,784
    Income taxes payable                                            497,779      206,723      379,824
                                                                -----------  -----------  -----------
             Total current liabilities                           11,403,445   13,368,157   15,363,586

LONG-TERM LIABILITIES, less current maturities
    Long-term debt                                               10,284,979    7,521,566    5,325,945
    Obligations under capital leases                                210,995      281,847      409,561
    Deferred tax liability                                          100,465      100,465
    Other long-term liability                                                                  82,362
                                                                -----------  -----------  -----------
                                                                 10,596,439    7,903,878    5,817,868
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
    Preferred stock, par value $.01 per share; authorized
      1,000,000 shares; 45,000 shares issued and outstanding;
      at liquidation amount of $50 per share                      2,250,000    2,250,000    2,250,000
    Common stock, par value $.01 per share authorized

      10,000,000 shares; issued and outstanding, 5,198,772
      shares at June 30, 1997, 5,176,636 shares in 1996
      and 5,050,136 shares in 1995                                   51,988       51,767       50,501
    Additional paid-in-capital                                    3,647,871    3,602,141    2,611,966
    Retained earnings                                             3,451,739    1,916,034      182,780
                                                                -----------  -----------  -----------
                                                                  9,401,598    7,819,942    5,095,247
Less
 Common stock in treasury - at cost                                 595,807      387,290
 Unearned compensation                                               96,763      133,352
                                                                -----------  -----------  -----------
                                                                  8,709,028    7,299,300    5,095,247
                                                                -----------  -----------  -----------
                                                                $30,708,912  $28,571,335  $26,276,701
                                                                ===========  ===========  ===========

The accompanying notes are an integral part of these statements.

                            Alpine Lace Brands, Inc.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           Years Ended December 31,                Six Months Ended
                                                                                                        June 30,
                                                     1996            1995          1994            1997            1996
                                                 -------------  -------------  -------------   -------------  -------------
                                                                                                        (unaudited)
Net sales                                        $ 161,896,522  $ 145,043,395  $ 132,354,808   $  73,786,601  $  70,118,168
Cost of goods sold                                 126,673,081    109,219,994     99,519,951      52,466,194     53,681,630
                                                 -------------  -------------  -------------   -------------  -------------
      Gross profit                                  35,223,441     35,823,401     32,834,857      21,320,407     16,436,538
                                                 -------------  -------------  -------------   -------------  -------------
Operating expenses
 Selling                                            26,509,368     25,616,294     25,616,706      15,670,425     12,311,785
 Administrative                                      4,821,881      4,854,554      4,546,505       2,674,047      2,300,912
 Restructuring charge                                                              2,640,238
 Write-down of Mountain Farms, Inc.                                                1,517,757
                                                 -------------  -------------  -------------   -------------  -------------
                                                    31,331,249     30,470,848     34,321,206      18,344,472     14,612,697
                                                 -------------  -------------  -------------   -------------  -------------
      Operating profit (loss)                        3,892,192      5,352,553     (1,486,349)      2,975,935      1,823,841

Interest expense - net                                 840,572        995,649      1,583,040         475,804        381,755
                                                 -------------  -------------  -------------   -------------  -------------
Earnings (loss) before income tax provision
 and extraordinary item                              3,051,620      4,356,904     (3,069,389)      2,500,131      1,442,086

Income tax provision                                 1,149,616        444,876         53,600         880,051        547,993
                                                 -------------  -------------  -------------   -------------  -------------

Earnings (loss) before extraordinary item            1,902,004      3,912,028     (3,122,989)      1,620,080        894,093

Extraordinary item
Gain from extinguishment of debt, net of income
taxes of $7,451                                                       103,760
                                                 -------------  -------------  -------------   -------------  -------------
      Net earnings (loss)                            1,902,004      4,015,788     (3,122,989)      1,620,080        894,093

Preferred stock dividends                              168,750        121,513                         84,375         84,375
MCT Dairies, Inc. option                               107,751                                         6,289          1,800
                                                 -------------  -------------  -------------   -------------  -------------
Net earnings (loss) applicable to common
 shareholders                                    $   1,625,503  $   3,894,275  $  (3,122,989)  $   1,529,416  $     807,918
                                                 =============  =============  =============   =============  =============
Earnings (loss) per share of common stock
Earnings (loss) before extraordinary item        $         .31  $         .72  $        (.62)  $         .30  $         .15
Extraordinary item                                                        .02                                            --
                                                 -------------  -------------  -------------   -------------  -------------
      Net earnings (loss) per share              $         .31  $         .74  $        (.62)  $         .30  $         .15
                                                 =============  =============  =============   =============  =============
Weighted average number of common and
 common equivalent shares outstanding                5,239,417      5,289,275      5,012,419       5,184,421      5,271,888
                                                 =============  =============  =============   =============  =============

        The accompanying notes are an integral part of these statements.

                            Alpine Lace Brands, Inc.

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                  Years ended December 31, 1996, 1995 and 1994


                                                                         Common stock             Additional         Retained
                                                     Preferred     ----------------------          paid-in           earnings
                                                       Stock        Shares         Amount          capital          (deficit)
                                                       -----        ------         ------          -------          ---------
Balance at December 31, 1993                                       5,012,419       $50,124        $3,129,888      $  (588,506)
Net loss for the year ended December 31, 1994                                                                      (3,122,989)
                                                                   ---------       -------        ----------      -----------
Balance at December 31, 1994                                       5,012,419        50,124         3,129,888       (3,711,495)
Proceeds from preferred stock offering, net
 of offering costs of $234,768                       $2,250,000                                     (234,768)
Warrants received on debt repurchase                                                                (212,337)
Reduction in nonemployee stock option                                                               (275,386)
Exercise of stock options, including income
 tax benefit of $29,000                                               37,717           377           204,569
Preferred stock dividends                                                                                            (121,513)
Net earnings for the year ended December 31,
 1995                                                                                                               4,015,788
                                                     ----------    ---------       -------        ----------      -----------
Balance at December 31, 1995                          2,250,000    5,050,136        50,501         2,611,966          182,780
Purchase of treasury stock
Unearned compensation
Exercise of stock options, including income
 tax benefit of $236,359                                             126,500         1,266           990,175
Preferred stock dividends                                                                                            (168,750)
Net earnings for the year ended December 31,
 1996                                                                                                               1,902,004
                                                     ----------    ---------       -------        ----------      -----------
Balance at December 31, 1996                         $2,250,000    5,176,636       $51,767        $3,602,141      $ 1,916,034
                                                     ==========    =========       =======        ==========      ===========


                                                   Unearned      Treasury
                                                    compen-       stock -
                                                   sation        at cost          Total
                                                   ------        -------          -----
Balance at December 31, 1993                                                   $ 2,591,506
Net loss for the year ended December 31, 1994                                   (3,122,989)
                                                                               -----------
Balance at December 31, 1994                                                      (531,483)
Proceeds from preferred stock offering, net
 of offering costs of $234,768                                                   2,015,232
Warrants received on debt repurchase                                              (212,337)
Reduction in nonemployee stock option                                             (275,386)
Exercise of stock options, including income
 tax benefit of $29,000                                                            204,946
Preferred stock dividends                                                         (121,513)
Net earnings for the year ended December 31,
 1995                                                                            4,015,788
                                                                               -----------
Balance at December 31, 1995                                                     5,095,247
Purchase of treasury stock                                      $(387,290)        (387,290)
Unearned compensation                             $(133,352)                      (133,352)
Exercise of stock options, including income
 tax benefit of $236,359                                                           991,441
Preferred stock dividends                                                         (168,750)
Net earnings for the year ended December 31,
 1996                                                                            1,902,004
                                                  ---------     ---------      -----------
Balance at December 31, 1996                      $(133,352)    $(387,290)     $ 7,299,300
                                                  =========     =========      ===========



The accompanying notes are an integral part of this statement.

                            Alpine Lace Brands, Inc.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                   Years Ended December 31,           Six Months Ended June 30,

                                                              1996          1995          1994          1997         1996
                                                           -----------   -----------   -----------   -----------   -----------
                                                                                                            (unaudited)
Cash flows from operating activities
 Net earnings (loss)                                       $ 1,902,004   $ 4,015,788   $(3,122,989)  $ 1,620,080   $   894,093
                                                           -----------   -----------   -----------   -----------   -----------
 Adjustments to reconcile net earnings (loss) to net cash
 (used in) provided by operating activities
      Write-down of Marolf Dakota Farms fixed                                            1,251,618
        assets
      Write-down of investment in Mountain Farms,                                        1,333,696
        Inc
      Write-down of Marolf Dakota Farms trademark                                          243,680
      Extraordinary item                                                    (103,760)
      Depreciation and amortization                            625,133       566,251       824,369       305,206       304,185
      Provision for losses on accounts receivable               66,194       200,884       150,956        19,654        13,296
      Other                                                    105,455                                    36,589
      (Gain) loss on sale of fixed assets                                     24,233        (3,718)
      Changes in operating assets and liabilities
         Accounts receivable                                  (429,479)    2,959,544    (1,107,663)     (672,555)      949,592
         Inventories                                        (2,288,941)     (765,754)    2,104,792    (1,858,403)     (898,631)
         Prepaid expenses and other current assets              (7,940)      120,559       112,546       (56,644)      (19,937)
         Notes receivable                                                                                                7,800
         Refundable income taxes                                                         1,014,795
         Other assets                                           92,717       139,452       184,425       (84,853)       20,835
         Accounts payable                                   (1,159,308)   (1,765,957)    1,519,095    (2,238,201)   (3,517,496)
         Accrued expenses and other                           (667,456)     (570,018)    1,139,589       (16,620)     (771,939)
         Income taxes payable                                   63,258       369,374        30,430       291,056        61,138
         Other long-term liability                             (82,362)     (494,169)      576,531                     (82,362)
                                                           -----------   -----------   -----------   -----------   -----------
                                                            (3,682,729)      680,639     9,375,141    (4,274,771)   (3,933,519)
                                                           -----------   -----------   -----------   -----------   -----------
 Net cash (used in) provided by operating activities        (1,780,725)    4,696,427     6,252,152    (2,654,691)   (3,039,426)
                                                           -----------   -----------   -----------   -----------   -----------
Cash flows from investing activities
 Proceeds from notes receivable                                 16,035        14,385        12,907
 Proceeds from sale of Mountain Farms, Inc.                                              3,530,013
 Purchase of property, plant and equipment                    (384,887)     (995,196)     (275,701)     (127,220)     (261,936)
 Payments for trademarks, trade names
      and technology                                           (20,320)       (2,047)      (56,281)       (3,992)
 Proceeds from sale of fixed assets                                          452,812
                                                           -----------   -----------   -----------   -----------   -----------
Net cash (used in) provided by investing activities           (389,172)     (530,046)    3,210,938      (131,212)     (261,936)
                                                           -----------   -----------   -----------   -----------   -----------


The accompanying notes are an integral part of these statements.

                            Alpine Lace Brands, Inc.

                                                             Years ended December 31,           Six Months Ended June 30,

                                                         1996          1995          1994           1997          1996
                                                      -----------   -----------   -----------   -----------   -----------
                                                                                                      (unaudited)
Cash flows from financing activities
 Payment of obligations under capital leases - net    $  (123,278)  $  (218,292)  $  (191,943)  $   (71,799)  $   (49,709)

 Net proceeds under long-term obligations                                                         2,763,413     2,657,646
 Costs from issuance or reduction of common stock,
      options and warrants                                             (275,386)
 Preferred stock dividends                               (168,750)     (121,513)                    (84,375)      (84,375)
 Purchase of treasury stock                              (387,290)                                 (208,517)     (201,378)
 Net proceeds (payments) of notes payable               2,195,621    (5,721,172)   (9,071,670)
 Proceeds from exercise of stock options                  587,157       175,946                      45,951       585,370
 Net proceeds from issuance of preferred stock                        2,015,232
                                                      -----------   -----------   -----------   -----------   -----------
 Net cash provided by (used in) financing activities    2,103,460    (4,145,185)   (9,263,613)    2,444,673     2,907,554
                                                      -----------   -----------   -----------   -----------   -----------
 NET (DECREASE) INCREASE IN CASH AND
 CASH EQUIVALENTS                                         (66,437)       21,196       199,477      (341,230)     (393,808)

Cash and cash equivalents at beginning of year            459,610       438,414       238,937       393,173       459,610
                                                      -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents at end of year              $   393,173   $   459,610   $   438,414   $    51,943   $    65,802
                                                      ===========   ===========   ===========   ===========   ===========
Supplemental disclosures of cash flow information:
 Cash paid during the period for
 Interest                                             $   842,619   $ 1,177,079   $ 1,602,511   $   466,043   $   390,776
                                                      ===========   ===========   ===========   ===========   ===========
 Income taxes                                         $ 1,056,321   $    59,549   $   103,246   $   506,795   $   486,856
                                                      ===========   ===========   ===========   ===========   ===========


In connection with the sale of 65% of the outstanding shares of Mountain Farms, Inc. in February 1994, the Company has a note receivable in the amount of $1,675,948 (Note E).

The accompanying notes are an integral part of these statements.

                            Alpine Lace Brands, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   (Information with respect to the six months ended June 30, 1996 and 1997 is unaudited)


NOTE A - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

1.    Business and Principles of Consolidation

The consolidated financial statements include the accounts of Alpine Lace Brands, Inc. (the "Company") and its wholly-owned subsidiaries, MCT Dairies, Inc. ("MCT") and Dakota Farms Cheese, Inc. ("DFC"), formerly Marolf Dakota Farms Cheese, Inc. All material intercompany accounts and transactions have been eliminated.

The Company is engaged in the development, marketing and distribution of branded cheeses and deli meats and other specialty food products. Sales of these products are primarily to supermarket chains, food distributors and delicatessens located throughout the United States. MCT is engaged in cheese and dairy products commodity trading. DFC currently converts and packages Alpine Lace(R) brand dairy case sliced cheeses. Prior to 1995, DFC produced skim milk cheese used by the Company in its product line. In addition, DFC converted and packaged DFC brand Colby, Cheddar, and Monterey Jack cheeses marketed by the Company.

2.    Revenue Recognition

Sales and related cost of sales are recognized upon shipment of products. Promotional allowances are charged to selling expense.

3.    Inventories

Inventories consisting primarily of bulk cheese, cheese products held for resale, raw materials and packaging supplies are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

4.    Property, Plant and Equipment

Property, plant and equipment are depreciated over periods sufficient to relate the cost of such assets to operations over the following estimated service lives:

Building and improvements                              25-31 years
Leasehold improvements                                 3-20 years
Furniture, fixtures and equipment                      3-10 years

                            Alpine Lace Brands, Inc.

NOTE A (continued)

The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes; but accelerated methods are generally used for tax purposes.

5.    Earnings Per Share of Common Stock

      Earnings per share of common stock was computed by dividing net earnings after deducting preferred dividend requirements and earnings applicable to MCT option (see Note M) by the weighted average number of shares of common stock and common equivalent shares outstanding during the period, including the dilutive effect of warrants and stock options outstanding, if applicable.

      In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share, which is effective for financial statements for both interim and annual periods ending after December 15, 1997. The new standard eliminates primary and fully diluted earnings per share and requires presentation of basic and if applicable diluted earnings per share. Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average common shares outstanding for the period. Diluted earnings per share reflects the weighted-average common shares outstanding and dilutive potential common shares such as stock options. The adoption of this new standard is not expected to have a material impact on the disclosure of earnings per share in the financial statements.

6.    Income Taxes

      The Company and its wholly-owned subsidiaries file a consolidated Federal income tax return. Deferred income taxes are recognized in the accompanying financial statements due to differences between financial and tax reporting.

7.    Cash and Cash Equivalents

      For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

8.    Other Assets

      The costs of patents, trademarks, trade names and technology acquired are amortized by the straight-line method over their estimated useful lives, up to 20 years. On an ongoing basis, management reviews the valuation and amortization of intangibles to determine possible impairment by comparing the carrying value to the undiscounted cash flows of the related assets. Should the Company determine that the intangibles are impaired, it would adjust the intangibles to reflect the fair value at that time.

                            Alpine Lace Brands, Inc.

NOTE A (continued)

9.    Use of Estimates

      In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

10.   Interim Financial Statements

      The accompanying consolidated balance sheet as of June 30, 1997 and the consolidated statements of operations and cash flows for the six months ended June 30, 1997 and 1996 of the Company are unaudited but, in the opinion of management contain all adjustments necessary to present fairly the financial position of the Company for these interim periods. With respect to such interim periods, certain information and footnote disclosures required under generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although the Company believes that the disclosures are adequate to make the information presented not misleading.

11.   Fair Value of Financial Instruments

      Based on rates currently available to the Company for bank loans and deposits with similar terms and maturities, the fair value of the Company's long-term debt and notes receivable approximate the carrying value. Furthermore, the carrying value of all other financial instruments potentially subject to valuation risk (principally consisting of cash and cash equivalents, accounts receivable, and accounts payable) also approximate fair value.

NOTE B - PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment are summarized as follows:

                                                       1996            1995
                                                    -----------     -----------
Leasehold improvements                              $   121,115     $   106,176
Furniture, fixtures and equipment                     2,731,754       2,389,337
Equipment under capital lease                           973,795         973,795
Land, building and improvements                         314,418         289,314
                                                    -----------     -----------
                                                      4,141,082       3,758,622
Less accumulated depreciation and amortization       (1,890,996)     (1,422,968)
                                                    -----------     -----------
                                                    $ 2,250,086     $ 2,335,654
                                                    ===========     ===========

                            Alpine Lace Brands, Inc.

NOTE C - INVENTORIES

      Inventories are summarized as follows:

                            June 30, 1997      December 31,        December 31,
                             (unaudited)           1996               1995
                             -----------        ----------         ----------
Cheese                       $ 9,828,766        $7,997,847         $5,880,513
Packaging supplies               531,834           524,350            332,743
                             -----------        ----------         ----------
                             $10,360,600        $8,502,197         $6,213,256
                             ===========        ==========         ==========

      In connection with the purchase of cheese for anticipated manufacturing requirements, the Company purchases cheese futures and options as deemed appropriate to reduce the risk of future cheese price increases. These futures and options are accounted for as hedges. Under hedge accounting, gains and losses are deferred and recognized in the cost of goods sold as part of the product cost. The Company can be exposed to losses in the event of nonperformance by the other parties to the futures or options. However, the Company does not anticipate nonperformance by the parties. At December 31, 1996, the Company did not own any futures and options contracts.

NOTE D - CAPITALIZED LEASES

      The following is a schedule by years of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 1996:

Year ended December 31,
       1997                                                       $177,498
       1998                                                        171,875
       1999                                                        122,583
       2000                                                          9,165
                                                                  --------
Net minimum lease payments                                         481,121
Less amount representing interest                                   51,755

Present value of net minimum lease payments                       $429,366
                                                                   =======
Current portion                                                   $147,519
Noncurrent portion                                                 281,847
                                                                  --------
                                                                  $429,366
                                                                   =======

Equipment under capitalized leases at December 31, 1996 and 1995 of $974,000 is presented net of accumulated amortization of $544,000 and $421,000, respectively.

                            Alpine Lace Brands, Inc.

NOTE E - MOUNTAIN FARMS, INC.

      On February 17, 1994, the Company sold common stock representing 65% of the outstanding shares of MFI. After the sale, MFI owed the Company $1,675,948, which is evidenced by an unsecured note payable, due ten years from closing with accrued interest at LIBOR plus 1/4%. The sales proceeds, net of expenses, approximated the Company's proportionate investment in MFI at December 31, 1993. In addition, the Company entered into a three-year supply agreement with MFI whereby MFI was to convert products for the Company in an amount not less than 3,000,000 pounds annually. In December 1994, in connection with a restructuring of the Company's operations (Note F), the Company terminated the supply agreement with MFI. In addition, based on an evaluation of the recoverability of its investment in MFI, the Company recorded a charge of $1,517,757 in 1994 to write down to zero the carrying value of its investment and certain related assets in MFI and related expenses.


      During 1996 and 1995, MFI continued to incur operating losses and the Company was notified that MFI was closing its production facility and restructuring its business (including converting cheese at an affiliate of MFI) in an attempt to improve operations. Although MFI has taken steps that it believes will improve operations, there can be no assurance that they will be successful and it is reasonably possible that, in the near term, the Company may incur a loss on the MFI note of $1,675,948. The Company has not accrued any interest receivable on this note. As of September 30, 1997, the Company reevaluated the collectability of the MFI note and has fully reserved for such note. See Note P.


NOTE F - RESTRUCTURING CHARGE

      In December 1994, the Company approved a restructuring plan in connection with the Company's cheese production, conversion and packaging operations relating to its Alpine Lace products. In addition, DFC cheese products converted and packaged at DFC were discontinued in December 1994. In connection with the restructuring, the Company, in January 1995, closed its skim milk cheese production facility at DFC and terminated its supply agreement with MFI, and has utilized other manufacturers to perform these functions. As a result of the restructuring, all cheese production is performed at outside suppliers. Included in the restructuring charge for the year ended December 31, 1994 is a write-down of the DFC plant and equipment of $1,252,000, the write-down of the DFC trademark of $244,000, termination pay obligations of $55,000, an accrual of $1,070,700 relating to the cancellation of the supply agreement with MFI which is payable in 26 monthly installments ending February 1997 and other items of $18,000. In 1995, the Company sold the assets of DFC not used at their carrying value.

                            Alpine Lace Brands, Inc.

NOTE G - LONG-TERM DEBT

      The Company has a long-term bank credit facility that provides for revolving credit loans of up to $13,500,000 through March 2000 subject to availability of eligible accounts receivable and inventory; and the availability of up to $1,500,000 to purchase equipment subject to certain limitations through March 2000. The credit facility contains certain covenants and restrictions on capital expenditures, indebtedness, the declaration of future dividends and maintenance of certain financial ratios, including, adjusted tangible net worth, current ratio and cash flow. Interest on the revolving credit loan is payable monthly at the Company's option of either LIBOR plus 3% or the bank's base rate (8.25% at December 31, 1996) plus 1/2%, and a facility fee of 3/16% is payable on the unused balance. The borrowings are collateralized by all assets of the Company and its subsidiaries. At December 31, 1996 and 1995, the outstanding balance of the facility was $7,521,566 and $5,325,945, respectively.

      On March 27, 1995, the Company redeemed its $3,000,000 subordinated note payable and common stock purchase warrants for $3,000,150 plus accrued interest of $42,750. The redemption resulted in a net extraordinary gain of $103,760 to the Company. A portion of the funds for the redemption came from the issuance of $2,250,000 of convertible preferred stock (Note M) on March 22, 1995.

NOTE H - INCOME TAXES

      Income tax expense for the years ended December 31, 1996, 1995 and 1994 consists of:

                                       1996             1995             1994
                                       ----             ----             ----
Current
       Federal                     $   843,438         $405,654         $10,000
       State                           235,296           46,673          43,600
                                    ----------         --------         -------
                                     1,078,734          452,327          53,600
                                    ----------         --------         -------
Deferred income taxes
       Federal                          82,332
       State                           (11,450)
                                    ----------         --------         -------
                                        70,882           -              -
                                    ----------         --------         -------
                                    $1,149,616         $452,327 (a)     $53,600
                                    ==========         ========         =======

      (a) Includes $7,451 net in extraordinary item.

                            Alpine Lace Brands, Inc.

NOTE H (continued)

      During the year ended December 31, 1995, income tax expense was reduced by approximately $414,000 resulting from the benefit of utilizing net operating loss carryforwards.

      The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

      Deferred tax assets and liabilities at December 31, 1996 and 1995 consist of the following:

                                                             1996         1995
                                                           --------     --------
Current
   Deferred tax assets
       Allowance for doubtful accounts                     $  9,850     $ 17,210
       Inventory                                                 --       82,663
       Capitalized package design costs                      63,865       72,328
       Alternative minimum tax credit carryforward               --       27,828
       Charitable contributions                                  --       12,768
       Cancellation of contract                                  --       10,063
                                                           --------     --------
     Total current deferred tax assets                       73,715      222,860
                                                           --------     --------
   Deferred tax liabilities
       Inventory                                            (41,238)          --
       Charitable contributions                              (2,894)          --
                                                           --------     --------
     Total current deferred tax liabilities                 (44,132)          --
                                                           --------     --------
     Net current deferred tax asset                          29,583      222,860
                                                           --------     --------

                            Alpine Lace Brands, Inc.

NOTE H (continued)

                                                            1996         1995
                                                          ---------   ---------
Noncurrent
   Deferred tax assets
       Patent amortization                                $  96,058   $  88,484
       State net operating loss carryforwards                 1,038      26,602
                                                          ---------   ---------
     Total noncurrent deferred tax assets                    97,096     115,086
                                                          ---------   ---------
   Deferred tax liabilities
       Depreciation of property, plant and equipment       (197,561)   (149,156)
                                                          ---------   ---------
     Total noncurrent deferred tax liabilities             (197,561)   (149,156)
                                                          ---------   ---------
     Net noncurrent deferred tax liability                 (100,465)    (34,070)
                                                          ---------   ---------
Less valuation allowance                                         --    (188,790)
                                                          ---------   ---------
     Net deferred tax liabilities                         $ (70,882)  $      --
                                                          =========   =========

      During the year ended December 31, 1996, the change in the valuation allowance was approximately $189,000.

      The differences (expressed as a percentage of pretax income) between the statutory Federal income tax rate and the effective income tax rate as reflected in the accompanying consolidated statements of earnings are as follows:

                                                      1996      1995      1994
                                                      ----      ----      ----
Statutory Federal income tax rate                     34.0%     34.0%    (34.0)%
State income taxes, net of Federal benefit             4.8        .7        .9
Permanent differences                                  1.0        .6      (1.1)
Write-down of investment in MFI                       --        --        16.5
Alternative minimum tax credit                        --        (1.1)       .3
Change in deferred tax valuation allowance            (6.2)    (22.9)     19.3
Other                                                  4.1      (1.2)      (.2)
                                                      ----      ----       ---
Effective tax rate                                    37.7%     10.1%      1.7%
                                                      ====      ====       ===

                            Alpine Lace Brands, Inc.

NOTE I - RELATED PARTY TRANSACTIONS

      Market Finders Brokerage, Inc. ("MFBI") is a company 100%-owned by a Director and Vice President of the Company, who is also the wife of the President and principal stockholder of the Company. MFBI and the Director introduced the Company to a broker and receives a percentage commission from the broker (subject to a specified minimum and maximum) based on commissions generated by this business.

      During the years ended December 31, 1996, 1995 and 1994, the Company made purchases of $539,181, $126,729 and $181,742, respectively, from MFBI. In addition, during the years ended December 31, 1995 and 1994, the Company had sales of, $115,632 and $155,210, respectively, to MFBI. Commissions paid to the purchaser of MFBI's commission brokerage business amounted to $215,951, $231,370 and $215,258, respectively, during the years ended December 31, 1996, 1995 and 1994.

      In December 1991, MCT loaned its current president $65,000 which was repaid over five years at an interest rate of 11%. As a condition of the loan the president purchased all the outstanding common stock of Herbloc Inc. ("Herbloc") for $60,000, and entered into a five-year supply agreement through December 31, 1996 with MCT, which is automatically renewed for an additional five years unless MCT elects to terminate. MCT did not elect to terminate the agreement at December 31, 1996. The supply agreement guarantees that each year MCT will either purchase at least 86% of Herbloc's "quota share" for cheese and cheese products, or notify Herbloc by September 15 of such year of the amount of each "quota share" which MCT does not yet plan to purchase during such year imported by Herbloc. MCT has guaranteed Herbloc an aggregate mark-up of $18,000 per year during the initial five-year term. The Company estimates its purchase commitment for 1997 amounts to approximately $550,000.

NOTE J - COMMITMENTS AND CONTINGENCIES

      The Company leases administrative offices for annual rentals totalling approximately $144,508 and expiring on April 30, 2000. The lease provides for escalation charges for operating expenses and real estate property taxes.

      The Company has a two-year agreement with a public warehouse to provide refrigerated warehouse space for a minimum monthly fee of $30,000 which expires on March 31, 1998.

                            Alpine Lace Brands, Inc.

NOTE J (continued)

      The Company is a party to an agreement for the manufacture of Alpine Lace(R) reduced fat swiss cheese. The initial term of the agreement continues to December 31, 2000, with five-year renewal periods thereafter unless terminated by either party. The price to be paid by the Company is based on a specified commodity block market price on the date the product is manufactured plus a fixed premium (subject to periodic adjustment by mutual agreement). The manufacturer is to be the primary source of supply of this product. As part of the cheese manufacture agreement, the Company made a $300,000 advance to the manufacturer, which the manufacturer may use at any time to credit the Company's current obligation. The $300,000 advance must be maintained at all times during the duration of this agreement.


      The Company has an employment agreement with its President providing for a minimum annual base salary of $325,000. The term of the agreement is through January 3, 2000. The Company has one agreement with an officer that expires in April 1997 and three agreements with officers that expire in December 1997 and three agreements with officers that expire in January 1998. The terms of the agreements provide for minimum salaries totalling $870,800. The agreements automatically renew at the end of the period, in the absence of specified advance notice of intention not to renew and automatically renew upon a change in control of the Company.

      The Company is a party to a consulting agreement expiring on November 7, 1999. The consulting fee is based upon varying rates per pound produced, by or for the Company or any of its affiliates, of certain of the Company's cheese products up to a maximum of $375,000 per year. The minimum payment required in the agreement is $132,000 per year.

      In connection with the acquisition of certain rights and technology from Gamay Foods, Inc. ("Gamay"), the Company entered into a consulting agreement with the principal shareholder of Gamay for an initial term of ten years expiring on May 21, 2000. The consulting fee is $200,000 per year. The Company also pays Gamay a royalty based on pounds sold of its Fat Free and Low-Fat cheese products. On February 24, 1995, the Company and Gamay modified this agreement as follows: (i) the consulting agreement was extended for another four-year term expiring on May 20, 2004 at a fee of $100,000 per year; (ii) the royalty payments were extended for a four-year term from the original fifteen-year period; (iii) in the event the Company receives any licensing revenues, the Company shall pay to Gamay a licensing royalty of 25% of the Company's net licensing revenue; and (iv) the Company has a call option whereby, upon the sale of the Company's branded division, the Company can cancel all agreements with Gamay and the Company shall pay to Gamay the greater of either 7% of the sales proceeds or a minimum of $5,000,000 to a maximum of $6,000,000.

                            Alpine Lace Brands, Inc.

NOTE J (continued)


      During 1996, the Company was joined as a defendant in two separate class actions pending in the United States District Court for the Eastern District of Wisconsin. The complaints in these two actions are nearly identical, were filed by the same plaintiffs' lawyers, and were brought on behalf of the same class. Both complaints allege conspiracy among the Company, Kraft Foods, Inc., ("Kraft"), Borden, Inc. ("Borden") and the National Cheese Exchange, Inc. ("NCE") to, among other things, manipulate cheese prices and unreasonably restrain trade in violation of the Sherman Act. Both cases also assert state law claims for fraud and misrepresentation, and breach of contract. Both complaints seek unspecified actual and punitive damages and injunctive relief.


      In December 1996, a motion for class certification was denied in the first of these cases, and that case is currently proceeding on behalf of the named plaintiffs only. In the second case, plaintiffs have filed a motion to dismiss without prejudice; defendants have opposed dismissal on those terms. The motion is still pending. The Company intends to continue to vigorously defend these actions.


      In 1995, the Company commenced litigation against Kraft, Borden, Beatrice Cheese, Inc. ("Beatrice") and Schreiber Foods, Inc. ("Schreiber") alleging infringement of its patent for the manufacture of low fat cheese. Summary judgment was granted in favor of Kraft in March 1996 and partial summary judgment regarding one production facility was granted in favor of Borden and Schreiber in September 1996. Both summary judgment decisions have been appealed to the United States Court of Appeals for the Federal Circuit and the appeals have been consolidated. A motion for partial summary judgment by the fourth defendant, Beatrice, was denied in September 1996.


      In addition, in this litigation, motions have been filed by Kraft to have the case declared exceptional under Section 285 of the Patent Statute and by Borden and Schreiber to have the case declared exceptional in part. If the motions are granted, it is anticipated that the Company would appeal. If the case is ultimately declared exceptional, the Company may be liable to those parties for some portion of their reasonable attorneys' fees and expenses.

                            Alpine Lace Brands, Inc.

NOTE K - RETIREMENT PLAN

      The Company has a defined contribution 401(k) plan. Eligible participants may contribute a fixed weekly dollar amount or a percentage of their basic annual salary as contributions. The Company may contribute to the Plan at the discretion of the Board of Directors. The Company has not made any contributions to the Plan.

NOTE L - STOCK OPTIONS

      The Company has a stock option plan (the "Plan") for its employees and directors. Under the Plan, 1,000,000 shares of the Company's common stock are reserved for issuance. The options granted to date generally become exercisable over three years commencing one year after the date of grant and upon the occurrence of certain corporate transactions the options become immediately exercisable. The following table summarizes the options granted under the plan:

                                                                     Weighted
                                                                      average
                                                       Shares          price
                                                       ------          -----
Outstanding at December 31, 1993                       296,650         $5.02

Options granted                                        121,000          3.72
Options expired                                        (53,632)         4.74
                                                       -------         -----
Outstanding at December 31, 1994                       364,018          4.63

Options granted                                        179,700          9.94
Options expired                                         (3,200)         3.88
Option exercised                                       (36,717)         4.68
                                                       -------
Outstanding at December 31, 1995                       503,801          6.53

Options granted                                        166,500          6.03
Options expired                                         (7,166)         7.51
Options exercised                                       (6,500)         4.29
                                                       -------         -----
Outstanding at December 31, 1996                       656,635         $6.41
                                                       =======         =====
Exercisable at December 31, 1996                       341,031         $5.67
                                                       =======         =====

                            Alpine Lace Brands, Inc.

NOTE L (continued)

      The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Company accounts for its option plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations and, accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1995 and 1996 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                   1996                1995
                                                   ----                ----
Net earnings
       As reported                            $   1,902,004        $   4,015,788
       Pro forma                                  1,584,457            3,740,400

Earnings per share
       As reported                            $         .31        $         .74
       Pro forma                                        .25                  .71

      These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to grants made before 1995. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1995 and 1996: expected volatility of 40%; weighted average risk-free rate of 6.1%; and weighted average expected life of 7.09 years.

      The weighted average grant date fair value of options granted during 1996 and 1995 was $3.43 and $5.17, respectively.

      The following table summarizes information about the stock options outstanding at December 31, 1996:

                                  Options outstanding                          Options exercisable
                                  -------------------                          -------------------
                                 Number         Weighted                      Number
                              outstanding       average         Weighted   exercisable          Weighted
                                   at          remaining         average        at               average
                              December 31,    contractual       exercise   December 31,         exercise
Range of exercise prices         1996            life           price         1996               price
------------------------         ----            ----           -----         ----               -----
    $0.00 - $  4.00             127,001           6.57         $  3.30        91,516            $  3.21
    $4.01 - $  8.00             359,934           7.44            5.75       192,934               5.53
    $8.01 - $12.00              169,700           8.90           10.14        56,581              10.14
                                -------                                      -------
                                656,635                                      341,031
                                =======                                      =======

                            Alpine Lace Brands, Inc.

NOTE M - STOCKHOLDERS' EQUITY

      During the years ended December 31, 1996, 1995 and 1994, warrants and nonemployee stock options to purchase 102,500 shares, 30,500 shares, and 5,000 shares of common stock at an average of $5.25, $7.47 and $4.50 per share, respectively, were issued, subject to customary terms and conditions. The 102,500 stock options issued in 1996 were in connection with certain purchase arrangements for inventory and as sales incentives to food brokers.

      The options generally become exercisable over three years commencing one year after the date of grant and have a term of ten years. The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model. The Company recorded an increase in additional paid-in capital and unearned compensation of $167,925 which will be amortized over three years. The Company recorded expense in 1996 of $34,573 in connection with these options. During 1995, the 160,000 nonemployee stock options were reduced by 40,000, and the Company made a payment of $240,000 which was recorded as a reduction of additional paid-in capital.

      The following table summarizes shares of common stock reserved for issuance in connection with the warrants and nonemployee options at December 31, 1996:

                 Number of shares issuable                    228,152
                                                              =======
                 Weighted average price                        $6.97
                                                               =====
                 Exercisable                                  178,152
                                                              =======

      The warrants have varying expiration dates through August 1, 2006.

      On January 1, 1995, the President of MCT obtained an option to purchase 20% of MCT for approximately $97,000. Thirty percent of the option vested immediately and the remaining seventy percent vests over three and one-half years. Upon a change in control (as defined), the President of MCT will have the option to put the shares back to the Company at a premium of approximately $257,644 at December 31, 1996.

      On March 22, 1995, the Company completed a private placement of $2,250,000 of 7.5% cumulative convertible preferred stock, resulting in net proceeds to the Company of approximately $2 million. The securities are convertible into common stock of the Company at a conversion price of $7-3/8 for five years, at which time the Company must either force a conversion at market price of the common stock or redeem the preferred stock. In the event of a change in control (as defined), the Company is required to make an offer to purchase the convertible preferred stock.

                            Alpine Lace Brands, Inc.

NOTE N - BUSINESS SEGMENT INFORMATION

      The Company's operations consist of two segments: (1) the marketing, distributing, packaging, and converting of branded cheeses and other specialty food products and (2) cheese and dairy products trading.

      Operating profit is total revenue less operating costs and expenses related to each segment net of certain unallocated corporate expenses. Identifiable assets are those used in each segment. For consolidated purchases, two suppliers accounted for 40%, 52% and 37% of total purchases in 1996, 1995 and 1994, respectively.

      During 1996, 1995 and 1994, cheese and dairy products trading had inter-segment sales of $2,761,782, $5,640,794 and $6,483,344 to cheese marketing, distributing, packaging and converting of branded cheeses and other specialty food products. During 1996, 1995 and 1994, cheese marketing, distributing, packaging and converting of branded cheese and other specialty food products had intersegment sales of $251,831, $108,729 and $ 172,131 to cheese and dairy products trading, respectively.

      Information about the Company's operations in different business segments for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                             1996            1995            1994
                                             ----            ----            ----
Net sales
   Marketing, distributing, packaging
     and converting of branded cheeses
     and other specialty food products  $ 113,915,161   $ 108,861,583   $ 104,145,329
   Cheese and dairy products
     trading                               50,994,974      41,931,335      34,864,953
   Elimination of intersegment
     sales                                 (3,013,613)     (5,749,523)     (6,655,474)
                                        -------------   -------------   -------------
   Total net sales                      $ 161,896,522   $ 145,043,395   $ 132,354,808
                                        =============   =============   =============

                            Alpine Lace Brands, Inc.

NOTE N (continued)

                                                 1996           1995           1994
                                                 ----           ----           ----
Operating profit (loss)
       Marketing, distributing, packaging,
         and converting of branded cheeses
         and other specialty food products  $  3,508,068   $  5,805,840   $ (1,195,974)
       Cheese and dairy products
         trading                               1,182,163        275,615        359,350
                                            ------------   ------------   ------------
       Operating profit (loss)                 4,690,231      6,081,455       (836,624)

Corporate expenses                              (798,039)      (728,902)      (649,725)
Interest income                                    1,117          2,122          8,406
Interest expense                                (841,689)      (997,771)    (1,591,446)
                                            ------------   ------------   ------------
       Earnings (loss) before income
          taxes and extraordinary item      $  3,051,620   $  4,356,904   $ (3,069,389)
                                            ============   ============   ============
Identifiable assets
       Marketing, distributing, packaging,
         and converting of branded cheeses
         and other specialty food products  $ 22,109,642   $ 21,828,300   $ 21,783,851
       Cheese and dairy products
         trading                               6,461,693      4,448,401      7,152,664
                                            ------------   ------------   ------------
       Total assets                         $ 28,571,335   $ 26,276,701   $ 28,936,515
                                            ============   ============   ============

                            Alpine Lace Brands, Inc.

NOTE N (continued)

                                                1996          1995          1994
                                                ----          ----          ----
Depreciation and amortization
       Marketing, distributing, packaging,
         and converting of branded cheeses
         and other specialty food products  $   625,133   $    66,251   $   824,369
                                            ===========   ===========   ===========
Capital expenditures
       Marketing, distributing, packaging,
         and converting of branded cheeses
         and other specialty food products  $   384,887   $   995,196   $   317,917
                                            ===========   ===========   ===========

NOTE O - INTEREST EXPENSE - NET

                                                1996          1995          1994
                                                ----          ----          ----
Interest expense - net
       Interest expense                     $   841,689   $   997,771   $ 1,591,446
       Interest income                           (1,117)       (2,122)       (8,406)
                                            -----------   -----------   -----------
                                            $   840,572   $   995,649   $ 1,583,040
                                            ===========   ===========   ===========

NOTE P - SUBSEQUENT EVENTS TO DECEMBER 31, 1996 (unaudited)

      Significant New Accounting Pronouncements

      The Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No.
      130), governing the reporting and display of comprehensive income and its components, and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS No. 131), requiring that all public businesses report financial and descriptive information about their reportable operating segments. The impact of adopting SFAS No. 130 is not expected to be material to the consolidated financial statements or notes to consolidated financial statements. Management is currently evaluating the effect of SFAS No. 131 on consolidated financial statement disclosures.

                            Alpine Lace Brands, Inc.

      Merger Agreement


      On October 1, 1997 the Company entered into a merger agreement (the "Merger Agreement") among the Company, Land O'Lakes, Inc. and AVV Inc., a wholly owned subsidiary of Land O'Lakes. Under the terms of the Merger Agreement each outstanding share of the Company's common stock will be converted into the right to receive $9.125 in cash and each outstanding share of preferred stock will be converted into the right to receive an amount in cash equal to the product of (x) $9.125 multiplied by (y) an amount, in cash which is equal to the quotient of (A) $50 plus all accrued dividends on one share of preferred stock that remain unpaid as of the effectiveness of the Merger, divided by (B) $7.375. In addition, the Company's President and principal shareholder and his wife, who is also a director and vice president, will enter into a five year non-compete agreement (which also provides for the termination of their existing employment agreements) for an aggregate of $500,000 per year and certain officers and directors of the Company will be entitled to severance payments.


      Mountain Farms, Inc.

      As of September 30, 1997, the Company reevaluated the collectability of the MFI note and has fully reserved for such note.


      Legal Proceedings

      In the Company's patent litigation, motions filed in the District Court to have the case declared exceptional under Section 285 of the Patent Statute were denied in April 1997. An additional partial summary judgement was granted in favor of Borden and Schreiber in April 1997 and has been consolidated with the pending appeal to the United States Court of Appeals for the Federal Circuit ("Federal Circuit"). Partial summary judgment was granted in favor of Beatrice on July 11, 1997. The Company filed a Notice of Appeal in the Federal Circuit in relation to this grant of partial summary judgment on October 17, 1997. Proceedings in relation to the claims remaining before the United States District Court for the District of New Jersey have been stayed until May 1998. See Note J.


      The Company has been joined as a defendant in two suits in the United States District for the Eastern District of Wisconsin. Following the denial of a motion for class certification in one of the cases in December 1996, one of the cases was dismissed without prejudice, but with costs, on May 2, 1997 and the other case was dismissed without prejudice or costs on September 3, 1997


      On July 15, 1997, the Company was served with a complaint in a class action pending in the Wisconsin Circuit Court for Dane County. The complaint in this action, which was brought by five individual Wisconsin dairy farmers on behalf of a nationwide class of milk producers, contains three counts. In the second count, which is the only count containing allegations against the Company, the plaintiffs allege a conspiracy among the Company and co-defendants NCE, Kraft and Borden to manipulate, through their trading practices, prices of bulk cheese on the Cheese Exchange in violation of the Wisconsin antitrust laws. This manipulation is alleged to have artificially depressed the price at which cheese was sold on the Cheese Exchange and, in turn, the price at which plaintiffs

                            Alpine Lace Brands, Inc.

      allege they were able to sell their milk. The other two counts of the complaint contain allegations against only Kraft and the NCE. The complaint seeks treble damages in an unspecified amount.


      On September 23, 1997, a First Amended and Consolidated Class Action Complaint was filed in the Circuit Court for Dane County whereby the above referenced case was consolidated with two other similar cases pending against Kraft and the NCE. Two of the 7 counts in the Consolidated Complaint contain allegations against the Company. These are: Count III in which Plaintiffs allege that the Company, Kraft and defendant Borden exercised power to control prices in the relevant markets and that Kraft had acquired and exercised monopoly power in violation of the Wisconsin anti-trust laws and Count IV in which Plaintiffs allege a conspiracy among the Company, Kraft, Borden and the NCE to manipulate prices of bulk natural cheese on the NCE in violation of Wisconsin anti-trust laws. As with the first complaint, the consolidated complaint seeks treble damages in an unspecified amount. On October 13, 1997 the defendants filed a motion to dismiss the Consolidated Complaint.


      Stock Options and Warrants

      During 1997, the Company implemented the "1997 Stock Option Plan" (the "Plan") for employees and directors. The Company has authorized 1,500,000 shares to be issued under the Plan. As of June 30, 1997, 177,000 options have been issued. The Merger Agreement also provides that at or immediately prior to the Effective Time, the Company shall use its best efforts to cause each then outstanding Option and Warrant (as defined in the Merger Agreement) (whether or not such Option or Warrant is then exercisable) to be canceled in respect of a cash payment by the Company equal to the Purchase Right Settlement Amount (as defined in the Merger Agreement) of such Option or Warrant, subject to all applicable tax withholding.


      The Merger Agreement provides that as a condition to Land O'Lakes' obligation to complete the Merger, effective as of the Effective Time, the Stock Option Agreement, Put Option Agreement and Shareholders Agreement, each dated as of January 1, 1995 (as amended to the date of the Merger Agreement, collectively referred to as the "Meyers Agreements"), between MCT Dairies, Inc. and Kenneth E. Meyers (and, in the case of certain of the Meyers Agreements, the Company) will be terminated in exchange for a cash payment to Kenneth E. Meyers in an amount not to exceed the amount calculated pursuant to the formula set forth in the Put Option Agreement.

                          AGREEMENT AND PLAN OF MERGER

                                      among

                            ALPINE LACE BRANDS, INC.

                                       and

                               LAND O'LAKES, INC.

                                       and

                                    AVV INC.

                           Dated as of October 1, 1997

                                TABLE OF CONTENTS

                                                                          Page

ARTICLE I  THE MERGER........................................................  1
   1.01 The Merger...........................................................  1
   1.02 Surviving Corporation................................................  1
   1.03 Effective Time of the Merger.........................................  2
   1.04 Certificate of Incorporation and By-Laws of the Surviving
   Corporation ..............................................................  2
   1.05 Board of Directors and Officers of the Surviving Corporation.........  2
   1.06 Conversion of Shares.................................................  2
   1.07 Dissenters' Rights...................................................  3
   1.08 Stock Options and Warrants...........................................  4
   1.09 Payment for Shares...................................................  4
   1.10 No Further Rights or Transfers.......................................  6

ARTICLE II  COVENANTS, CONDUCT AND TRANSACTIONS PRIOR TO THE EFFECTIVE
TIME.........................................................................  6
   2.01 Operation of Business of the Company Between the Date of this
   Agreement and the Effective Time..........................................  6
   2.02 Stockholders' Meeting;  Proxy Material...............................  8
   2.03 No Shopping..........................................................  9
   2.04 Access to Information...............................................  10
   2.05 Amendment of Company's Employee Plans...............................  10
   2.06 Stock Options and Warrants..........................................  10
   2.07 Best Efforts........................................................  10
   2.08 Consents............................................................  10
   2.09 Public Announcements................................................  11
   2.10 Notification of Certain Matters.....................................  11
   2.11 Certain Resignations................................................  11
   2.12 Confidentiality Agreement...........................................  11
   2.13 Write-Off of Note Receivable........................................  11

ARTICLE III  CONDITIONS OF MERGER...........................................  12
   3.01 Conditions to the Obligations of Buyer and Acquisition to
   Effect the Merger .......................................................  12
   3.02 Conditions to the Obligations of the Company to Effect the Merger...  14

ARTICLE IV  CLOSING.........................................................  15
   4.01 Time and Place......................................................  15
   4.02 Deliveries at the Closing...........................................  15

ARTICLE V  TERMINATION AND ABANDONMENT......................................  16
   5.01 Termination.........................................................  16
   5.02 Procedure and Effect of Termination.................................  17


ARTICLE VI  REPRESENTATIONS AND WARRANTIES..................................  17
   6.01 Representations and Warranties of the Company.......................  17
   6.02 Representations and Warranties of Buyer and Acquisition.............  27


ARTICLE VII  OFFICERS' AND DIRECTORS' INDEMNIFICATION, DIRECTORS AND OFFICERS
LIABILITY INSURANCE, EMPLOYEE CONTRACTS.....................................  29
   7.01 Indemnification.....................................................  29
   7.02 Directors and Officers Liability Insurance..........................  29
   7.03 Employee Contracts..................................................  29


ARTICLE VIII  MISCELLANEOUS PROVISIONS......................................  30
   8.01 Termination of Obligations, Covenants and Agreements................  30
   8.02 Amendment and Modification..........................................  30
   8.03 Waiver of Compliance; Consents......................................  30
   8.04 Expenses;  Termination Fee..........................................  30
   8.05 Additional Agreements...............................................  31
   8.06 Notices.............................................................  31
   8.07 Assignment..........................................................  33
   8.08 Interpretation......................................................  33
   8.09 Governing Law.......................................................  33
   8.10 Counterparts .......................................................  33
   8.11 Headings ...........................................................  33
   8.12 Entire Agreement....................................................  33

Exhibit A-1 -- Opinion of local counsel to the Company
Exhibit A-2 -- Opinion of Kramer, Levin, Naftalis & Frankel, Special Counsel to
               the Company

Exhibit B   -- Non-Compete Agreement between Buyer and Carl T. Wolf
Exhibit C   -- Non-Compete Agreement between Buyer and Marion F. Wolf.
Exhibit D   -- Opinion of Thuy-Nga T. Vo, Counsel to Buyer and Acquisition
Exhibit D-2 -- Opinion of Faegre & Benson LLP, Special Counsel to Buyer and
               Acquisition

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER dated as of October 1, 1997, by and among Alpine Lace Brands, Inc., a Delaware corporation (the "Company"), Land O'Lakes, Inc., a Minnesota cooperative corporation ("Buyer"), and AVV Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Acquisition") (the Company and Acquisition being sometimes hereinafter collectively referred to as the "Constituent Corporations").

                                   WITNESSETH:

            WHEREAS, the Boards of Directors of the Company, Acquisition and Buyer and the special committee of independent directors of the Board of Directors of the Company (the "Special Committee") deem a merger of the Company and Acquisition pursuant to the terms hereof (the "Merger") desirable and in the best interests of their respective corporations and their stockholders; the Boards of Directors of the Company, Acquisition and Buyer and the Special Committee have, by resolutions duly adopted, approved this Agreement and the Boards of Directors of the Company and Acquisition have directed that it be submitted to a vote of the stockholders of their respective Constituent Corporations in accordance with the laws of the State of Delaware; and Buyer, being the sole stockholder of Acquisition, has, by written action, duly approved this Agreement in accordance with such laws; and

            WHEREAS, the Company, Acquisition and Buyer desire to effect the Merger and the other transactions contemplated hereby.

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained and for the purpose of prescribing the terms and conditions of the Merger, the manner and basis of converting shares of capital stock of the Company into cash, and such other provisions as are deemed necessary or desirable, the parties agree that the Merger shall be effected on the terms and subject to the conditions set forth below and in accordance with the applicable laws of the State of Delaware.

                                    ARTICLE I

                                   THE MERGER

            1.01 The Merger. At the Effective Time, as defined in Section 1.03, and in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "Delaware Law"), Acquisition shall be merged with and into the Company, the separate corporate existence of Acquisition shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), the name of which shall continue to be "Alpine Lace Brands, Inc."

            1.02 Surviving Corporation. At the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, of each of the Constituent Corporations, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to each of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving

Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations; and the title to any real estate or any interest therein vested by deed or otherwise, under the laws of Delaware or any other jurisdiction, in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and all debts, duties and liabilities of either of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, duties and liabilities had been incurred or contracted by it.

            1.03 Effective Time of the Merger. Subject to and immediately following the receipt of the vote of the stockholders of the Company approving and adopting this Agreement and the Merger and the satisfaction or waiver of all conditions to the consummation of the Merger set forth in this Agreement, the Company and Acquisition shall execute in the manner required by the Delaware Law and deliver for filing to the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger as required by Delaware Law (the "Certificate of Merger"). The Merger shall become effective at the time the Certificate of Merger is accepted for filing with the Secretary of State of the State of Delaware, and the term "Effective Time" shall mean the date and time when the Merger shall become effective.

            1.04 Certificate of Incorporation and By-Laws of the Surviving Corporation. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the laws of the State of Delaware.

            The By-Laws of Acquisition in effect immediately prior to the Effective Time shall be deemed, by virtue of the Merger and without further action by the stockholders or directors of the Surviving Corporation or Acquisition, to be the By-Laws of the Surviving Corporation, until further amended in accordance with the laws of the State of Delaware.

            1.05 Board of Directors and Officers of the Surviving Corporation. The directors of Acquisition immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the By-Laws of the Surviving Corporation, until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or as otherwise provided in the By-Laws of the Surviving Corporation. The officers of Acquisition immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are chosen and have qualified or as otherwise provided in the By-Laws of the Surviving Corporation.

            1.06 Conversion of Shares.
The manner and basis of converting the shares of each of the Constituent Corporations shall be as follows:

            (a) At the Effective Time, each share of common stock of the Company, par value $.01 per share (the "Company Common Stock"), which is issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock as to which dissenters' rights are exercised under Section 262 of the Delaware Law and Section 1.07 hereof and (ii) shares of Company Common Stock held of record by Buyer or Acquisition or any other direct or indirect subsidiary of Buyer or the Company immediately prior to the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive (as provided in Section 1.09(a) hereof) $9.125 in cash (the "Common Stock Merger Consideration"), pro-rated for fractional shares of Company Common Stock outstanding immediately prior to the Effective Time, if any.

            (b) At the Effective Time, each share of preferred stock of the Company, par value $.01 per share (the "Company Preferred Stock"), which is issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Preferred Stock as to which dissenters' rights are exercised under Section 262 of the Delaware Law and Section 1.07 hereof and (ii) shares of Company Preferred Stock held of record by Buyer or Acquisition or any other direct or indirect subsidiary of Buyer or the Company immediately prior to the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive (as provided in Section 1.09(a) hereof) cash in an amount equal to the product of (x) $9.125 multiplied by (y) an amount which is equal to the quotient of (A) $50 plus all accrued dividends on one share of Company Preferred Stock that remain unpaid as of the Effective Time (which unpaid dividends shall accrue until the Effective Time at the rate of $.010274 per share per day), divided by
(B) $7.375 (the "Preferred Stock Merger Consideration"), pro-rated for fractional shares of Company Preferred Stock outstanding immediately prior to the Effective Time, if any.

            (c) At the Effective Time, each share of common stock of Acquisition, par value $1.00 per share (the "Acquisition Common Stock"), which is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for 6,000 shares of common stock of the Surviving Corporation, which shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

            (d) At the Effective Time, each share of Company Common Stock and Company Preferred Stock (the Company Common Stock and Company Preferred Stock being herein sometimes referred to collectively as the "Company Stock") held of record by Buyer or Acquisition or any other direct or indirect subsidiary of Buyer or the Company immediately prior to the Effective Time and each share of Company Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and cease to exist at and after the Effective Time, and no payment shall be made with respect thereto.

            1.07 Dissenters' Rights. Nothwithstanding any provision of this Agreement to the contrary, any shares of Company Stock outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right, if any, for appraisal of those shares in accordance with the provisions of Section 262 of the Delaware Law and as of the Effective Time has not withdrawn or lost such right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive a cash payment pursuant to Section 1.06, but the holder shall only be entitled to such rights as are granted by the Delaware Law. If a holder of shares of Company Stock who demands appraisal of those shares under the Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, those shares shall be converted into and represent only the right to receive the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as the case may be, as provided in Section 1.06, without interest, upon compliance with the provisions, and subject to the limitations, of Section 1.09 hereof. The Company shall give Buyer (a) prompt notice of any written demands for appraisal of any shares of Company Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the Delaware Law and received by the Company relating to stockholders' rights of appraisal, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware Law. The Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any demands for appraisal of Company Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

            1.08 Stock Options and Warrants. At or immediately prior to the Effective Time, each holder of a then outstanding option (an "Option") or warrant (a "Warrant") to purchase shares of Company Common Stock heretofore granted under any employee stock option or compensation plan, warrant agreement or other arrangement with the Company shall be entitled (whether or not such Option or Warrant is then exercisable) upon execution of a cancellation agreement with the Company to receive in cancellation of such Option or Warrant a cash payment from the Company in an amount equal to the amount, if any, by which the Common Stock Merger Consideration exceeds the per share exercise price of such Option or

Warrant, multiplied by the number of shares of Company Common Stock then subject to such Option or Warrant (the "Purchase Right Settlement Amount") but subject to all required tax withholdings by the Company. Each Option or Warrant that is subject to a cancellation agreement shall be canceled upon payment of the Purchase Right Settlement Amount for such Option or Warrant.

            1.09 Payment for Shares.

            (a) At or before the Effective Time, Buyer or Acquisition shall deposit in immediately available funds with Norwest Bank Minnesota, N.A., or any other disbursing agent selected by Buyer that is organized under the laws of the United States or any state of the United States with capital, surplus and undivided profits of at least $500,000,000 (the "Disbursing Agent"), an amount equal to the sum (rounded up or down to the nearest whole $.01, with $.005 rounded up to the nearest whole $.01) of (A) the product of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares then held of record by Buyer or Acquisition or any other direct or indirect subsidiary of Buyer or the Company), pro-rated for fractional shares, times (ii) the Common Stock Merger Consideration and (B) the product of (i) the number of shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares then held of record by Buyer or Acquisition or any other direct or indirect subsidiary of Buyer or the Company), pro-rated for fractional shares, times (ii) the Preferred Stock Merger Consideration (such sum being hereinafter referred to as the "Fund"). Out of the Fund, the Disbursing Agent shall, pursuant to irrevocable instructions from the holders of Company Stock, make the payments referred to in Sections 1.06 (a) and (b) hereof, subject to the requirements of paragraph (b) of this Section 1.09. At the request of the Surviving Corporation, in its sole discretion at any time, but without any obligation to make any such request, the Disbursing Agent also may make payments, in discharge of any obligations of the Surviving Corporation pursuant to Section 262 of the Delaware Law, to holders of Company Stock who have exercised dissenters' rights pursuant to Section 262 of the Delaware Law and have not subsequently withdrawn or lost such rights as long as the payment from the Fund with respect to any Dissenting Share does not exceed the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as the case may be. The Disbursing Agent may invest portions of the Fund as Buyer or the Surviving Corporation directs, provided that all such investments shall be held as cash or in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital, surplus and undivided profits exceeding $500,000,000 (collectively, "Permitted Investments"), or in money market funds which are invested solely in Permitted Investments. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation, and shall be remitted from time to time by the Disbursing Agent upon the request of Buyer or the Surviving Corporation. Any amount remaining in the Fund after nine months after the Effective Time may be refunded to the Surviving Corporation at its option; provided, however, that the Surviving Corporation shall be liable for any cash payments required to be made thereafter pursuant to Sections 1.06(a) and 106(b) hereof and Section 262 of the Delaware Law.

            (b) As soon as practicable after the Effective Time, the Disbursing Agent shall mail to each holder of record (other than Buyer or Acquisition or any direct or indirect subsidiary of Buyer or the Company) of a certificate or certificates (a "Certificate" or "Certificates") which immediately prior to the

Effective Time represented issued and outstanding shares of Company Stock (other than those holders who have exercised dissenters' rights pursuant to Section 262 of the Delaware Law and have not subsequently withdrawn or lost such rights), a form letter of transmittal (the "Letter of Transmittal") for return to the Disbursing Agent, and instructions for use in effecting the surrender of Certificates and to receive cash for each of such holder's shares of Company Stock pursuant to Sections 1.06(a) and 1.06(b) hereof. The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss shall pass, only upon proper delivery of such Certificate or Certificates to the Disbursing Agent. The Disbursing Agent, as soon as practicable following receipt of any such Certificate or Certificates together with the Letter of Transmittal, duly executed, and any other items specified by the Letter of Transmittal, shall pay, by check or draft, to the persons entitled thereto, the sum (rounded up or down to the nearest whole $.01, with $.005 rounded up to the nearest whole $.01) of the amounts determined by (A) multiplying (i) the number of shares of Company Common Stock represented by the Certificate or Certificates so surrendered (pro-rated for fractional shares) by (ii) the Common Stock Merger Consideration and (B) multiplying (i) the number of shares of Company Preferred Stock represented by the Certificate or Certificates so surrendered (pro-rated for fractional shares) by (ii) the Preferred Stock Merger Consideration. All of the foregoing payments shall be subject to any required withholding of taxes by the Surviving Corporation. No interest will be paid or accrued on the cash payable upon the surrender of the Certificate or Certificates. If payment is to be made to a person other than the person in whose name the Certificates surrendered are registered, it shall be a condition of payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificates surrendered or establish to the satisfaction of the Surviving Corporation that the tax has been paid or is not applicable.

            (c) In the event any such Certificate or Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or Certificates to have been lost, stolen or destroyed, the amount to which such person would have been entitled under
Section 1.09(b) hereof but for failure to deliver such Certificate or Certificates to the Disbursing Agent shall nevertheless be paid to such person, provided that the Surviving Corporation may, in its sole discretion and as a condition precedent to such payment, require such person to give the Surviving Corporation a written indemnity agreement in form and substance reasonably satisfactory to the Surviving Corporation and, if reasonably deemed advisable by the Surviving Corporation, a bond in such sum as the Surviving Corporation may direct as indemnity against any claim that may be had against Buyer or the Surviving Corporation with respect to the Certificate or Certificates alleged to have been lost, stolen or destroyed.

            1.10 No Further Rights or Transfers. At and after the Effective Time, all shares of Company Stock issued and outstanding immediately prior to the Effective Time (including without limitation fractional shares) shall be canceled and cease to exist, and each holder of a Certificate or Certificates that represented shares of Company Stock issued and outstanding immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company with respect to the shares of Company Stock represented by such Certificate or Certificates, except for the right to surrender such holder's Certificate or Certificates in exchange for the payment provided pursuant to Sections 1.06(a) and 1.06(b) hereof or to perfect such holder's right to receive payment for such holder's shares pursuant to Section 262 of the Delaware Law and
Section 1.07 hereof if such holder has validly exercised and not withdrawn or lost such holder's right to receive payment for such holder's shares pursuant to
Section 262 of the Delaware Law,
and no transfer of shares of Company Stock issued and outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

                                   ARTICLE II

                    COVENANTS, CONDUCT AND TRANSACTIONS PRIOR
                              TO THE EFFECTIVE TIME

            2.01 Operation of Business of the Company Between the Date of this Agreement and the Effective Time. From the date of this Agreement through the Effective Time:

            (a) The Company will use its best efforts to preserve intact in all material respects its business organization and that of its subsidiaries, keep available to itself and to the Surviving Corporation the services of the present officers and key employees of the Company and its subsidiaries set forth in
Section 2.01(a) of the Disclosure Schedule of the Company dated the date hereof (the "Disclosure Schedule"), a copy of which has been delivered to Buyer and Acquisition, and preserve for itself and for the Surviving Corporation the present relationships of the Company and its subsidiaries with entities and persons having significant business dealings with the Company or its subsidiaries.

            (b) The Company shall, and shall cause its subsidiaries to, except as otherwise consented to in writing by Buyer, conduct its business and operations in the ordinary course of business.

            (c) Except as required in connection with the Merger or as otherwise consented to in writing by Buyer, the Company shall not (i) amend its Certificate of Incorporation or By-Laws, (ii) increase or decrease the number of authorized shares of its capital stock, as set forth in Section 6.01(b) hereof,
(iii) split, combine or reclassify any shares of its capital stock or make any other changes in its equity capital structure (other than the issuance of shares of Company Common Stock upon exercise of Options or Warrants heretofore granted by the Company in accordance with their terms or the conversion of outstanding Company Preferred Stock in accordance with the terms thereof), (iv) purchase, redeem or cancel for value, directly or indirectly, any shares of its capital stock or any Options, Warrants or other rights to purchase any such capital stock or any capital stock of its subsidiaries or any securities convertible into or exchangeable for any such capital stock, except as contemplated by
Section 1.08 hereof, or (v) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock, except that it may declare, set aside and pay in the ordinary course of business a regular quarterly cash dividend on Company Preferred Stock in an amount of $.9375 per share of Company Preferred Stock payable on December 15, 1997 if the Effective Time does not occur prior to December 15, 1997.

            (d) The Company shall not and shall not permit its subsidiaries to, except as otherwise consented to in writing by Buyer, (i) issue, grant, sell or pledge, or agree or propose to issue, grant, sell or pledge, any shares of capital stock of the Company or its subsidiaries (other than the issuance of shares of Company Common Stock upon exercise of Options or Warrants heretofore granted by the Company in accordance with their terms or the conversion of outstanding Company Preferred Stock in accordance with the terms thereof) or any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for such capital stock, or any stock appreciation rights, performance shares or other phantom stock based upon the value of any such capital stock or designate any class or series of shares of Company Preferred Stock, (ii) purchase, lease or otherwise acquire (including without limitation acquisitions by merger, consolidation or stock or asset purchase) any assets or properties, other than those that do not individually exceed $2,000, provided that the aggregate amount of such purchases, leases and other acquisitions does not exceed $25,000, and other than inventory (including supplies) acquired in the ordinary course of business, (iii) sell, lease, encumber, mortgage or otherwise dispose of any material assets or properties, except that the Company and its subsidiaries may sell, lease, encumber, mortgage or otherwise dispose of assets or properties in the ordinary course of business that are not material to the Company and its subsidiaries, taken as a whole, and except for the continuing security interest of the lender under the Company's existing revolving line of credit agreement, (iv) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, contract or other document or agreement, other than in the ordinary course of business and in a manner that does not have a material adverse effect on the business, operations, results of operations, properties, assets, prospects or condition, financial or otherwise, of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect"), (v) incur any indebtedness for money borrowed other than indebtedness of the Company to its wholly-owned subsidiaries or of a wholly-owned subsidiary to the Company or its other wholly-owned subsidiary and other than indebtedness incurred in the ordinary course of business for working capital purposes (including, without limitation, as permitted indebtedness, borrowings in the ordinary course of business for working capital purposes under the Company's existing revolving line of credit) that, except as disclosed in
Section 2.01(d) of the Disclosure Schedule, is prepayable at any time without penalty or premium or incur any purchase money indebtedness for fixed assets or enter into any capitalized lease, (vi) incur any other liability or obligation (except of the Company to its wholly-owned subsidiaries or of a wholly-owned subsidiary to the Company or its other wholly-owned subsidiary), other than in the ordinary course of business, or assume, guarantee, endorse (other than endorsements of checks in the ordinary course of business) or otherwise as an accommodation become responsible for the obligations of any other individual or entity (except of the Company with respect to obligations of its wholly-owned subsidiaries or of a wholly-owned subsidiary with respect to obligations of the Company or its other wholly-owned subsidiary), (vii) except as otherwise required by this Agreement, enter into any new employee benefit plan, program or arrangement, or any new employment, severance or consulting agreement, amend any existing employee benefit plan, program or arrangement, or any existing employment, severance or consulting agreement, or, except as disclosed in
Section 2.01(d) of the Disclosure Schedule, grant any increases in compensation or benefits, (viii) adopt any collective bargaining agreement, (ix) enter into any other transaction, other than in the ordinary course of business and consistent with past practices, (x) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability,
(xi) change any accounting principles used by it, unless required by generally accepted accounting principles, (xii) settle any litigation or proceedings other than those arising in the ordinary course of business, the settlement of which would not have a Material Adverse Effect or (xiii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

            2.02 Stockholders' Meeting; Proxy Material.

            (a) The Company shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable after the execution of this Agreement for the purpose of voting on the adoption of this Agreement. The Board of Directors of the Company shall recommend approval and adoption of this Agreement by the Company's stockholders. The Company shall use its best efforts consistent with applicable legal requirements to solicit proxies in connection with a meeting of stockholders called pursuant to this Section 2.02(a) and shall solicit such proxies in favor of such approval and adoption and take all other action necessary to attempt to secure the stockholder approval required to effect the Merger under applicable law. Simultaneously with the execution of this Agreement, each of Carl T. Wolf and Marion F. Wolf have entered into a Voting Agreement dated the date hereof with Buyer, pursuant to which they have granted to Ronald O. Ostby and Thomas A. Verdoorn, with full power of substitution, an irrevocable proxy (collectively the "Irrevocable Proxies") to vote all shares of Company Common Stock held of record by such stockholder (or over which such stockholder has voting power, by contract or otherwise) to approve and adopt this Agreement and the Merger.

            (b) The Company will prepare, and file with the Securities and Exchange Commission (the "SEC"), a proxy statement, together with a form of proxy, with respect to the stockholders meeting described in Section 2.02(a) (such proxy statement, together with any amendments thereof or supplements thereto, being herein called the "Proxy Statement"). The Company (i) will use its best efforts to have the Proxy Statement cleared by the SEC as soon as reasonably practicable, if such clearance is required, (ii) will as soon as reasonably practicable thereafter mail the Proxy Statement to stockholders of the Company and (iii) will otherwise comply in all material respects with all applicable legal requirements in respect of such meeting. The Company shall notify Buyer promptly of the receipt of any comments from the SEC or its staff and any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Buyer with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Prior to filing the Proxy Statement with the SEC, the Company shall provide reasonable opportunity for Buyer to review and comment upon the contents of the Proxy Statement and shall not include therein any information to which counsel to Buyer shall reasonably object (unless counsel to the Company shall reasonably determine that such information should be included consistent with applicable legal principles) or omit therefrom any information which counsel to Buyer shall reasonably request. If at any time prior to the meeting of the stockholders of the Company contemplated by this Section 2.02, any event relating to the Company or any of its subsidiaries, officers or directors is discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly so inform Buyer. The Proxy Statement shall contain the recommendation of the Board of Directors of the Company and the Special Committee in favor of the Merger and that the stockholders vote for and adopt the Merger and this Agreement.

            2.03 No Shopping.

            (a) From the date hereof until the termination of this Agreement, the Company will not, and will not permit any officer, director, employee, investment banker or other agent or any subsidiary of the Company to, directly or indirectly (i) take any action to seek, initiate or solicit any offer from any person, entity or group to acquire any shares of capital stock of the Company or its subsidiaries, to merge or consolidate with the Company or its subsidiaries, or to otherwise acquire any significant portion of the assets of the Company and its subsidiaries, taken as a whole, except for acquisitions solely of inventory in the ordinary course of business (a "Third Party Acquisition Offer"), or (ii) except to the extent otherwise required by their fiduciary obligations under applicable law, based upon the advice of outside counsel to the Company, engage in negotiations or discussions concerning a Third Party Acquisition Offer or the business or assets of the Company or its subsidiaries with, or disclose financial information relating to the Company or its subsidiaries, or any confidential or proprietary trade or business information relating to the business of the Company or its subsidiaries to, or afford access to the properties, books or records of the Company or its subsidiaries to, any third party that may be considering a Third Party Acquisition Offer; provided, however, that if the officers or directors of the Company shall be required by their fiduciary obligations under applicable law, based upon the advice of outside counsel to the Company, to enter into any such negotiations or discussions, disclose any such information or afford any such access to any third party, the Company may do so only if (A) the Board of Directors of the Company is advised by one or more of its financial advisors that the third party has the financial resources to consummate a Superior Acquisition, as defined in paragraph (c) below, and the Board of Directors of the Company determines that the third party is likely to submit a bona fide Third Party Acquisition Offer to consummate a Superior Acquisition; (B) the Company has provided Buyer, as soon as reasonably practicable and in any event prior to such discussions, negotiations, disclosure or access, notice of the Company's intent to enter into such discussions or negotiations, to supply information and/or to provide access, the identity of such third party and, as soon as reasonably practicable after such terms are known by the Company, the terms of the Third Party Acquisition Offer; and (C) such third party has signed and delivered to the Company a confidentiality agreement substantially in the form of the Confidentiality Agreement referred to in Section 2.12. The Company will immediately cease or cause to be terminated any existing activities, discussions or negotiations with any parties conducted with respect to any of the foregoing.

            (b) The Company will orally notify Buyer immediately, followed by prompt written notice, of the receipt and the terms of any Third Party Acquisition Offer from any person, entity or group (other than from Buyer or Acquisition), or of any request for information or access, with respect to any Third Party Acquisition Offer, or any indication from any person, entity or group that it or another person, entity or group is considering making a Third Party Acquisition Offer or such a request, which notice shall include the identity of the third party.

            (c) For purposes of this Agreement, a "Superior Acquisition" is a transaction pursuant to which a tender offer is made to acquire all of the outstanding Company Stock, or a merger, consolidation or a sale of substantially all of the assets of the Company (to be followed by a complete liquidation of the Company) occurs, pursuant to which the per share tender offer price or the per share merger or consolidation price or the per share price that would be received by the stockholders in the liquidation (i) for the Company Common Stock is higher than the Common Stock Merger Consideration and (ii) for the Company Preferred Stock is higher than the Preferred Stock Merger Consideration.

            2.04 Access to Information. The Company will give Buyer and Acquisition, and their respective counsel, financial advisors, auditors and other authorized representatives, full access to the offices (including a work area for the use of Buyer, Acquisition and their authorized representatives), properties, employees, books and records of the Company and its subsidiaries at all reasonable times upon reasonable notice, and will instruct the employees, counsel, financial advisors and auditors of the Company and its subsidiaries to cooperate in all reasonable respects with Buyer, Acquisition and each such representative in its investigation of the business of the Company and its subsidiaries, provided that no investigation pursuant to this Section 2.04 shall affect any representation or warranty given by the Company to Buyer and Acquisition hereunder. The Company will confer from time to time with Buyer at Buyer's request to discuss the status of the operations of the Company and its subsidiaries.

            2.05 Amendment of Company's Employee Plans. The Company will, effective at or immediately prior to the Effective Time, cause any Employee Plans (as hereinafter defined) which it may have to be amended, to the extent, if any, reasonably requested by Buyer, for the purpose of permitting the Employee Plans to continue to operate in conformity with the Employee Retirement Income Security Act of 1974, as amended, and the regulations adopted pursuant thereto ("ERISA"), and the Internal Revenue Code of 1986 and the rules and regulations adopted pursuant thereto (the "Code"), subsequent to the Merger.

            2.06 Stock Options and Warrants. At or immediately prior to the Effective Time, the Company shall use its best efforts to cause each then outstanding Option and Warrant (whether or not such Option or Warrant is then exercisable) to be canceled in respect of a cash payment by the Company equal to the Purchase Price Settlement Amount for such Option or Warrant, subject to all applicable tax withholding. The Company shall, prior to the Effective Time, take such action as may be necessary to effect the foregoing and shall comply with all requirements regarding income tax withholding in connection with the foregoing.

            2.07 Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary or proper and advisable under applicable laws and regulations to ensure that the conditions set forth in Article III hereof are satisfied and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement.

            2.08 Consents. Buyer and the Company each shall use their respective best efforts to obtain all material consents of third parties and governmental authorities, and to make all governmental filings, necessary for the consummation of the transactions contemplated by this Agreement. Buyer and the Company each shall as soon as practicable file a Pre-Merger Notification and Report Form under the Hart Scott Rodino Antitrusts Improvements Act (the "HSR Act") with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use their respective best efforts to respond as promptly as reasonably practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

            2.09 Public Announcements. Except as hereinafter provided in this
Section 2.09, Buyer and the Company will consult with each other before issuing any press release or otherwise making any public statements prior to the Effective Time with respect to the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to receiving the consent of the other party, which consent will not be unreasonably withheld or delayed.

Nothing stated herein shall prohibit any party from making a press release or other statement required by law or by obligations pursuant to any listing agreement with any automated interdealer quotation system if the party making the disclosure has first consulted with the other parties hereto, and nothing stated herein shall prohibit Buyer, after or concurrently with the first public disclosure by the parties regarding this Agreement, from mailing information to its members regarding the Merger or the other transactions contemplated hereby after prior consultation with the Company.

            2.10 Notification of Certain Matters. The Company will give prompt notice, as soon as reasonably practicable, to Buyer and Acquisition of the occurrence or non-occurrence of any event (i) which has had or is reasonably likely to have a Material Adverse Effect, (ii) which has caused any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect or (iii) which has caused any failure of the Company to comply in all material respects with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 2.10 will not limit or otherwise affect the remedies available under this Agreement to Buyer or limit the rights of the Company under this Agreement.

            2.11 Certain Resignations. The Company will use all reasonable efforts to assist Buyer in procuring the resignation, effective as of the Effective Time, of all of the members of the Boards of Directors of the Company and the Company's subsidiaries and of all officers of the Company and the Company's subsidiaries as such officers; provided, however, that those persons resigning as officers of the Company and the Company's subsidiaries shall continue as employees thereof until such employment is terminated.

            2.12 Confidentiality Agreement. The Confidentiality Agreement between the Company and Buyer dated April 17, 1997, shall remain in full force and effect until the Effective Time. Until the Effective Time, the Company and Buyer agree to comply with the terms of such Confidentiality Agreement.

            2.13 Write-Off of Note Receivable. Prior to the Effective Time, the Company will write-off in its entirety on the books and the most recent balance sheet of the Company the principal amount of, and any accrued interest on, the promissory note of Mountain Farms, Inc. to the Company in the principal amount of $1,675,948.

                                   ARTICLE III

                              CONDITIONS OF MERGER

            3.01 Conditions to the Obligations of Buyer and Acquisition to Effect the Merger. The obligations of Buyer and Acquisition to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which (except for the condition set forth in Section 3.01(b)) may be waived by Buyer and Acquisition:

            (a) Accuracy of Representations and Warranties; Compliance with Covenants. The representations and warranties of the Company contained in
Section 6.01 of this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement, and (ii) immediately prior to the Effective Time with the same effect as if such representations and warranties had been made immediately prior to the Effective Time, except to the extent that any and all inaccuracies in any representations and warranties, other than those in the first sentence of Section 6.01(a) and those in Section 6.01(b) and Section 6.01(c), that were true and correct on the date of this Agreement but were inaccurate immediately prior to the Effective Time have not had, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (provided that, for purposes of this clause
(ii), any representation or warranty in Section 6.01 that is qualified by Material Adverse Effect language shall be read solely for purposes of this
Section 3.01(a)(ii) as if such language (other than the last sentence of Section 6.01(c)) were not present) or impair the consummation of the transactions contemplated hereby. The Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time. Buyer and Acquisition shall have received a certificate signed on behalf of the Company by an appropriate executive officer of the Company to the effects set forth in this paragraph (a).

            (b) Stockholder Approval of Agreement and Merger. This Agreement and the Merger shall have been approved and adopted at the meeting of the stockholders of the Company referred to in Section 2.02 hereof by the vote required by the Delaware Law and the Company's Certificate of Incorporation and By-Laws.

            (c) Other Corporate Action. All other corporate action on the part of the Company necessary to authorize the execution, delivery and consummation of this Agreement or any agreement or instrument contemplated hereby to which the Company is or is to be a party or the transactions contemplated hereby or thereby shall have been duly and validly taken.

            (d) Absence of Litigation, Injunctions. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting an order, judgment or decree (except those in which Buyer or Acquisition is a plaintiff directly or derivatively) which, in the reasonable judgment of Buyer would, if issued, be reasonably likely to restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions or result in material damages to Buyer, Acquisition or the Surviving Corporation if the transactions contemplated hereby are consummated, and there shall not be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated as so provided or any statute, rule or regulation enacted or promulgated that makes consummation of the transactions contemplated hereby illegal.

            (e) Absence of Material Adverse Effect. There shall not have been, since December 31, 1996 (i) any damage, destruction or loss, whether covered by insurance or not, that has had, or is reasonably likely to have, a Material Adverse Effect; (ii) any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting an order, judgment or decree (except those in which Buyer or Acquisition is a plaintiff directly or derivatively) which, in the reasonable judgment of Buyer, would be reasonably likely, if issued, to have a Material Adverse Effect; or (iii) any other event or condition (financial or otherwise) of any character or any operations or results of operations that has had, or is reasonably likely to have, a Material Adverse Effect.

            (f) Opinion. Buyer and Acquisition shall have received from local counsel to the Company (which counsel shall be satisfactory to Buyer), and Kramer, Levin, Naftalis & Frankel, special counsel to the Company, their opinion letters, dated the date of the Effective Time, containing the opinions in substantially the forms of Exhibit A-1 and A-2 hereto, respectively.

            (g) Consents. The Company, Buyer and Acquisition shall have received all federal, state, local and foreign governmental consents, if any, and all material consents of any private persons, necessary to execute and deliver this Agreement, to consummate the transactions contemplated herein and to conduct the business of the Company after the Effective Time in essentially the same manner as it was conducted prior to the Effective Time, and all waiting periods specified by law shall have expired or terminated. Without limiting the generality of the foregoing, all filings required prior to the Merger under the HSR Act shall have been made and all applicable waiting periods under the HSR Act shall have expired or been terminated.

            (h) Dissenting Shares. The holders of not more than 5% of the issued and outstanding Company Stock (which percentage shall be calculated by determining (i) the sum of the number of Dissenting Shares constituting Company Common Stock and the number of shares of Company Common Stock into which the Dissenting Shares constituting Company Preferred Stock are convertible immediately prior to the Effective Time as a percentage of (ii) the sum of the number of issued and outstanding shares of Company Common Stock and the number of shares of Company Common Stock into which the issued and outstanding Company Preferred Stock is convertible immediately prior to the Effective Time) shall have taken such action prior to or at the time of the stockholders' vote as is necessary as of that time to entitle them to the statutory dissenters' rights referred to in Section 1.07 hereof.

            (i) Cancellation of Options and Warrants. Except for Options and Warrants, entitling the holders thereof to purchase, in the aggregate, up to a maximum of 10,000 shares of Company Common Stock, the Company shall have obtained the written cancellation of all Options and Warrants from the holders thereof and shall have paid the Purchase Right Settlement Amount for each such Option and Warrant entitled to such payment as provided in Section 1.08 of this Agreement.

            (j) Title Insurance. The Company shall have provided to Buyer and Acquisition standard owner's policies of title insurance in amounts reasonably acceptable to Buyer and Acquisition covering each parcel of real property owned by the Company or its subsidiaries. Such policies or the latest endorsements thereof shall show, as of a date no more than five days prior to the Closing (as hereinafter defined), that the Company or one of its subsidiaries has title in fee simple to all such real property, shall delete all standard exceptions and shall not show any material inaccuracy in any representation made with respect to such real property in Section 6.01(h) hereof.

            (k) Non-Compete Agreements. Buyer and Carl T. Wolf shall have entered into a non-compete agreement substantially in the form of Exhibit B hereto, and Buyer and Marion F. Wolf shall have entered into a non-compete agreement substantially in the form of Exhibit C hereto.

            (l) Cancellation of Subsidiary Option and Put Right. The Company shall have obtained the termination, effective as of the Effective Time, of the Stock Option Agreement, Put Option Agreement and Shareholders Agreement, each dated as of January 1, 1995 (as amended to the date hereof, collectively referred to as the "Meyers Agreements"), between MCT Dairies, Inc. and Kenneth
E. Meyers (and, in the case of certain of the Meyers Agreements, the Company) in exchange for a cash payment to Kenneth E. Meyers in an amount not to exceed the amount calculated pursuant to the formula set forth in Section 3 of the Put Option Agreement, assuming that all shares subject to the Stock Option Agreement had been purchased, less an amount equal to the purchase price per share under the Stock Option Agreement multiplied by such number of shares.

            (m) Employment Agreements. The Company and each of Messrs. Dominick Gonella, Arthur Karmel, George S. Wenger, David Horowitz, Michael Kelly and Marysusan Fitzsimmons shall have entered into an agreement, in form satisfactory to Buyer and effective as of the Effective Time, acknowledging the Company's right to terminate such employee without cause during the first six months after the Effective Time. MCT Dairies, Inc. and Kenneth E. Meyers shall have entered into an agreement, in form reasonably satisfactory to Buyer and effective as of the Effective Time, terminating the existing employment agreement between MCT Dairies, Inc. and Mr. Meyers.

            3.02 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which (except for the condition set forth in Section 3.02(b)) may be waived by the Company:

            (a) Accuracy of Representations and Warranties, Compliance with Covenants. The representations and warranties of Buyer and Acquisition contained in Section 6.02 of this Agreement shall be true and correct in all material respects immediately prior to the Effective Time with the same effect as if such representations and warranties had been made immediately prior to the Effective Time; Buyer and Acquisition each shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by them at or prior to the Effective Time; and the Company shall have received a certificate signed on behalf of Buyer by an appropriate executive officer of Buyer to the effects set forth in this paragraph (a).

            (b) Stockholder Approval of Agreement and Merger. This Agreement and the Merger shall have been adopted at the meeting of the stockholders of the Company referred to in Section 2.02 hereof by the vote required by the Delaware Law and the Company's Certificate of Incorporation and By-Laws.

            (c) Corporate Action. All corporate action on the part of Buyer and Acquisition necessary to authorize the execution, delivery and consummation of this Agreement or any agreement or instrument contemplated hereby to which Buyer or Acquisition is or is to be a party or the transactions contemplated hereby or thereby shall have been duly and validly taken.

            (d) Absence of Litigation, Injunction. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting an order, judgment or decree (except those in which the Company is a plaintiff directly or derivatively) which, in the reasonable judgment of the Company, would, if issued, be reasonably likely to restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions or result in material damages to the Company, and there shall not be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated as so provided or any statute, rule or regulation enacted or promulgated that makes consummation of the transactions contemplated hereby illegal.

            (e) Opinion. The Company shall have received from Thuy-Nga T. Vo, counsel to Buyer and Acquisition, and Faegre & Benson LLP, special counsel to Buyer and Acquisition, their opinion letters, dated the date of the Effective Time, containing the opinions in substantially the forms of Exhibit D-1 and D-2 hereto, respectively.

            (f) HSR Act. All filings required prior to the Merger under the HSR Act shall have been made and all applicable waiting periods under the HSR Act shall have expired or been terminated.

                                   ARTICLE IV

                                     CLOSING

            4.01 Time and Place. Subject to the provisions of Articles III and V hereof, the closing (the "Closing") of the transactions contemplated hereby shall take place at the offices of Faegre & Benson LLP on the same business day as, and promptly following, the meeting of stockholders referred to in Section
2.02 hereof or at such other place or at such other time as Buyer and the Company may mutually agree upon for the Closing to take place.

            4.02 Deliveries at the Closing. Subject to the provisions of Articles III and V hereof, at the Closing:

            (a) There shall be delivered to Buyer, Acquisition and the Company the opinions, certificates, and other documents and instruments the delivery of which is contemplated under Article III hereof;

            (b) Acquisition and the Company shall cause the Certificate of Merger to be filed as provided in Section 1.03 hereof and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective; and

            (c) Subject to the rights of the Surviving Corporation to receive a refund of amounts remaining in the Fund nine months after the Effective Time under Section 1.09 hereof, Buyer or Acquisition shall irrevocably deposit with the Disbursing Agent the amount designated as the Fund in Section 1.09 hereof.

                                    ARTICLE V

                           TERMINATION AND ABANDONMENT

            5.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time whether before or after approval of the Merger by the stockholders of the Company and Acquisition:

            (a) by mutual written consent of Buyer, Acquisition and the Company;

            (b) by Buyer, Acquisition or the Company, if the Merger shall not have been consummated on or before March 1, 1998, which date may be extended by mutual agreement of Buyer, Acquisition and the Company, unless such failure of consummation shall be due to failure by the party seeking to terminate this Agreement to comply in all material respects with the terms, covenants and agreements contained in this Agreement;

            (c) by Buyer or Acquisition, if (i) any of the conditions set forth in Section 3.01 hereof shall become impossible to fulfill other than for reasons totally within the control of Buyer or Acquisition, and shall not have been waived pursuant to Section 8.03 hereof, or (ii) the stockholders of the Company shall fail to approve and adopt this Agreement and the Merger by the vote required by the Delaware Law and the Company's Certificate of Incorporation and By-Laws at the first meeting of stockholders called for that purpose or any adjournment thereof;

            (d) by the Company, if any of the conditions set forth in Section
3.02 hereof shall become impossible to fulfill other than for reasons totally within the control of the Company, and shall not have been waived pursuant to
Section 8.03 hereof;

            (e) by the Company, if the Company receives a bona fide Third Party Acquisition Offer which constitutes a Superior Acquisition and which Third Party Acquisition Offer the Board of Directors of the Company or the Special Committee accepts, approves or recommends; or

            (f) by Buyer or Acquisition, if the Board of Directors of the Company fails to call or hold a special meeting of stockholders or to conduct the vote to approve and adopt this Agreement and the Merger at the special meeting or any adjournment thereof or if the Board of Directors of the Company or the Special Committee fails to recommend the Merger to the Company's stockholders, withdraws or qualifies such recommendation or its approval of this Agreement or the Merger once given or takes any position or action that is inconsistent with such recommendation or accepts, recommends or approves a Third Party Acquisition Offer, whether or not as a result of the Board's or the Special Committee's exercise of its fiduciary duties.

            5.02 Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by one or more of the Company, Buyer or Acquisition pursuant to Section 5.01 hereof, written notice thereof shall forthwith be given to the other parties hereto and this Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement except as stated in Section 8.04 hereof or except with respect to a material breach by a party to this Agreement of any representation, warranty or covenant contained in this Agreement.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

            6.01 Representations and Warranties of the Company. The Company warrants and represents to Buyer and Acquisition, and their respective successors and assigns, as follows:

            (a) Corporate Organization and Qualification. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except such jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has delivered to Buyer and Acquisition a certified copy of its Certificate of Incorporation and its By-Laws and copies of all similar organizational documents and By-Laws of its subsidiaries. Each such copy is complete and correct.

            (b) Capitalization. The authorized capital stock of the Company at the date hereof consists of 10,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock. On the date hereof, 5,227,657 shares of Company Common Stock were issued and outstanding and 106,606 shares of Company Common Stock were held in the treasury of the Company. Of the 1,000,000 shares of authorized Company Preferred Stock, the Board of Directors of the Company has designated 60,000 shares as Series A 7.50% Cumulative Convertible Preferred Stock, of which, on the date hereof, 45,000 shares were issued and outstanding and no shares were held in the treasury of the Company. The Board of Directors of the Company has made no other designations of any series of Company Preferred Stock. Except as set forth above in this Section 6.01(b), the Company has no other issued or outstanding shares of capital stock. There are no outstanding subscriptions, options, warrants, or other rights to purchase Company Stock or any other capital stock or other equity securities of the Company or its subsidiaries or any calls or other agreements or commitments by which the Company or its subsidiaries are bound in respect of the Company Stock or other capital stock or other equity securities of the Company or its subsidiaries, whether issued or unissued, and no outstanding securities are convertible into or exchangeable for any such capital stock or other equity securities, except (i) Options to purchase up to an aggregate of 898,932 shares of Company Common Stock granted to the officers and employees of the Company and its subsidiaries and others listed in Section 6.01(b) of the Disclosure Schedule for the respective number of shares at the respective exercise prices listed therein beside their names, (ii) Warrants to purchase up to an aggregate of

125,003 shares of Company Common Stock granted to the persons listed in Section 6.01(b) of the Disclosure Schedule for the respective number of shares at the respective exercise prices listed therein beside ther names, (iii) the 45,000 shares of Company Preferred Stock which are convertible into Company Common Stock pursuant to a formula under which each share of Company Preferred Stock can be converted into a number of shares of Company Common Stock equal to (A) $50.00 plus an amount equal to all accrued and unpaid dividends on a share of Company Preferred Stock to the date fixed for conversion, divided by (B) $7.375 per share and (iv) the option and put rights of Kenneth E. Meyers contained in the Meyers Agreements to purchase and sell shares of common stock of MCT Dairies, Inc. There are no stock appreciation rights or phantom stock rights or performance shares outstanding with respect to the Company or any of its subsidiaries. All of the outstanding shares of capital stock of the Company and its subsidiaries are validly issued, fully paid and nonassessable. Except as set forth in Section 6.01(b) of the Disclosure Schedule, the Company has no subsidiaries except MCT Dairies, Inc. and Dakota Farms Cheese, Inc., 100% of the outstanding capital stock of each of which is owned by the Company, and Alpine Lace Fresh Deli- Express, Inc., 75% of the outstanding capital stock of which is owned by the Company, and in each case such capital stock is owned free and clear of all restrictions and encumbrances other than restrictions on transfer imposed by federal and state securities laws, and the Company owns no other equity securities of or equity interest in any other entity. None of the outstanding shares of capital stock of the Company or any of its subsidiaries or the Options or the Warrants were granted in violation of preemptive or similar rights. No Preferential Dividend Non-Payment, as defined in the certificate of designation establishing the Series A 7.50% Cumulative Convertible Preferred Stock of the Company, has occurred and no accrued or cumulative dividends on such Company Preferred Stock remain unpaid other than dividends that first accrued after September 15, 1997. There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party or of which the Company otherwise has knowledge with respect to the voting of capital stock of the Company.

            (c) Authority. The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company have been duly and effectively authorized by the Special Committee and the Board of Directors of the Company, and, except for approval of this Agreement by the stockholders of the Company as provided in Section 3.01(b) hereof, no further corporate action is necessary on the part of the Company to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. Notwithstanding anything stated herein, the consummation of the Merger is subject to the satisfaction of the conditions set forth in Section 3.02 hereof. Except as disclosed in Section 6.01(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company or its subsidiaries of the transactions contemplated hereby, (i) will conflict with or result in a breach of the Certificate of Incorporation or By-Laws, as currently in effect, of the Company or any of its subsidiaries, or (ii) require the consent or approval of any governmental authority having jurisdiction over any of the business or assets of the Company or any of its subsidiaries, or result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice or both would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit (except as expressly contemplated by this Agreement), or require notice to or the consent of any third party (except the filing and expiration or termination of the applicable waiting periods under the HSR

Act) or result in the creation of any lien on the assets of the Company or its subsidiaries under, any other instrument, contract or agreement to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, excluding from the foregoing clause
(ii) any consents, approvals, breaches, defaults or rights of termination, cancellation or acceleration or entitlements or notices or liens which, either individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or to impair the Company's ability to consummate the Merger or the other transactions contemplated hereby.

            (d) No Proceedings. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company or its subsidiaries of the transactions contemplated hereby, are being challenged by or are the subject of any pending or, to the knowledge of the Company, threatened litigation or governmental investigation or proceeding as of the date of this Agreement, or will violate any order, writ, injunction, decree, statute, rule or regulation presently applicable to the Company or any subsidiaries or any of their material properties or assets.

            (e) Securities Reports. (i) The Company has heretofore delivered to the Buyer and Acquisition, in the form filed with the SEC, its (x) Annual Report on Form 10-K for each of the fiscal years ended December 31, 1993 through 1996, inclusive, (y) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since May 1, 1993, and (z) all other reports or registration statements and all other filings (including amendments to previously filed documents) made by the Company with the SEC since January 1, 1993 (collectively, the "SEC Reports"), provided, however, that the Company has not delivered to the Buyer and Acquisition any Form 10-Q Reports for periods ended on or prior to December 31, 1996. No SEC Report (including any document incorporated by reference therein) contained, as of its filing date, any untrue statement of a material fact or omitted to state any fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and each SEC Report at the time of its filing complied as to form in all material respects with the applicable laws and rules and regulations of the SEC. Since January 1, 1993, the Company has filed in a timely manner all reports that it was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC. Each of the consolidated financial statements contained in the SEC Reports and the consolidated balance sheet of the Company and its subsidiaries at August 31, 1997 (a copy of which has been delivered to Buyer) was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presented in all material respects the consolidated assets, liabilities and financial position of the Company and its subsidiaries as at the respective dates thereof and, except for the period ended August 31, 1997, the consolidated results of operations and changes in financial position and changes in stockholders' equity of the Company and its subsidiaries for the periods indicated, subject in the case of interim financial statements to normal year-end adjustments and except that the interim financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles and except that the Company does not accrue vacation pay.

                  (ii) The Proxy Statement will not, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and will not, at the time of the meeting of stockholders to which the Proxy Statement relates or at the Effective Time omit to state any material fact necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting; except that no representation is made by the Company with respect to statements made or incorporated by reference into the Proxy Statement based on information furnished in writing to the Company by Buyer specifically for use in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

            (f) Taxes. (i) The Company has duly filed or caused to be filed all material federal, state, local, foreign and other tax returns, reports and declarations of estimated tax required to be filed by it or its subsidiaries before such filings became delinquent and has paid or established adequate reserves for the payment of all federal, state, local and foreign taxes and all other taxes, assessments, deficiencies, levies, imposts, duties, license fees, registration fees, withholdings or other similar governmental charges of every kind, character or description, and any interest, penalties or additions to tax imposed thereon (collectively, the "Taxes"), (x) shown on such returns which are due or (y) claimed by any taxing authority to be due. All such tax returns, reports and declarations of estimated tax are complete and accurate in all material respects.

                  (ii) All material amounts required to be withheld or collected by the Company or its subsidiaries for income taxes, social security taxes, unemployment insurance taxes and other employee withholding taxes have been so withheld or collected and either paid to the respective governmental authority or accrued and reserved against and entered upon the consolidated books of the Company and its subsidiaries as of the date of the most recent consolidated financial statements of the Company and its subsidiaries that have been delivered to Buyer.

                  (iii) For federal income tax purposes, all tax years ending on or before December 31, 1992 are closed or the statute of limitations has expired with respect thereto. Except as disclosed in Section 6.01(f) of the Disclosure Schedule, there is no action, suit, proceeding, audit, investigation or claim pending or, to the knowledge of the Company, threatened in respect of any Taxes for which the Company or any of its subsidiaries may become liable. No presently effective waiver of any statute of limitations with respect to any taxable year has been executed by the Company or its subsidiaries. There is no presently effective agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes against the Company or its subsidiaries, and no presently effective power of attorney granted by the Company or any of its subsidiaries with respect to any tax matters is currently in force.

                  (iv) No property of the Company or its subsidiaries is "tax exempt use property" within the meaning of Section 168(h) of the Code.

                  (v) Except as set forth in Section 6.01(f)(v) of the Disclosure Schedule, none of the Company or any of its subsidiaries has made any payment, or is a party to any contract, agreement or arrangement which could obligate it to make any payment that would, but for the provisions of clause
(ii) of Section 280G(b)(2)(A) of the Code, constitute a "parachute payment" within the meaning of Section 280G of the Code.

                  (vi) Except as set forth in Section 6.01(f)(vi) of the Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any tax sharing agreement.

            (g) Absence of Changes. Except as set forth in Section 6.01(g) of the Disclosure Schedule, since December 31, 1996, the Company and its subsidiaries have conducted their businesses and operations in the ordinary course of business, and no transaction or event of the type restricted or prohibited by Section 2.01(c) or (d) hereof has occurred. Since December 31, 1996 through the date of this Agreement, the amount spent or committed by the Company and its subsidiaries, in the aggregate, for the purchase, lease or other acquisition of any assets or properties, including capital assets but excluding inventory (including supplies) acquired in the ordinary course of business and excluding those items disclosed in Section 6.01(g) of the Disclosure Schedule, did not exceed $25,000.

            (h) Properties. The Company and its subsidiaries have good and marketable title to all real and personal properties reflected in the Company's consolidated balance sheet dated as of December 31, 1996 or acquired by the Company and its subsidiaries after December 31, 1996 (except for inventory and obsolete equipment sold or otherwise disposed of or the collection of accounts receivable since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, restrictions, encroachments, rights of third parties or other encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) inchoate mechanic"s, warehousemen"s, materialmen's or similar liens arising in the ordinary course of business, (iii) liens, encumbrances, restrictions, encroachments and easements, all with respect to tangible properties which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially detract from the value of or materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties, and (iv) existing mortgages, liens and encumbrances disclosed in the Company's consolidated balance sheet dated December 31, 1996. All real property owned by the Company and its subsidiaries is listed by address in Section 6.01(h) of the Disclosure Schedule. All leases of real or material personal property to which the Company or any of its subsidiaries is a party are valid, binding and enforceable in accordance with their respective terms, subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and except that the remedies of specific performance, injunctive and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought, and those in effect on the date hereof have been delivered to Buyer and are listed in Section 6.01(h) of the Disclosure Schedule, and neither the Company nor its subsidiaries nor, to the knowledge of the Company, any other party thereto is in material default under or in respect of any such lease, the result of which default could have, individually or in the aggregate, together with all other such defaults, a Material Adverse Effect. The real property described in Section 6.01(h) of the Disclosure Schedule as being owned by the Company and its subsidiaries and the real property subject to the leases listed in Section 6.01(h) of the Disclosure Schedule constitute the only real property used by the Company and its subsidiaries in the conduct of their businesses. The buildings, plants, structures and equipment of the Company and its subsidiaries that are used in the operation of their respective businesses are in good operating condition and repair (ordinary wear and tear excepted) and do not encroach upon any property not owned or leased by the Company or its subsidiaries. Except as set forth in Section 6.01(h) of the Disclosure Schedule all the inventory owned by the Company and its subsidiaries, to the extent not covered by adequate reserves, is in good condition, and the finished goods inventory of the

Company and its subsidiaries is salable in the ordinary course of business.

            (i) Contracts. All Contracts (as hereinafter defined) in effect on the date hereof are valid and binding agreements of the Company or its subsidiaries in full force and effect, and neither the Company nor its subsidiaries nor, to the knowledge of the Company, any other party thereto is in default under or in respect of any such Contract, the result of which default could have, individually or in the aggregate, together with all other such defaults, a Material Adverse Effect. All such Contracts in effect on the date hereof have been delivered to Buyer and Acquisition and are listed in Section 6.01(i) of the Disclosure Schedule.

            As used herein, "Contract" shall mean any of the following agreements or contracts to which the Company or any of its subsidiaries is a party or by which any of them or their assets are bound: (i) non-compete agreements, (ii) royalty agreements and licenses (as licensor or licensee) of any material patents, trademarks, trade names, service marks, copyrights or software (other than non-negotiated licenses of generally available commercial software), (iii) agreements for the purchase or sale of products or services under which the undelivered balance of such products or services has a price in excess of $25,000, (v) agreements evidencing, securing or guaranteeing indebtedness for borrowed money, (vi) agreements with distributors, sales representatives and brokers, (vii) agreements for capital expenditures the unpaid obligations of the Company or its subsidiaries under which exceed $25,000, (viii) agreements for the purchase or sale of any business, division or subsidiary by or to the Company or its subsidiaries, (ix) agreements with officers, directors, beneficial owners of 5% or more of the outstanding Company Stock (or any ascendant, descendent, sibling or spouse of any such person) or any trust, partnership, corporation or other entity in which any of such persons has at least a 5% equity interest ("Associates"), (x) agreements entered into other than in the ordinary course of business and (xi) agreements in which the aggregate amount to be paid or received by the Company and its subsidiaries exceeds $25,000.

            (j) Intellectual Property. Section 6.01(j) of the Disclosure Schedule sets forth a true and correct list of all material patents, trademarks, trade names, service marks and copyrights, and applications therefor, which are held by any of the Company or its subsidiaries, and a listing of all recipes constituting trade secrets of the Company or its subsidiaries (the "Intellectual Property"). No patents, trademarks, trade names, service marks, copyrights or recipes are used by the Company or its subsidiaries in the conduct of their businesses except the Intellectual Property or those licensed pursuant to licenses listed in Section 6.01(i) of the Disclosure Schedule or non-negotiated licenses of generally available commercial software. The operation by the Company and its subsidiaries of their respective businesses has not infringed on any patent, trademark, trade name, service mark, copyright or recipe of any other person or entity, and none of the Company or its subsidiaries has made use of any invention, process, technique, confidential information or trade secret in violation of the rights of any other person or entity, and the Company has no knowledge of any allegations by any other person or entity to the contrary. The Company has no knowledge of any pending patent, trademark, trade name, service mark or copyright application of any other person or entity which, if issued or registered, would be infringed upon by the operations of the Company or any of its subsidiaries, in each case in a way which is reasonably likely to have a Material Adverse Effect. To the knowledge of the Company, except as set forth in
Section 6.01(j) of the Disclosure Schedule, no other person or entity is infringing in any material respect upon the Intellectual Property or is making use of any material invention, process, technique, confidential information or trade secret in violation of the rights of any of the

Company or its subsidiaries, nor would any other person or entity be infringing in any material respect upon any pending patent, trademark, trade name, service mark, copyright application or recipe of the Company or any of its subsidiaries in the event that any of the foregoing becomes registered or issued. The Company and its subsidiaries have taken all steps reasonably required to maintain the Intellectual Property, including timely payment of all fees and timely filing of all documents required under intellectual property laws and regulations, except where the failure to timely pay such fees or timely file such documents is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. None of the Company or its subsidiaries has used or enforced, or failed
o use or enforce, any of the Intellectual Property in any manner which is reasonably likely to limit its validity or result in its invalidity, or has received any notice that any of the Intellectual Property has been declared unenforceable or otherwise invalid by any governmental entity, except where such invalidity or unenforceability is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 6.01(j) of the Disclosure Schedule, no employees of the Company or any of its subsidiaries have any rights with respect to the Intellectual Property.

            (k) Undisclosed Liabilities. There are no material liabilities of the Company or its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities disclosed or set forth in the Company's consolidated balance sheet dated December 31, 1996, (ii) liabilities incurred in the ordinary course of business since December 31, 1996 or that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect, provided that the existence of any such liability does not otherwise constitute a material misrepresentation under this Agreement, (iii) liabilities under, or required to be incurred under, this Agreement, (iv) liabilities under contracts and agreements (other than those in default) set forth in Section 6.01(i) of the Disclosure Schedule or the non-disclosure of which therein does not constitute a misrepresentation under Section 6.01(i) of this Agreement, and (v) tax liabilities disclosed in Section 6.01(f) of the Disclosure Schedule or the non-disclosure of which therein does not constitute a misrepresentation under
Section 6.01(f) of this Agreement.

            (l) Litigation. Except as disclosed in Section 6.01(l) of the Disclosure Schedule, there are no claims (including product liability claims), litigation, arbitrations, administrative proceedings, abatement orders or investigations of any kind pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries or any of their officers, employees or directors in connection with the business or affairs of the Company or its subsidiaries, which, if decided adversely to the Company, its subsidiaries, or such officer, employee or director, are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

            (m) Compliance with Laws. The Company and its subsidiaries have substantially complied with, and are not in material default under or in violation of, any laws, ordinances and regulations or other governmental restrictions, orders, judgments or decrees applicable to their respective businesses, including individual products marketed by them, which default or violation is reasonably likely to have, individually or in the aggregate together with all other such defaults or violations, a Material Adverse Effect.

            (n) Licenses and Permits. All licenses, franchises, permits and other governmental authorizations of the Company and its subsidiaries are valid and sufficient for all businesses presently carried on by the Company and its subsidiaries, and the Company and its subsidiaries are not in violation of any such license, franchise, permit or other governmental authorization the result of which would be reasonably likely to have, individually or in the aggregate, together with all other such violations, a Material Adverse Effect. All such material licenses, franchises, permits and other governmental authorizations in effect on the date hereof are listed in Section 6.01(n) of the Disclosure Schedule.

            (o) Brokers; Finders. Except for the fees of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which the Company agrees to pay, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement, based on any arrangement, understanding, commitment or agreement made by or on behalf of the Company or its subsidiaries, obligating the Company, Buyer or Acquisition to pay such claim.

            (p) Employee Plans. (i) Each employee pension benefit plan ("Pension Plan"), as such term is defined in Section 3 of ERISA, each employee welfare benefit plan ("Welfare Plan"), as such term is defined in Section 3 of ERISA, and each deferred compensation, bonus, incentive, stock incentive, option, stock purchase or other employee benefit plan, agreement, commitment or arrangement ("Benefit Plan") which is maintained by the Company or any of its Affiliates (as hereinafter defined) or to which the Company or any of its Affiliates contributes or is under any obligation to contribute (collectively, the "Employee Plans") has been delivered to Buyer and Acquisition and is listed in
Section 6.01(p) of the Disclosure Schedule. In addition, copies of the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan and copies of the annual reports (Form 5500 Series) required to be filed with any governmental agency for each Pension Plan and each Welfare Plan for the three most recent plan years of each such plan have been delivered to Buyer and Acquisition.

                  (ii)The Company and each of its Affiliates have made on a timely basis all contributions or payments required to be made by them pursuant to the terms of the Employee Plans, ERISA, the Code or other applicable laws, unless such contributions or payments that have not been made are immaterial in amount and the failure to make such payments or contributions will not materially affect the Employee Plans. With respect to each Pension Plan which is subject to Title I, Subtitle B, Part 3 of ERISA (concerning "Funding"), the funding method used in connection with such Pension Plan is acceptable under ERISA and the actuarial assumptions used in connection with funding such Pension Plan, in the aggregate, are reasonable (taking into account the experience of such Pension Plan and reasonable expectations). The actuarial present value (based upon the same actuarial assumptions as those heretofore used for funding purposes) of all vested and nonvested accrued benefits (whether on account of retirement, termination, death or disability) under each such Pension Plan does not exceed the net fair market value of the assets held to fund each such Pension Plan.

                  (iii) Each Employee Plan (and any related trust or other funding instrument) has been administered in all material respects in compliance with its terms and in both form and operation is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws and regulations, and all reports required to be filed with any government agency with respect to each Pension Plan and each Welfare Plan have been timely filed. The Company has no knowledge of facts that would cause the Internal Revenue Service to disqualify any Pension Plan which is intended to be a tax-qualified plan under Section 401(a) of the Code.

                  (iv) There are no inquiries or proceedings pending or, to the knowledge of the Company, threatened by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC"), or any participant or beneficiary with respect to any Employee Plan or any other plan in the past maintained by the Company or any of its Affiliates or to which the Company or any of its Affiliates have ever been under an obligation to contribute. Neither the Company nor, to the knowledge of the Company, any plan fiduciary of any Pension Plan or Welfare Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA) or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code, or is subject to any excise tax imposed by the Code or ERISA with respect to any Employee Plan.

                  (v) Neither the Company nor any of its Affiliates has ever been a sponsor of, contributed to, or been under an obligation to contribute to any "multi-employer plan", as such term is defined in Section 3(37) of ERISA.

                  (vi) Neither the Company nor any of its Affiliates has any unpaid liability to the PBGC. The Company has paid all premiums (and interest and penalties for late payments, if applicable) due the PBGC with respect to each Pension Plan for each plan year thereof for which such premiums are required. In addition, no "reportable event" (as defined in Section 4043(b) of ERISA) has taken place with respect to any Employee Plan and no filing has been made by the Company or any Affiliate with the PBGC or the Internal Revenue Service to terminate any Employee Plan.

                  (vii) For purposes of this Section 6.01(p), the term "Affiliate" includes (A) any trade or business with which the Company is under common control within the meaning of Section 4001(b) of ERISA, (B) any corporation with which the Company is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, (C) any entity with which the Company is under common control within the meaning of Section 414(c) of the Code, (D) any entity with which the Company is a member of an affiliated service group within the meaning of Section 414(m) of the Code, and
(E) any entity with which the Company is aggregated under Section 414(o) of the Code.

            (q) Labor Matters. There are no existing labor disputes or disturbances which are reasonably likely to have a Material Adverse Effect. The employees of the Company and its subsidiaries are not represented by any union or association, and there are no pending or, to the Company's knowledge, threatened representational questions concerning the employees of the Company or its subsidiaries. Neither the Company nor any of its subsidiaries is subject to any collective bargaining agreement with any union or other association for employees.

            (r) Environmental. Except as set forth in Section 6.01(r) of the Disclosure Schedule:

                  (i) Neither the Company nor any of its subsidiaries has received written notice of, or to the knowledge of the Company is subject to, any pending or threatened action, cause of action, claim or investigation alleging liability under or non-compliance with any applicable federal, state or local laws or regulations relating to pollution or the protection of human health or the environment ("Environmental Laws"), except for such actions, causes of action, claims or investigations which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

                  (ii)To the knowledge of the Company, there has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind (collectively, "Release") on, beneath, above or into any of the real property currently owned, leased or operated by the Company or any of its subsidiaries (collectively, the "Current Property"), or any of the real property formerly owned, leased or operated by the Company or any of its subsidiaries (collectively, the "Former Property"), of any pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, infectious wastes, radioactive materials, materials, petroleum (including without limitation crude oil or any fraction thereof) or solid wastes, including without limitation those defined in any Environmental Law ("Hazardous Materials"), except for any Releases which have been investigated and cleaned up and which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

                  (iii) Neither of the Company nor any of its subsidiaries has been identified as a potentially responsible party at a site listed in the National Priorities List.

                  (iv) To the knowledge of the Company, no Current Property is or ever has been used by the Company, and no Former Property was used by the Company during the Company's or any of its subsidiaries' period of ownership or operation thereof, or by any other person or entity under the Company's control for the storage, disposal, generation, manufacture, refinement, transportation, production or treatment of any Hazardous Materials in such a manner as to require a permit under the Resource Conservation and Recovery Act, 42 U.S.C. ' 6901, et seq.

                  (v) To the knowledge of the Company, there are no underground storage tanks, injection wells or landfills located on the Current Property, and there are no asbestos-containing materials or polychlorinated biphenyls (PCBs) located on the Current Property in such form, quantities or condition which create any material unpaid liability or obligation of the Company or any of its subsidiaries under any Environmental Laws.

            (s) Suppliers and Customers. Section 6.01(s) of the Disclosure Schedule lists the names of the ten largest branded customers, the ten largest non-branded customers and the ten largest suppliers (by dollar volume, indicating the same) of the Company and its subsidiaries, taken as a whole, for each of (i) the 12-month period commencing January 1, 1996 and ending on December 31, 1996 and (ii) the six-month period commencing January 1, 1997 and ending on June 30, 1997. No such branded customer and no such supplier has canceled, or otherwise so modified in a manner materially adverse to the Company and its subsidiaries, taken as a whole, or given notice to the Company or any of its subsidiaries of an intention to so cancel or otherwise so modify, its business relationship with the Company or any of its subsidiaries and, to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement and the Merger Agreement will not materially and adversely affect any such business relationship.

            (t) Recalls. Except as set forth in Section 6.01(t) of the Disclosure Schedule, no products of any of the Company or its subsidiaries have been recalled voluntarily or involuntarily since January 1, 1995. No such recall is being considered by the Company or any of its subsidiaries or, to the knowledge of the Company, has been requested or ordered by any governmental entity or consumer group.

            (u) Insurance. Section 6.01(u) of the Disclosure Schedule contains a list of all insurance policies maintained by the Company and its subsidiaries, together with a brief description of the coverages afforded thereby. All of such insurance policies are in full force and effect, and none of such insurance policies will terminate or lapse as a result of the consummation of the transactions contemplated by this Agreement.

            (v) Bank Accounts. Section 6.01(v) of the Disclosure Schedule sets forth a list of (i) each account or safe deposit box maintained by the Company or any of its subsidiaries with any bank or other financial institution, and
(ii) the names of all persons authorized to draw thereon or have access thereto.

            (w) Delaware Law Section 203. All necessary approvals have been granted by the Special Committee and the Board of Directors of the Company under
Section 203 of the Delaware Law so that neither the granting of the Irrevocable Proxies nor any acquisition of beneficial ownership of Company Stock by Buyer, Acquisition or any of Buyer's other affiliates after the execution of this Agreement will limit, delay or impair the consummation of the Merger or any other transaction with the Company or any of its subsidiaries by Acquisition, Buyer or any of Buyer's other affiliates pursuant to Section 203 of the Delaware Law.

            (x) Stockholder Voting Requirement. The only stockholder vote necessary to consummate the Merger under Delaware Law and the Company's Certificate of Incorporation and By-Laws is the affirmative vote of the holders of a majority of the Company Common Stock.

            (y) Associate Transactions. Except as set forth in Section 6.01(y) of the Disclosure Schedule, no Associate (i) furnishes or sells services or products that the Company or its subsidiaries furnishes or sells, or proposes to furnish or sell, (ii) purchases from or sells or furnishes to, the Company or its subsidiaries, any goods or services, or (iii) owns or leases property, real or personal, that is used by the Company or its subsidiaries.

            (z) Accounts Receivable. All accounts receivable of the Company and its subsidiaries arose in the ordinary course of business out of bona fide transactions at the aggregate amounts thereof. All accounts receivable shown on the consolidated balance sheet of the Company as of June 30, 1997 are carried at values determined in accordance with generally accepted accounting principles consistently applied on a reasonable basis. As of June 30, 1997, none of the accounts receivable of the Company or its subsidiaries is subject to any claim of offset, recoupment, setoff or counter-claim except to the extent reserved against and entered upon the books of the Company and its subsidiaries as of the June 30, 1997 consolidated financial statements of the Company and its subsidiaries. Since June 30, 1997, none of the accounts receivable of the Company or its subsidiaries is subject to any claim of offset, recoupment, setoff or counterclaim except to the extent reserved against and entered on the books of the Company and its subsidiaries in accordance with the historical practices of the Company. No accounts receivable are contingent upon the performance by the Company of any obligation or contract.

            6.02 Representations and Warranties of Buyer and Acquisition. Each of Buyer and Acquisition warrants and represents to the Company, and its successors and assigns, as follows:

            (a) Corporate Organization. Each of Buyer and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Buyer is incorporated in Minnesota and Acquisition is incorporated in Delaware. Buyer and Acquisition each will, within ten days after the date hereof, deliver to the Company a certified copy of their respective Articles or Certificate of Incorporation and By-Laws. Each such copy will be complete and correct.

            (b) Capitalization. The authorized capital stock of Acquisition as of the date hereof consists of 1,000 shares of Acquisition Common Stock, of which 1,000 shares are outstanding as of the date hereof. Acquisition has no subsidiaries and was formed solely to facilitate the Merger.

            (c) Authority. Buyer and Acquisition have the corporate power to execute this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Buyer and Acquisition have been duly and effectively authorized by the respective Boards of Directors of Buyer and Acquisition, and by Buyer as the sole stockholder of Acquisition, and no further corporate action is necessary on the part of Buyer or Acquisition to make this Agreement valid and binding on Buyer and Acquisition. This Agreement has been duly and validly executed and delivered by Buyer and Acquisition and constitutes a valid and binding agreement of Buyer and Acquisition, enforceable against Buyer and Acquisition in accordance with its terms. Notwithstanding anything stated herein, the consummation of the Merger is subject to the satisfaction of the conditions set forth in Section 3.01 hereof. Neither the execution and delivery of this Agreement by Buyer and Acquisition, nor the consummation by Buyer or Acquisition of the transactions contemplated hereby, (i) will conflict with or result in a breach of the Articles or Certificate of Incorporation or By-Laws, as currently in effect, of Buyer or Acquisition, or (ii) require the consent or approval of any governmental authority having jurisdiction over any of the business or assets of Buyer or Acquisition, or result in a breach of or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit or require notice to or the consent of any third party (except the filing required and the expiration or termination of the applicable waiting periods under the HSR Act) under, any other instrument, contract or agreement to which Buyer or Acquisition is a party or by which either of them or any of the properties or assets of either of them may be bound, excluding from the foregoing clause (ii) any consents, approvals, breaches, defaults or rights of termination, cancellation or acceleration or entitlements or notices which, either individually or in the aggregate, are not reasonably likely to have a material adverse effect on the business, operations, results of operations, properties, assets, prospects or condition, financial or otherwise, of Buyer or impair Buyer's or Acquisition's ability to consummate the Merger or the other transactions contemplated hereby.

            (d) No Proceedings. Neither the execution and delivery of this Agreement by Buyer or Acquisition, nor the consummation by Buyer or Acquisition of the transactions contemplated hereby, are being challenged by or are the subject of any pending or, to the knowledge of Buyer or Acquisition, threatened litigation or governmental investigation or proceeding as of the date of this Agreement, or will violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or Acquisition or any of their material properties or assets.

            (e) Finders; Brokers. Except for fees to Janney Montgomery Scott, which Buyer agrees to pay, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement, based on any arrangement, understanding, commitment or agreement made by or on behalf of Buyer or Acquisition, obligating the Company, Buyer or Acquisition to pay such claim.

            (f) Financial Ability to Perform. Buyer has cash funds available sufficient to make all cash payments required to be made for Company Stock under this Agreement.

            (g) Proxy Statement. None of the information supplied or to be supplied in writing by Buyer or Acquisition specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and will not, at the time of the meeting of stockholders to which the Proxy Statement relates or at the Effective Time omit to state any material fact necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting.

                                   ARTICLE VII

                  OFFICERS' AND DIRECTORS' INDEMNIFICATION,
                DIRECTORS' AND OFFICERS' LIABILITY INSURANCE,
                              EMPLOYEE CONTRACTS

            7.01 IndemnificationAll rights to indemnification and exculpation existing in favor of any present or former director, officer or employee of the Company or any of its subsidiaries (an "Indemnified Party") as provided in the Company's Certificate of Incorporation or By-Laws or the certificate or articles of incorporation, by-laws or similar organizational documents or by-laws of any of its subsidiaries as in effect on the date hereof shall survive the Merger for a period of three years with respect to matters occurring at or prior to the Effective Time and no action taken during such three-year period shall be deemed to diminish the obligations set forth in this Section 7.01.

            7.02 Directors and Officers Liability For a period of three years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect either (i) the current policy of directors" and officers" liability insurance maintained by the Company (provided that Buyer or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respects to the indemnified parties thereunder) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.02 more than an amount per year equal to 100% of the current annual premium (which current annual premium for the policy year ending May 8, 1998 the Company represents and warrants to be approximately $58,500 in the aggregate) paid by the Company for such existing insurance coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap, or (ii) a run-off (i.e., "tail") policy or endorsement with respect to the current policy of directors" and officers" liability insurance covering claims asserted within three years after the Effective Time arising from facts or events which occurred before the Effective Time.

            7.03 Employee ContractsAt the Effective Time, the Company shall terminate, and cause Carl T. Wolf and Marion F. Wolf to terminate, the existing employment agreements of Carl T. Wolf and Marion F. Wolf with the Company, and Buyer shall enter into the non-compete agreements with Carl T. Wolf and Marion
F. Wolf substantially in the forms of Exhibits B and C hereto, respectively.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

            8.01 Termination of Obligations, Covenants and Agreements. The respective obligations, covenants and agreements of the parties hereto, except for the obligations of Buyer and Acquisition pursuant to Sections 1.06, 1.07 and 1.09, and the obligations pursuant to Article VII, shall not survive the effectiveness of the Merger and shall terminate and be of no further force or effect upon the effectiveness of the Merger.

            8.02 Amendment and Modification. To the extent permitted by applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Company, Buyer and Acquisition at any time prior to the Effective Time with respect to any of the terms contained herein, except that after the meeting of stockholders contemplated by Section 2.02 hereof, the price per share to be paid pursuant to this Agreement to the holders of Company Stock shall in no event be decreased and the form of consideration to be received by the holders of Company Stock in the Merger shall in no event be altered without the approval of such holders.

            8.03 Waiver of Compliance; Consents. Any failure of Buyer or Acquisition, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein (except the conditions in Sections 3.01(b) and 3.02(b) of this Agreement) may be waived in writing by the Company or by Buyer and Acquisition, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.03.

            8.04 Expenses; Termination Fee.

            (a) Except as otherwise provided below in this Section 8.04, all expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

            (b) If this Agreement is terminated pursuant to Section 5.01 and provided Buyer is entitled to a Termination Fee under paragraph (c) or paragraph
(d) of this Section 8.04, the Company shall, at the same time as payment of the Termination Fee is required to be paid under paragraph (c) or paragraph (d) of this Section 8.04, as applicable, pay Buyer an amount equal to all reasonable out-of-pocket expenses incurred by or on behalf of Buyer or Acquisition in connection with the negotiation, preparation, financing, execution or consummation of this Agreement and the transactions contemplated hereby, including without limitation legal, accounting, travel, filing, printing, financing commitment and other reasonable fees and expenses; provided that the aggregate fees and expenses payable by the Company to Buyer pursuant to this Section 8.04(b) shall not exceed $500,000.

            (c) If this Agreement is terminated pursuant to Section 5.01(e) or 5.01(f), then the Company shall, within five business days after such termination, pay Buyer a fee (a "Termination Fee") of $2,000,000 in addition to the expenses set forth in paragraph (b) of this Section 8.04.

            (d) If (i) this Agreement is terminated by Buyer or Acquisition pursuant to Section 5.01(b) or 5.01(c)(i) as a result of a material breach by the Company of any representations, warranties or covenants contained in this Agreement or the failure of the conditions set forth in Section 3.01(c) or 3.01(k) or 3.01(m) of this Agreement to be satisfied, or is terminated by Buyer or Acquisition pursuant to Section 5.01(c)(ii), and (ii) prior to such termination (A) any person or group shall have informed the Company (or the Board or the Special Committee or any executive officer of the Company) that such person or group proposes, intends to propose, is considering proposing, or will or may, if the Merger is delayed, abandoned or not approved by the Company's stockholders, propose, a Third Party Transaction (as hereinafter defined), or (B) any such person or group or the Company publicly announces (including without limitation any filing with any federal or state office or agency) that such person or group has proposed, intends to propose, is considering proposing, or will or may, if the Merger is delayed, abandoned or not approved by the Company's stockholders, propose, a Third Party Transaction, and (iii) within one year after such termination a Third Party Transaction (whether or not involving such person or group) is consummated, then the Company shall, within five business days after such consummation, pay to Buyer the Termination Fee in addition to the expenses set forth in paragraph (b) of this
Section 8.04

            (e) In no event shall more than one Termination Fee be payable under this Section 8.04. As used herein, "Third Party Transaction" shall mean (i) an acquisition pursuant to a Third Party Acquisition Offer other than an acquisition of equity securities of the Company constituting less than 25% of the total equity interests in, and less than 25% of the total voting power of the then outstanding equity securities of, the Company, (ii) the adoption by the Company of a plan of liquidation or dissolution or (iii) the repurchase of, or recapitalization involving, more than 25% of the Company's outstanding equity securities or (iv) the payment of an extraordinary dividend or other distribution on Company Common Stock equal to at least 25% of the Company Common Stock's then current market price.

            8.05 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action.

            8.06 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or by express delivery service, effective when delivered, or mailed by registered or certified mail (return receipt requested), effective three business days after the mailing, to the parties at the following addresses (or at such other address for a party or to such other person's attention as shall be specified by like notice):

            (a)   If to Buyer or Acquisition, to it c/o:

                  (i)  if by personal delivery:

                                 Land O'Lakes, Inc.
                                 4001 Lexington Avenue N.
                                 Arden Hills, Minnesota 55126-2998
                                 Attention:  President

                  (ii)  if by mail:

                                 Land O'Lakes, Inc.
                                 P.O. Box 64101
                                 St. Paul, Minnesota 55164-0101
                                 Attention:  President

                  (iii)  if by express delivery:

                                 Land O'Lakes, Inc.
                                 1200 County Road F West
                                 Arden Hills, Minnesota 55112-2921
                                 Attention:  President

            with a copy to:

                                 Faegre & Benson LLP
                                 2200 Norwest Center
                                 90 South Seventh Street
                                 Minneapolis, Minnesota 55402
                                 Attention:  Philip S. Garon

            (b)   If to the Company, to it at:

                                 Alpine Lace Brands, Inc.
                                 111 Dunnell Road
                                 Maplewood, New Jersey  07040
                                 Attention:  President

            with a copy to:

                                 Kramer, Levin, Naftalis & Frankel
                                 913 Third Avenue
                                 New York, New York 10022
                                 Attention:  Thomas E. Constance

            8.07 Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties (except that Acquisition may assign to any other direct or indirect wholly-owned subsidiary of Buyer any and all rights and obligations of Acquisition under this Agreement, provided that any such assignment will not relieve Buyer from any of its obligations under this Agreement), and except as expressly set forth in
Article I and Article VII, this Agreement is not intended to confer upon any other person except the parties any rights or remedies hereunder.

            8.08 Interpretation.As used in this Agreement, unless otherwise expressly defined herein, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an incorporated organization and a government or any department or agency thereof;
(ii) the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act; (iii) the term "subsidiary" of any specified corporation shall mean any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation; and (iv) the term "knowledge" or any similar term shall mean the actual knowledge of any one or more of the directors of the Company or any of its subsidiaries or any of the employees of the Company or any of its subsidiaries listed in Section 8.08 of the Disclosure Schedule.

            8.09 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of laws rules.

            8.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            8.11 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

            8.12 Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein, together with the Confidentiality Agreement described in Section 2.12, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter except for the Confidentiality Agreement described in Section 2.12.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers on the date first above written.

                                   ALPINE LACE BRANDS, INC.


                                   By /s/ Carl T. Wolf
                                   ---------------------------------------------
                                     Its Chief Executive Officer
                                            (the Company)

                                   LAND O'LAKES, INC.


                                   By /s/ John E. Gherty
                                   ---------------------------------------------
                                     Its President and Chief Executive Officer
                                                    (Buyer)

                                   AVV INC.


                                   By /s/ Richard C. Anderson
                                   ---------------------------------------------
                                     Its President
                                                  (Acquisition)

                                                                     Exhibit A-1

                            Substance of Opinion of Local Counsel to the Company

                        No consent, approval, authorization or order of, or any
            registration, declaration or filing with, any New Jersey state governmental department, commission, board, bureau, agency or instrumentality is required for the execution or delivery by the Company of, or the consummation by the Company and its subsidiaries of the transactions contemplated by, the Agreement, or to enable the Company to continue to operate the business of the Company and its subsidiaries substantially in the manner now conducted, except such consents, approvals, authorizations, orders, registrations, declarations or filings as have been obtained or made and are in full force and effect.

In rendering the foregoing opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of government officials and of any officer or officers of the Company or its subsidiaries. Counsel may also assume the authenticity of all documents represented to such counsel to be originals, the conformity to original documents of all copies of documents submitted to such counsel, the accuracy and completeness of all corporate records made available to such counsel by the Company and its subsidiaries and their agents and the genuineness of all signatures not executed in such counsel's presence.


                                    A: A-1-1

                                                                     Exhibit A-2

           Substance of Opinion of Kramer, Levin, Naftalis & Frankel,
                         Special Counsel to the Company

      (i) Each of the Company and its subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate all of its properties and to carry on its business as now being conducted;

      (ii) Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except such jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect upon the Company and its subsidiaries, taken as a whole;

      (iii) The Company has the corporate power and authority to execute and deliver the Agreement, and to consummate the transactions contemplated thereby; and the execution and delivery of the Agreement, the consummation of the transactions contemplated hereby, and the execution and filing of the Certificate of Merger have been duly authorized by all requisite corporate action on the part of the Company and its stockholders;

      (iv) The Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of the Agreement by Buyer and Acquisition) is the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except (A) as such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights, and (B) that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought;

      (v) Neither the execution and delivery of the Agreement by the Company, nor the consummation by the Company or its subsidiaries of the transactions contemplated thereby, will conflict with or result in a breach of the Certificate of Incorporation or By-Laws, as currently in effect, of the Company or its subsidiaries;

      (vi) Neither the execution and delivery of the Agreement by the Company, nor the consummation by the Company and its subsidiaries of the transactions contemplated thereby, are being challenged by or are the subject of any pending or, to the best of our knowledge after due inquiry, threatened litigation or governmental investigation or proceeding (except those in which Buyer or Acquisition is a plaintiff directly or derivatively) or, to the best of our knowledge after due inquiry, will violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or its subsidiaries or any of their material properties or assets;

      (vii) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock;

      (viii)As of the date hereof, there are __________ shares of Company Common Stock issued and outstanding; of the Company Preferred Stock, the Board of Directors of the Company has designated 60,000 shares as Series A 7.50% Cumulative Convertible Preferred Stock, of which 45,000 shares are issued and outstanding; the Company has no other issued or outstanding shares of capital stock; except as disclosed in Section 6.01(b) of the Disclosure Schedule, to the best of our knowledge after due inquiry, there are no outstanding subscriptions, options, warrants, calls or other agreements or commitments to which the Company or its subsidiaries is bound in respect of the capital stock of the Company or its subsidiaries, whether issued or unissued, and there are no outstanding securities convertible into or exchangeable for any such capital stock; and all of the outstanding shares of capital stock of the Company and its subsidiaries are validly issued, fully paid and nonassessable; the Company owns of record 100% of the outstanding capital stock of MCT Dairies, Inc. and Dakota Farms Cheese, Inc. and 75% of the outstanding capital stock of Alpine Lace Fresh Deli-Express, Inc., and to the best of our knowledge after due inquiry, the Company holds such shares free and clear of all claims, liens, charges and encumbrances;

      (ix) To the best of our knowledge after due inquiry neither the execution and delivery of the Agreement by the Company, nor the consummation by the Company or its subsidiaries of the transactions contemplated thereby, will result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit (except as expressly contemplated by the Agreement, pursuant to the terms of the employment agreements listed in Section 6.01(i) of the Disclosure Schedule or the severance obligations set forth in
Section 6.01(p) of the Disclosure Schedule, and for the prepayment penalty discussed in Section 2.01(d) of the Disclosure Schedule), require the consent of any third party or result in the creation of any lien on the assets of the Company or its subsidiaries under, any material contact or agreement to which the Company or its subsidiaries is a party or by which any of them or any of their material properties or assets may be bound, except those that would not, individually or in the aggregate, have a material adverse effect upon the Company and its subsidiaries, taken as a whole;

      (x) Assuming all applicable requirements of the HSR Act have been complied with, no consent, approval, authorization or order of, or any registration, declaration or filing with, any federal, New York or Delaware state governmental department, commission, board, bureau, agency or instrumentality is required for the execution or delivery by the Company of, or the consummation by the Company and its subsidiaries of the transactions contemplated by, the Agreement, or to enable the Company to continue to operate the business of the Company and its subsidiaries substantially in the manner now conducted, except such consents, approvals, authorizations, orders, registrations, declarations or filings as have been obtained or made and are in full force and effect and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and

      (xi) Upon the filing of the Certificate of Merger with the Secretary of State of the State


                                    A: A-2-2
      of Delaware, the Merger will be effective in accordance with the terms and provisions of the Agreement, the Certificate of Merger and the laws of the State of Delaware.

            In rendering the foregoing opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of government officials and of any officer or officers of the Company or its subsidiaries. Counsel may also assume the authenticity of all documents represented to such counsel to be originals, the conformity to original documents of all copies of documents submitted to such counsel, the accuracy and completeness of all corporate records made available to such counsel by the Company and its subsidiaries and their agents and the genuineness of all signatures not executed in such counsel's presence.


                                    A: A-2-3

                                                                       Exhibit B

                              NON-COMPETE AGREEMENT

            THIS AGREEMENT is made and entered into this _____ day of _________, 199__ by and between Land O'Lakes, Inc., a Minnesota cooperative corporation with its principal place of business at 4001 Lexington Avenue North, Arden Hills, Minnesota 55126 (hereinafter referred to as "LOL"), and Carl Wolf, an individual residing at 627 Inwood Land, South Orange, New Jersey 07079 (hereinafter referred to as "Carl").

            WHEREAS, LOL, Alpine Lace Brands, Inc., a Delaware corporation ("Company"), and AVV Inc., a Delaware corporation and a wholly-owned subsidiary of LOL ("Acquisition"), have entered into an Agreement and Plan of Merger dated as of October 1, 1997 (the "Merger Agreement"), pursuant to which Acquisition shall merge with and into the Company and the existing stockholders of Company shall exchange their shares of capital stock of Company for cash; for purposes of this Agreement, the transactions contemplated by the Merger Agreement shall be referred to as "the Merger."

            WHEREAS, pursuant to the Merger Agreement, the execution and delivery of this Agreement is a condition precedent to LOL's obligation to consummate the Merger;

            WHEREAS, Carl co-founded Company and was actively involved in the creation and implementation of Company's Branded Products and Company's marketing strategies;

            WHEREAS, Carl has served as President and Chairman of the Board of Company; and

            WHEREAS, Carl's efforts have been a significant factor in Company's current name recognition and national prominence;

            WHEREAS, LOL believes that Carl has the capability of using his knowledge and skill to create a business enterprise which might be able to effectively compete with LOL with respect to the business which LOL is acquiring from Company;

            WHEREAS, Carl and Company are parties to an employment agreement dated January 4, 1993 ("Employment Agreement"), which LOL wishes to have terminated;

            WHEREAS, LOL is willing to provide the payments described herein in consideration of Carl's non-compete covenant and the termination of Carl's Employment Agreement and Carl's forfeiture of all compensation, benefits and other rights thereunder;

            NOW, THEREFORE, in consideration of the premises and the respective covenants and commitments of LOL and Carl set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LOL and Carl agree as follows:

1.    Term and Termination.

      A. Term. This Agreement shall have a term of five (5) years commencing on the effective date of the Merger (hereinafter referred to as the "Term").

      B. Termination. Except as otherwise specifically provided herein, this Agreement and the rights and obligations of LOL and Carl hereunder shall terminate immediately upon the occurrence of any of the following events, provided, however, that the payment obligations of LOL under paragraph 2A. (but not under 2B.) of this Agreement shall continue notwithstanding the occurrence of an event set forth in clause (i) or (ii) of this paragraph 1B:

            i.    In the event of Carl's death; or

            ii. In the event of a material breach of Carl's obligations hereunder, provided that such breach is not cured within thirty (30) days after Carl receives written notice thereof from LOL.

2.    Payment.

      A. As consideration for the termination of the Employment Agreement and Carl's forfeiture of all compensation, benefits and other rights thereunder, LOL shall make monthly payments in arrears to Carl in the amount of eight thousand three hundred thirty-three dollars and thirty-three cents ($8,333.33) per month during the Term of this Agreement.

      B. As consideration for the non-compete covenant set forth in paragraph 3, LOL shall make monthly payments in arrears to Carl in the amount of twenty thousand eight hundred thirty-three dollars and thirty-four cents ($20,833.34) per month during the Term of this Agreement.

3.    Non-Compete Covenant.

      A. Carl agrees that he will not, anywhere within the United States, directly or indirectly own, manage, operate, control, participate in, or be connected in any manner with the ownership, management, operation or control of any business which involves: producing, importing, distributing or marketing deli cheese or meat, dairy case cheese, foodservice cheese or meat; cheese trading; or producing, importing, distributing or marketing any other product or product group which is part of the business of LOL or any of its affiliates, including Company and its subsidiaries (all of which entities together with LOL shall be collectively referred to for purposes of this Agreement as "LOL Affiliates") at any time during the Term of this Agreement or was part of the business of LOL Affiliates during the two (2) years immediately preceding the effective date of this Agreement ("Effective Date"). Further, Carl agrees that he will not induce or attempt to persuade any agent, employee, or customer of one or more LOL Affiliates to terminate an existing employment, agency, or business relationship with any of LOL Affiliates in order to enter into any such relationship in competition with one or more LOL Affiliates. The duration of this non-compete covenant


                                     A: B-2
            shall be the five-year period commencing on the Effective Date. The obligations of this paragraph 3 shall survive any termination of this Agreement prior to the expiration of the Term. THE AGREED UPON CONSIDERATION TO BE PAID TO CARL HEREUNDER HAS BEEN NEGOTIATED AND BARGAINED FOR, AND IS TO BE RECEIVED IN FULL SATISFACTION OF CARL'S OBLIGATIONS UNDER THIS AGREEMENT.

      B. Carl acknowledges that the non-competition provisions of this paragraph 3 constitute a material inducement to LOL to enter into this Agreement, and LOL will be relying on the enforceability of the non-competition provisions of this paragraph 3 in performing LOL's obligations under this Agreement. Any reformation by any court of the scope, duration or other terms of this non-compete covenant shall result in an appropriate and equitable reformation of LOL's payment obligations under this Agreement.

      C. The foregoing non-competition provision shall not preclude Carl from owning less than two percent (2%) of any company, the stock of which is traded on any national or regional exchange or any established over-the-counter trading market, nor shall it preclude Carl from having any direct or indirect interest in any wholesale foodservice business or retail grocery or foodservice business or any restaurant to which LOL may consent in writing, which consent shall not be unreasonably withheld.

4. Confidential Information. Carl shall carefully guard and keep secret all trade secrets and confidential information concerning the business and affairs of LOL Affiliates ("Confidential Information"). Further, Carl shall not, at any time, whether during the Term of this Agreement or at a later time, directly or indirectly, disclose such Confidential Information to any person, firm, or corporation or other third party or use the same in any way unless he first secures the prior written consent of LOL. Carl acknowledges and agrees that the Confidential Information constitutes a unique and valuable asset of LOL acquired at great time and expense by LOL and its predecessors, and that any disclosure or use of the Confidential Information by Carl would be wrongful and would cause irreparable harm to LOL. During the term of this Agreement and at all times thereafter, Carl shall refrain from any acts or omissions that would materially reduce the value of the Confidential Information to LOL.

      In the event Carl becomes legally compelled to disclose any Confidential Information, Carl shall provide LOL with notice as soon as reasonably practicable so that LOL may seek a protective order or other appropriate remedy. If a protective order or other remedy is not obtained by LOL, Carl shall only furnish that portion of the Confidential Information which is legally required and shall exercise his best efforts to obtain a protective order or other reasonable assurance that LOL's Confidential Information shall be accorded confidential treatment. The foregoing obligations of this paragraph 4 shall survive the termination of this Agreement.

      The provisions of this paragraph 4 shall not apply to the following information:


                                     A: B-3

o Iinformation that was publicly available at the time Carl acquires it from LOL Affiliates;

o Information that subsequently becomes publicly available other than by Carl's breach of this Agreement;

o Information that was rightfully acquired by Carl from a source other than LOL Affiliates, their directors, employees, agents, or representatives, provided that such source is not, to the best of Carl's knowledge, prohibited from transmitting such information to Carl pursuant to any contractual, fiduciary, or legal obligation;

o Information that was independently developed by Carl without the use of the Confidential Information, as evidenced by written documentation; or

o Information as generally disclosed by LOL to third parties without similar obligations of confidentiality.

5. Return of Company Property. Carl represents and warrants that he has, as of the date of this Agreement, returned to Company all of Company's property, including, without limitation, all files, papers, and records of every kind, and any and all copies thereof, in Carl's possession or used by Carl in the performance of his employment by Company.

6. Indemnification and Release. Carl shall indemnify, defend, and hold harmless all LOL Affiliates and their respective directors, officers, members, employees, agents, representatives and consultants from and against any and all claims, demands, actions, causes of action, penalties, fines, damages, losses, liabilities, costs, and expenses (including, without limitation, court costs and reasonable fees of attorneys and other professionals) relating to, arising out of, or in any way connected with the breach of any of the terms of this Agreement by Carl. LOL shall indemnify, defend, and hold harmless Carl from and against any and all claims, demands, actions, causes of action, penalties, fines, damages, losses, liabilities, costs, and expenses (including, without limitation, court costs and reasonable fees of attorneys and other professionals) relating to, arising out of, or in any way connected with the breach of any of the terms of this Agreement by LOL. Carl hereby releases all LOL Affiliates, their officers, directors and members, from any and all claims and causes of action now existing or hereinafter arising that result from his being an officer, director, employee or shareholder of Company or any of its subsidiaries, provided that nothing stated herein shall affect his rights to indemnification as referenced in section 7.01 of the Merger Agreement. The foregoing obligations of this paragraph 6 shall survive the termination of this Agreement.

7. Notices. Any notices required hereunder shall be deemed to have been properly given if a written notice has been delivered to the party to whom notice is required to be given ("Addressee") by either (a) hand-delivering such notice to Addressee; or (b) enclosing such notice in a sealed envelope and sending it by certified mail, return receipt requested, postage prepaid, to Addressee at Addressee's address shown below, or at such other address as Addressee may hereafter designate in writing to the other party:


                                     A: B-4

      Carl Wolf                                 Land O'Lakes, Inc.
      627 Inwood Lane                           (i) if by personal delivery:
      South Orange, NJ 07079                    4001 Lexington Avenue N.
                                                Arden Hills, MN 55126-2998
                                                Attention: President

                                                (ii) if by mail:
                                                P.O. Box 64101
                                                St. Paul, MN 55164-0101
                                                Attention: President

                        With a copy to:   Faegre & Benson LLP
                                                2200 Norwest Center
                                                90 South Seventh Street
                                                Minneapolis, MN 55402-3901
                                                Attention: Philip S. Garon

8. Construction. Whenever possible, each provision of this Agreement shall be interpreted so that it is valid under applicable law. If any provision of this Agreement is to any extent found to be invalid, illegal or unenforceable in any respect under applicable law, that provision shall still be effective to the extent it remains valid, and the remainder of this Agreement also will continue to be valid. If any restriction contained in this Agreement is found to be too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be construed or re-written so as to be enforceable to the maximum extent permitted by law

9. Waiver. None of the provisions of this Agreement shall be considered waived by either party hereto unless the waiver is given in writing to the other party. A written waiver shall operate only as to the specific term or condition waived, and no written waiver shall be deemed to be a continuing waiver unless specifically stated to be continuing in effect.

10. Assignment. Carl may not assign, delegate, or transfer this Agreement or any of his rights or obligations hereunder without the prior written consent of LOL.

11. Headings. Titles and headings in this Agreement are for the convenience of reference only and do not form a part of this Agreement and shall in no way affect the interpretation hereof.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13. Advice of Counsel. No party, representative, or counsel for either party has acted as counsel for the other party with respect hereto. Each party represents that such party has sought and obtained any legal advice deemed necessary prior to entering into this Agreement. Each party hereto has had the opportunity to fully negotiate the terms hereof and to modify the draftsmanship of this Agreement. Therefore, the terms of this Agreement shall be construed and interpreted without any presumption,


                                     A: B-5
      inference, or rule requiring construction or interpretation against the party causing this Agreement to be drafted. No party or representative for such party shall act or be deemed to act as legal counsel or representative for the other party.

14. Entire Agreement. This writing constitutes the entire understanding of LOL and Carl and supersedes all previous agreements or negotiations with respect to the subject matter hereof. No modification, alteration, or change in the terms hereof shall be effective unless made in writing and signed by both LOL and Carl.

15. No Adequate Remedy. Carl agrees and understands that a breach by him of any provision of this Agreement may cause LOL irreparable injury and damage which cannot be reasonably and adequately compensated by damages at law. Carl therefore agrees that LOL shall be entitled, in addition to any other remedies legally available, to injunctive and/or other equitable relief to prevent a breach of this Agreement or any part hereof, and reasonable attorneys' fees enforcing this Agreement.

16. Termination of Employment Agreement. The parties specifically and mutually agree that the Employment Agreement is terminated effective immediately, and that neither party hereto has any liability or obligation whatsoever to the other under the terms of the Employment Agreement. In consideration of the payments provided by LOL to Carl hereunder, Carl releases Company, LOL and Acquisition from any and all claims or liabilities arising under the Employment Agreement and forfeits all rights he may have, including but not limited to rights to compensation and benefits, under the Employment Agreement.

17. Authorization. LOL represents and warrants that the execution, delivery and performance of this Agreement has been duly authorized.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                          LAND O'LAKES, INC.


                                    By
---------------------------------      ---------------------------------
CARL WOLF
                                          Its
                                              ---------------------------------


                                     A: B-6

                                                                       Exhibit C

                              NON-COMPETE AGREEMENT

            THIS AGREEMENT is made and entered into this ____ day of _________, 199__ by and between Land O'Lakes, Inc., a Minnesota cooperative corporation with its principal place of business at 4001 Lexington Avenue North, Arden Hills, Minnesota 55126 (hereinafter referred to as "LOL"), and Marion Wolf, an individual residing at 627 Inwood Land, South Orange, New Jersey 07079 (hereinafter referred to as "Marion").

            WHEREAS, LOL, Alpine Lace Brands, Inc., a Delaware corporation ("Company"), and AVV Inc., a Delaware corporation and a wholly-owned subsidiary of LOL ("Acquisition"), have entered into an Agreement and Plan of Merger dated as of October 1, 1997 (the "Merger Agreement"), pursuant to which Acquisition shall merge with and into the Company and the existing stockholders of Company shall exchange their shares of capital stock of Company for cash; for purposes of this Agreement, the transactions contemplated by the Merger Agreement shall be referred to as "the Merger;"

            WHEREAS, pursuant to the Merger Agreement, the execution and delivery of this Agreement is a condition precedent to LOL's obligation to consummate the Merger;

            WHEREAS, Marion co-founded Company and was actively involved in the creation and implementation of Company's Branded Products and Company's marketing strategies;

            WHEREAS, Marion has served as Vice-President, Food Service Division, of Company; and

            WHEREAS, Marion's efforts have been a significant factor in Company's current name recognition and national prominence;

            WHEREAS, LOL believes that Marion has the capability of using her knowledge and skill to create a business enterprise which might be able to effectively compete with LOL with respect to the business which LOL is acquiring from Company;

            WHEREAS, Marion and Company are parties to an employment agreement dated January 4, 1993 ("Employment Agreement"), which LOL wishes to have terminated;

            WHEREAS, LOL is willing to provide the payments described herein in consideration of Marion's non-compete covenant and the termination of Marion's Employment Agreement and Marion's forfeiture of all compensation, benefits and other rights thereunder;

            NOW, THEREFORE, in consideration of the premises and the respective covenants and commitments of LOL and Marion set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LOL and Marion agree as follows:

1.    Term and Termination.

      A. Term. This Agreement shall have a term of five (5) years commencing on the effective date of the Merger (hereinafter referred to as the "Term").

      B. Termination. Except as otherwise specifically provided herein, this Agreement and the rights and obligations of LOL and Marion hereunder shall terminate immediately upon the occurrence of any of the following events , provided, however, that the payment obligations of LOL under paragraph 2A. (but not under 2B.) of this Agreement shall continue notwithstanding the occurrence of an event set forth in clause (i) or (ii) of this paragraph 1B:

            i.    In the event of Marion's death; or

            ii. In the event of a material breach of Marion's obligations hereunder, provided that such breach is not cured within thirty (30) days after Marion receives written notice thereof from LOL.

2.    Payment.

      A. As consideration for the termination of the Employment Agreement and Marion's forfeiture of all compensation, benefits and other rights thereunder, LOL shall make monthly payments in arrears to Marion in the amount of two thousand five hundred dollars ($2,500) per month during the Term of this Agreement.

      B. As consideration for the non-compete covenant set forth in paragraph 3, LOL shall make monthly payments in arrears to Marion in the amount of ten thousand dollars ($10,000) per month during the Term of this Agreement.

3.    Non-Compete Covenant.

      A. Marion agrees that she will not, anywhere within the United States, directly or indirectly own, manage, operate, control, participate in, or be connected in any manner with the ownership, management, operation or control of any business which involves: producing, importing, distributing or marketing deli cheese or meat, dairy case cheese, foodservice cheese or meat; cheese trading; or producing, importing, distributing or marketing any other product or product group which is part of the business of LOL or any of its affiliates, including Company and its subsidiaries (all of which entities together with LOL shall be collectively referred to for purposes of this Agreement as "LOL Affiliates") at any time during the Term of this Agreement or was part of the business of LOL Affiliates during the two (2) years immediately preceding the effective date of this Agreement ("Effective Date"). The parties specifically agree that the business relationships described in Exhibit A do not constitute a violation of this covenant. Further, Marion agrees that she will not induce or attempt to persuade any agent, employee, or customer of one or more LOL Affiliates to terminate an existing employment, agency, or business relationship with any


                                     A: C-2
            of LOL Affiliates in order to enter into any such relationship in competition with one or more LOL Affiliates. The duration of this non-compete covenant shall be the five-year period commencing on the Effective Date. The obligations of this paragraph 3 shall survive any termination of this Agreement prior to the expiration of the Term. THE AGREED UPON CONSIDERATION TO BE PAID TO MARION HEREUNDER HAS BEEN NEGOTIATED AND BARGAINED FOR, AND IS TO BE RECEIVED IN FULL SATISFACTION OF MARION'S OBLIGATIONS UNDER THIS AGREEMENT.

      B. Marion acknowledges that the non-competition provisions of this paragraph 3 constitute a material inducement to LOL to enter into this Agreement, and LOL will be relying on the enforceability of the non-competition provisions of this paragraph 3 in performing LOL's obligations under this Agreement. Any reformation by any court of the scope, duration or other terms of this non-compete covenant shall result in an appropriate and equitable reformation of LOL's payment obligations under this Agreement.

      C. The foregoing non-competition provision shall not preclude Marion from owning less than two percent (2%) of any company, the stock of which is traded on any national or regional exchange or any established over-the-counter trading market, nor shall it preclude Marion from having any direct or indirect interest in any wholesale foodservice business or retail grocery or foodservice business to which LOL may consent in writing.

4. Confidential Information. Marion shall carefully guard and keep secret all trade secrets and confidential information concerning the business and affairs of LOL Affiliates ("Confidential Information"). Further, Marion shall not, at any time, whether during the Term of this Agreement or at a later time, directly or indirectly, disclose such Confidential Information to any person, firm, or corporation or other third party or use the same in any way, unless she first secures the prior written consent of LOL. Marion acknowledges and agrees that the Confidential Information constitutes a unique and valuable asset of LOL acquired at great time and expense by LOL and its predecessors, and that any disclosure or use of the Confidential Information by Marion would be wrongful and would cause irreparable harm to LOL. During the term of this Agreement and at all times thereafter, Marion shall refrain from any acts or omissions that would materially reduce the value of the Confidential Information to LOL.

      In the event Marion becomes legally compelled to disclose any Confidential Information, Marion shall provide LOL with notice as soon as reasonably practicable so that LOL may seek a protective order or other appropriate remedy. If a protective order or other remedy is not obtained by LOL, Marion shall only furnish that portion of the Confidential Information which is legally required and shall exercise her best efforts to obtain a protective order or other reasonable assurance that Confidential Information shall be accorded confidential treatment. The foregoing obligations of this paragraph 4 shall survive the termination of this Agreement.

      The provisions of this paragraph 4 shall not apply to the following information:

      o Information that was publicly available at the time Marion acquires it from LOL Affiliates;


                                     A: C-3

      o Information that subsequently becomes publicly available other than by Marion's breach of this Agreement;

      o Information that was rightfully acquired by Marion from a source other than LOL Affiliates, their directors, employees, agents, or representatives, provided that such source is not, to the best of Marion's knowledge, prohibited from transmitting such information to Marion pursuant to any contractual, fiduciary, or legal obligation;

      o Information that was independently developed by Marion without the use of the Confidential Information, as evidenced by written documentation; or

      o Information as generally disclosed by LOL to third parties without similar obligations of confidentiality.

5. Return of Company Property. Marion represents and warrants that she has, as of the date of this Agreement, returned to Company all of Company's property, including, without limitation, all files, papers, and records of every kind, and any and all copies thereof, in Marion's possession or used by Marion in the performance of her employment by Company.

6. Indemnification and Release. Marion shall indemnify, defend, and hold harmless all LOL Affiliates and their respective directors, officers, members, employees, agents, representatives and consultants from and against any and all claims, demands, actions, causes of action, penalties, fines, damages, losses, liabilities, costs, and expenses (including, without limitation, court costs and reasonable fees of attorneys and other professionals) relating to, arising out of, or in any way connected with the breach of any of the terms of this Agreement by Marion. LOL shall indemnify, defend, and hold harmless Marion from and against any and all claims, demands, actions, causes of action, penalties, fines, damages, losses, liabilities, costs, and expenses (including, without limitation, court costs and reasonable fees of attorneys and other professionals) relating to, arising out of, or in any way connected with the breach of any of the terms of this Agreement by LOL. Marion hereby releases all LOL Affiliates, their officers, directors and members, from any and all claims and causes of action now existing or hereinafter arising that result from her being an officer, director, employee or shareholder of Company or any of its subsidiaries, provided that nothing stated herein shall affect her rights to indemnification as referenced in section 7.01 of the Merger Agreement. The foregoing obligations of this paragraph 6 shall survive the termination of this Agreement.

7. Notices. Any notices required hereunder shall be deemed to have been properly given if a written notice has been delivered to the party to whom notice is required to be given ("Addressee") by either (a) hand-delivering such notice to Addressee; or (b) enclosing such notice in a sealed envelope and sending it by certified mail, return receipt requested, postage prepaid, to Addressee at Addressee's address shown below, or at such other address as Addressee may hereafter designate in writing to the other party:


                                     A: C-4

      Marion Wolf                        Land O'Lakes, Inc.
      627 Inwood Lane                    (i) if by personal delivery:
      South Orange, NJ 07079             4001 Lexington Avenue N.
                                         Arden Hills, MN 55126-2998
                                         Attention:  President

                                         (ii) if by mail:
                                         P.O. Box 64101
                                         St. Paul, MN 55164-0101
                                         Attention:  President

                      With a copy to:    Faegre & Benson LLP
                                         2200 Norwest Center
                                         90 South Seventh Street
                                         Minneapolis, MN 55402-3901
                                         Attention:  Philip S. Garon

8. Construction. Whenever possible, each provision of this Agreement shall be interpreted so that it is valid under applicable law. If any provision of this Agreement is to any extent found to be invalid, illegal or unenforceable in any respect under applicable law, that provision shall still be effective to the extent it remains valid, and the remainder of this Agreement also will continue to be valid. If any restriction contained in this Agreement is found to be too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be construed or re-written so as to be enforceable to the maximum extent permitted by law.

9. Waiver. None of the provisions of this Agreement shall be considered waived by either party hereto unless the waiver is given in writing to the other party. A written waiver shall operate only as to the specific term or condition waived, and no written waiver shall be deemed to be a continuing waiver unless specifically stated to be continuing in effect.

10. Assignment. Marion may not assign, delegate, or transfer this Agreement or any of her rights or obligations hereunder without the prior written consent of LOL.

11. Headings. Titles and headings in this Agreement are for the convenience of reference only and do not form a part of this Agreement and shall in no way affect the interpretation hereof.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13. Advice of Counsel. No party, representative, or counsel for either party has acted as counsel for the other party with respect hereto. Each party represents that such party has sought and obtained any legal advice deemed necessary prior to entering into this Agreement. Each party hereto has had the opportunity to fully negotiate the terms hereof and to modify the draftsmanship of this Agreement. Therefore, the terms of this Agreement shall be construed and interpreted without any presumption,


                                     A: C-5
      inference, or rule requiring construction or interpretation against the party causing this Agreement to be drafted. No party or representative for such party shall act or be deemed to act as legal counsel or representative for the other party.

14. Entire Agreement. This writing constitutes the entire understanding of LOL and Marion and supersedes all previous agreements or negotiations with respect to the subject matter hereof. No modification, alteration, or change in the terms hereof shall be effective unless made in writing and signed by both LOL and Marion.

15. No Adequate Remedy. Marion agrees and understands that a breach by her of any provision of this Agreement may cause LOL irreparable injury and damage which cannot be reasonably and adequately compensated by damages at law. Marion therefore agrees that LOL shall be entitled, in addition to any other remedies legally available, to injunctive and/or other equitable relief to prevent a breach of this Agreement or any part hereof, and reasonable attorneys' fees enforcing this Agreement.

16. Termination of Employment Agreement. The parties specifically and mutually agree that the Employment Agreement is terminated effective immediately, and that neither party hereto has any liability or obligation whatsoever to the other under the terms of the Employment Agreement. In consideration of the payments provided by LOL to Marion hereunder, Marion releases Company, LOL and Acquisition from any and all claims or liabilities arising under the Employment Agreement and forfeits all rights she may have, including but not limited to rights to compensation and benefits, under the Employment Agreement.

17. Authorization. LOL represents and warrants that the execution, delivery and performance of this Agreement has been duly authorized.


                                     A: C-6

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                         LAND O'LAKES, INC.


                                         By
------------------------------------        ---------------------------------
MARION WOLF
                                          Its
                                              ---------------------------------


                                     A: C-7

                                    EXHIBIT A

            Marion Wolf may continue the business of Market Finders Brokerage, Inc. ("MFBI") only to the following extent:

            1. MFBI may continue to receive commissions from Merkert Enterprises based on the business it does with MFBI pursuant to an existing agreement, as described in Schedule 6.01(y) to the Merger Agreement, provided that nothing herein stated shall limit the right of the Company to terminate its relationship with such broker and thereby terminate the commissions MFBI may otherwise receive from such broker.

            2. MFBI may continue to purchase the products listed in Schedule 1 from the countries set forth beside the names of such products in quantities per calendar year not to exceed those set forth beside the lists of such products listed in Schedule 1 pursuant to the import licenses described in Schedule 1 or any annual renewals of such import licenses.


                                     A: C-8

                                                                      Schedule 1

                              Control Number: 13475

                          Date of Issue: March 11, 1997

IMPORTER NAME/ADDRESS

Marion Wolf
Market Finders Brokers, Inc.
637 Inwood Lane
South Orange, NJ  07079

The Firm named herein is responsible for the conditions set forth at the end of this license.

The following licenses are valid beginning January 01, 1997 and will expire at midnight on December 31, 1997 unless revoked prior thereto.

================================================================================
License Number   HTS-Note       Country         Commodity         License    Fee
                 Number           of              Name            Amount    Paid
                                Origin         Description         Kilos
--------------------------------------------------------------------------------
1-A-643-7        Note 19     N Zeal       American-OT-CHD         4,535
--------------------------------------------------------------------------------
1-C-105-7        Note 18     EEC          Cheddar                 4,764
--------------------------------------------------------------------------------
1-6-297-7        Note 6      N Zeal       Butter                    542
--------------------------------------------------------------------------------
1-SU-691-7       Note 25     EEC          Swiss/Emmenthaler       4,574
--------------------------------------------------------------------------------
2-OT-25A-7       Note 16     EEC          Other Cheese-NSPF      38,000
--------------------------------------------------------------------------------
2-OT-465-7       Note 16     Canada       Other Cheese-NSPF       9,500
--------------------------------------------------------------------------------
2-SU-509-7       Note 14     ANY          Butter Substitutes     57,000
================================================================================

In accordance with Section 6.33 (7 CFR Part 6) of the import regulations, a fee will be charged with each license issued to a person or firm by the Department of Agriculture for costs incurred for administering the licensing system.

The fee for 1997 is $103.00 per license. Please remit the balance owed of $721.00 no later than May 1. Fee payments should be made by certified check or money order only, and made payable to the Treasurer of the United States. Payments should be mailed to the Dairy Import Licensing Group.


                                     A: C-9

                                                                     Exhibit D-1

Substance of Opinion of Thuy-Nga T. Vo Counsel to Buyer and Acquisition

      To the best of my knowledge after due inquiry, neither the execution and delivery of the Agreement by Buyer and Acquisition, nor the consummation by Buyer and Acquisition of the transactions contemplated thereby, will result in a breach of or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, require the consent of any third party (except the filing required and the expiration or termination of the applicable waiting periods under the HSR Act, which have occurred on or prior to the date of this Agreement) or result in the creation of any lien on the assets of Buyer or Acquisition under, any material contract or agreement to which Buyer or Acquisition is a party or by which either of them or any of the material properties or assets of either may be bound, except those that would not, individually or in the aggregate, have a material adverse effect on Buyer and its subsidiaries, taken as a whole.

      In rendering the foregoing opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of government officials and of any officer or officers of the Buyer and Acquisition. Counsel may also assume the authenticity of all documents represented to such counsel to be originals, the conformity to original documents of all copies of documents submitted to such counsel, the accuracy and completeness of all corporate records made available to such counsel by Buyer and Acquisition and their agents and the genuineness of all signatures not executed in such counsel's presence.


                                    A: D-1-1

                                                                     Exhibit D-2

Substance of Opinion of Faegre & Benson LLP, Special Counsel to Buyer and Acquisition

      (i) Each of Buyer and Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation;

      (ii) Each of Buyer and Acquisition has the corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby; and the execution and delivery of the Agreement, the consummation of the transactions contemplated thereby, and the execution and filing of the Certificate of Merger have been duly authorized by all requisite corporate action on the part of Buyer and Acquisition, respectively;

      (iii) The Agreement has been duly executed and delivered by each of Buyer and Acquisition, and (assuming the valid authorization, execution and delivery of the Agreement by the Company) is the legal, valid and binding agreement of Buyer and Acquisition enforceable against Buyer and Acquisition in accordance with its terms, except (A) as such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights, and
(B) that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought;

      (iv) Neither the execution and delivery of the Agreement by Buyer and Acquisition, nor the consummation by Buyer and Acquisition of the transactions contemplated thereby, will conflict with or result in a breach of the Articles of Incorporation or By-Laws, as currently in effect, of Buyer or the Certificate of Incorporation or By-Laws, as currently in effect, of Acquisition;

      (v) Neither the execution and delivery of the Agreement by Buyer or Acquisition, nor the consummation by Buyer or Acquisition of the transactions contemplated thereby, are being challenged by or are the subject of any pending or, to the best of our knowledge after due inquiry, threatened litigation or governmental investigation or proceeding (except those in which the Company is a plaintiff directly or derivatively) or, to the best of our knowledge after due inquiry, will violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or Acquisition or any of their properties or assets;

      (vi) Assuming all applicable requirements of the HSR Act have been complied with, no consent, approval, authorization or order of, or any registration, declaration or filing with, any federal, Minnesota or Delaware state governmental department, commission, board, bureau, agency or instrumentality is required for the execution and delivery by Buyer or Acquisition of, or the consummation by Buyer or Acquisition of the transactions contemplated by, the Agreement, except such consents, approvals, authorizations, orders, registrations, declarations or filings as have been obtained or made and are in full force and effect and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and

      (vii) Upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Merger will be effective in accordance with the terms and provisions of the Agreement, the Certificate of Merger and the laws of the State of Delaware.

      In rendering the foregoing opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of government officials and of any officer or officers of the Buyer and Acquisition. Counsel may also assume the authenticity of all documents represented to such counsel to be originals, the conformity to original documents of all copies of documents submitted to such counsel, the accuracy and completeness of all corporate records made available to such counsel by Buyer and Acquisition and their agents and the genuineness of all signatures not executed in such counsel's presence.


                                    A: D-2-2

APPENDIX B

DELAWARE GENERAL CORPORATION LAW

TITLE 8

ss. 262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares of fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

        LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

                               September 30, 1997

Board of Directors
Alpine Lace Brands, Inc.
111 Dunnell Road
Maplewood, NJ  07040

Gentlemen:

      Alpine Lace Brands, Inc. (the "Company"), Land O'Lakes, Inc. (the "Acquiror") and AVV Inc. (the "Acquisition Subsidiary"), a wholly owned subsidiary of the Acquiror, propose to enter into an agreement (the "Merger Agreement") pursuant to which the Acquisition Subsidiary will be merged with and into the Company in a transaction (the "Merger") in which (i) each outstanding share of the Company's common stock, par value $.01 per share, (the "Common Stock") will be converted into the right to receive $9.125 in cash and (ii) each outstanding share of the Company's preferred stock, par value $.01 per share (the "Preferred Stock"), will be converted into the right to receive cash in an amount equal to the product of (a) $9.125 multiplied by (b) an amount which is equal to the quotient of (x) $50.00 plus all accrued and unpaid dividends up to the effective time of the Merger on one share of the Preferred Stock divided by
(y) $7.375 (the Common Stock and the Preferred Stock are collectively referred to as the "Shares"). The Merger is subject to, among other things, the execution and delivery of non-compete agreements by the Acquiror and certain individuals specified in the Merger Agreement and the receipt of the requisite approval of the Company's shareholders at a special meeting called for such purpose.

      You have asked us whether, in our opinion, the proposed cash consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view to such holders.

      In arriving at the opinion set forth below, we have, among other things:

      (1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

      (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company;

      (3) Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

      (4) Reviewed the market prices and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

      (5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

      (6) Compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other transactions that we deemed to be relevant;

      (7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

      (8)   Reviewed a draft dated September 25, 1997 of the Merger Agreement;
            and

      (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

      We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In addition, in the ordinary course of our business, we may actively trade the Common Stock for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or as to any other action such shareholder should take in connection with the proposed Merger.

      On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by the holders of the Shares pursuant to the Merger is fair from a financial point of view to the holders of such Shares.

                                    Very truly yours,


                                    /s/ Merrill Lynch, Pierce, Fenner & Smith
                                             Incorporated

                                    MERRILL LYNCH, PIERCE, FENNER

                           ALPINE LACE BRANDS, INC.
                               111 Dunnell Road
                         Maplewood, New Jersey 07040

                              ------------------
                                    PROXY
                              ------------------

          This Proxy is solicited on behalf of the Board of Directors.


      The undersigned hereby appoints Carl T. Wolf and Kenneth E. Meyers as Proxies, each with the power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Alpine Lace Brands, Inc. held of record by the undersigned on November 7, 1997 at the Special Meeting of Stockholders to be held on December 5, 1997 or any adjournment or postponement thereof.


1. TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER DATED AS OF OCTOBER 1, 1997, AMONG ALPINE LACE BRANDS, INC., AVV INC. AND LAND O'LAKES, INC. AND THE MERGER PROVIDED FOR THEREIN.

                 |_|  FOR        |_|  AGAINST         |_| ABSTAIN

2. TO CONSIDER AND ACT UPON ANY OTHER BUSINESS AS MAY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, THE COMPANY'S TRANSFER AGENT.


      This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. (IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 and in the discretion of the named proxies with respect to any other matter that may properly come before the meeting or any adjournment or postponement thereof.)


                                           When signing as attorney, executor,
                                           administrator, trustee or guardian,
                                           please give full title as such. If a
                                           corporation, please provide the full
                                           name of the corporation and the
                                           signature of the authorized officer
                                           signing on its behalf.

                                           Dated                      , 1997
                                                 ---------------------
                                           Name of Corporation (if applicable)

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     Signature

(By) ---------------------------------------------------------------------------
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